Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-12859

                                3,200,000 Shares

                             Medical Resources, Inc.

                                  Common Stock

                              -------------------

     The 3,200,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being offered by Medical Resources, Inc. ("Medical Resources" or the "Company"). The Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "MRII." On October 24, 1996, the last reported sales price of the Common Stock on Nasdaq was $8 3/8 per share. See "Price Range of Common Stock and Dividend Policy."

     For a discussion of certain risks of an investment in the shares of Common Stock offered hereby, see "Risk Factors" on pages 6-10.

                              -------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                  Underwriting
                                    Price to      Discounts and      Proceeds to
                                    Public        Commissions *       Company+
Per Share ...................        $7.50           $0.45             $7.05
Total++ .....................     $24,000,000      $1,440,000        $22,560,000

----------
* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

+ Before deducting expenses of the offering payable by the Company estimated to be $465,000.

++ The Company has granted the Underwriters a 30-day option to purchase up to 480,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the total price to public will be $27,600,000, the total underwriting discounts and commissions will be $1,656,000 and the total proceeds to Company will be $25,944,000. See "Underwriting."

     The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New York, on or about October 30, 1996. The Underwriters include:

Dillon, Read & Co. Inc.                                        Smith Barney Inc.

                 The date of this Prospectus is October 25, 1996

     Map with dots illustrating the Company's Chicago Area, Northeast Region and Florida imaging center locations.

     Map of the United States with dots illustrating the Company's per diem healthcare staffing locations.















     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

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                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and consolidated financial statements (including the notes thereto) included elsewhere herein and in the other documents incorporated by reference in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. As used in this Prospectus, the "Company" and "Medical Resources" refers to Medical Resources, Inc. and its subsidiaries.

                                   The Company

     The Company specializes in the operation, management and acquisition of diagnostic imaging centers. The Company currently operates 37 outpatient diagnostic imaging centers located in the Northeast (18), Florida (12) and the Chicago area (7) and provides network management services to managed care organizations. The Company is rapidly growing and has increased the number of diagnostic imaging centers it operates from 11 at December 31, 1995 to 37 at August 30, 1996. In addition, through the Per Diem and Travel Nursing divisions of its wholly owned subsidiary, StarMed Staffing, Inc. ("StarMed"), the Company provides temporary healthcare staffing to acute and sub-acute care facilities nationwide.

     The Company's diagnostic imaging centers provide diagnostic imaging services to patients referred by physicians in a comfortable, service-oriented outpatient environment. At each of its centers, the Company provides management, administrative, marketing and technical services, as well as equipment and facilities, to physicians who interpret scans performed on patients. Medical services are provided by board-certified interpreting physicians, generally radiologists, with whom the Company enters into contracts. Thirty-five of the Company's 37 centers provide magnetic resonance imaging ("MR"), which accounts for a majority of the Company's imaging revenues. Many of the Company's centers also provide some or all of the following services: computerized tomography ("CT"), ultrasound, nuclear medicine, general radiology and fluoroscopy and mammography.

     The number of outpatient diagnostic imaging centers in the United States has grown from approximately 700 in 1984 to an estimated 2,200 in 1995. Ownership of outpatient diagnostic imaging centers is highly fragmented, with no dominant national provider. As of December 31, 1995, no entity owned more than 55 centers and the ten largest operators owned a total of approximately 200 centers, or less than 10% of the total number of centers. The Company believes that the environment faced by diagnostic imaging center operators is characterized by rising business complexity, growing control over patient flows by payors and reimbursement pressures that require center owners to seek operational efficiencies. In addition, the Company believes that public and private reforms in the healthcare industry emphasizing cost containment and accountability will continue to shift the delivery of imaging services from highly fragmented, individual or small center operators to companies operating larger multi-modality networks of centers.

     The Company's goal is to become the leading operator of diagnostic imaging centers in the country. The Company has implemented a strategy for growth which includes acquisitions as well as internal development of its existing operations. The Company intends to capitalize on the fragmented nature of the diagnostic imaging center industry through the acquisition of additional centers. The Company's strategy is to expand the scope and efficiency of its operations at its existing and acquired facilities by: (i) leveraging the geographic concentration of its centers;(ii) expanding the imaging services offered by its centers by upgrading existing technology and adding new modalities; (iii) applying sophisticated operating, financial and information systems and procedures; (iv) utilizing targeted local marketing programs; and
(v) developing its network management services to address more fully the needs of managed care providers.

     The Company has a successful record of acquiring imaging centers and integrating and improving their operations. Since the beginning of 1995, the Company has acquired 29 imaging centers through seven acquisitions, including 18 imaging centers resulting from the Company's acquisition (the "NMR Acquisition") on August 30, 1996 of NMR of America, Inc. ("NMR"). The Company believes that it will be able to continue to be a leader in the consolidation of the diagnostic imaging services industry because of its: (i) experience in identifying, structuring and completing acquisitions; (ii) ability to integrate effectively these acquisitions; (iii) size and financial resources; and (iv) existing presence in key geographic areas.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Company's temporary staffing business, StarMed, was founded in 1978 and acquired by the Company in August 1994. StarMed's Per Diem staffing division provides registered nurses, licensed practical nurses, nursing assistants, therapists and medical transcriptionists on a daily basis to healthcare facilities through 15 offices located in six states. StarMed's Travel Nursing division is operated from a central office in Tampa, Florida and provides registered nurses and operating room technicians for periods usually ranging from 8 to 26 weeks. StarMed commenced its per diem operations in March 1995 and, since such time, has opened 13 offices in six states. In addition, in January 1996, StarMed acquired a per diem healthcare staffing business in California and in June 1996, StarMed acquired a per diem healthcare staffing business in Florida. The Company's growth strategy for its temporary staffing business includes offering new services to clients, expanding the number of markets served by StarMed's Per Diem division and acquiring other companies in the temporary healthcare staffing industry in selected markets.

     Medical Resources ,was incorporated in Delaware in August 1990 and has its principal executive office at 155 State Street, Hackensack, New Jersey 07601, telephone number: 201-488-6230. Prior to the Company's incorporation, the Company's operations, which commenced in 1979, were conducted by corporations which are now among its subsidiaries.

                                  The Offering

Common Stock offered .................  3,200,000 shares

Common Stock to be outstanding after
  the offering .......................  16,649,853 shares(1)

Use of proceeds ......................  The net proceeds of this offering will be used to finance future acquisitions
                                        and internal growth, to repay the
                                        Company's outstanding indebtedness under its revolving lines of credit and for working capital and general corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol .......   MRII

----------
(1) Based on the number of shares outstanding as of September 25, 1996. Excludes 480,000 shares of Common Stock subject to an over-allotment option granted to the Underwriters. Also excludes an aggregate of 5,041,375 shares of Common Stock consisting of (i) 1,332,563 shares reserved for issuance pursuant to the Company's outstanding employee and director stock options,
     (ii) 1,657,375 shares reserved for issuance upon conversion of the Company's outstanding convertible debentures, (iii) 1,251,437 shares reserved for issuance pursuant to the Company's outstanding warrants and
     (iv) 800,000 shares issuable pursuant to the Company's 1995 acquisition of the assets of New England MRI, Inc., 200,000 of which are contingent upon the acquired centers achieving certain earnings objectives.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

           Summary Consolidated and Pro Forma Financial and Other Data
             (in thousands, except per share and supplemental data)

                                                      Year Ended December 31,                            Six Months Ended June 30,
                                  ----------------------------------------------------------------  -------------------------------
                                                                                           1995                            1996
                                    1991       1992      1993       1994       1995    Pro Forma(1)   1995      1996   Pro Forma(2)
                                    ----       ----      ----       ----       ----    ------------   ----      ----   ------------
Statement of Operations Data:
Net service revenues(3) ......... $ 39,622   $ 41,143  $ 45,242   $ 45,179   $ 51,994  $ 99,896     $ 24,879  $ 36,776   $ 55,345
Operating income ................    1,738      3,288       287      1,036      7,507    13,821        3,459     5,355      9,178
Income (loss) from continuing
  operations before extraordinary
  item ..........................   (1,078)       610    (2,055)    (1,093)     4,143     6,781        1,747     2,904      4,802
Income (loss) per share from
  continuing operations before
  extraordinary items:
  Primary ....................... $  (0.22)  $   0.11  $  (0.32)  $  (0.15)  $   0.53  $   0.51     $   0.24  $   0.33   $   0.35
  Fully diluted ................. $  (0.22)  $   0.11  $  (0.32)  $  (0.15)  $   0.53  $   0.51     $   0.24  $   0.31   $   0.34
Supplemental Data:
Number of consolidated imaging
  centers at end of period ......        6          7         8          8         11        37          11        19         37
Total procedures at consolidated
  imaging centers(4) ............   52,990     63,246    86,686    101,460    124,302   209,264       56,727    84,235    131,711

                                                     June 30, 1996
                                        ---------------------------------------
                                                                  Pro Forma
                                         Actual  Pro Forma(5)   As Adjusted(6)
                                         ------  -------------  ---------------
Balance Sheet Data:
Working capital ......................  $ 12,914   $ 19,264        $ 41,359
Total assets .........................    66,815    133,099         150,596
Long-term debt and capital lease
  obligations (excluding current
  portion) ...........................    20,585     33,497          33,497
Total stockholders' equity ...........    26,896     66,242          88,337

----------

(1) Reflects the effects of the NMR Acquisition and the historical acquisitions by the Company as if they had occurred on January 1, 1995 and the historical acquisitions by NMR as if they had occurred on April 1, 1995. See "Unaudited Pro Forma Combined Financial Statements."

(2) Reflects the effects of the historical acquisitions by the Company as if they had occurred on January 1, 1996. See "Unaudited Pro Forma Combined Financial Statements."

(3) Reflects the consolidation of (i) the Company's West Orange, New Jersey center and (ii) the Company's SanBernardino, California center (which was disposed of in 1992) as of August 1991. Net service revenues include equity in earnings and management fees associated with the Company's Washington, D.C. center which was sold during January 1992.

(4) The pro forma data represents the total number of procedures per day at Medical Resources' consolidated centers, including procedures performed by facilities acquired by the Company from the effective dates of such acquisitions and procedures performed at NMR centers during the period presented.

(5)  Reflects the effects of the NMR Acquisition.

(6) Adjusted to give effect to the application of the net proceeds from this offering.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following matters in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

Acquisition Strategy; Management of Growth

     One of the Company's key objectives is to continue to acquire diagnostic imaging centers and temporary healthcare staffing businesses and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses, including NMR, may require a significant amount of resources and management attention which will temporarily detract from attention to the day-to-day business of the Company and may be prolonged due to unforeseen circumstances. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls, and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations. Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies, regional and national staffing companies and other medical services companies, many of which have greater financial resources than the Company. The Company may also pursue the development of new centers. New centers may incur significant operating losses during their development stages, and could materially adversely affect the Company's operating results and financial condition.

     The Company has recently entered into three letters of intent to acquire a total of three imaging centers located in the Northeast and one imaging center in Florida and two letters of intent to acquire two per diem healthcare staffing businesses located in Michigan and California. The proposed acquisitions are subject to numerous conditions, including the Company's satisfaction with its due diligence investigations and the negotiation and execution of definitive documentation; thus, there can be no assurance that the Company will complete any of the proposed acquisitions. An acquisition of either a larger company or several smaller companies may entail the use of a substantial portion of the net proceeds from this offering.

Limitations and Delays in Reimbursement

     Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

     The Company's management believes that reimbursement rates will continue to decline due to factors such as the expansion of managed care providers and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements are expected to increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

     In addition, during 1995 approximately 22.1% of the Company's net service revenues from imaging centers (18.5% pro forma for the NMR Acquisition) were derived through physicians providing imaging services to patients involved in personal injury claims. Receivables relating to personal injury claims require more extensive documentation than other procedures. In addition, those individuals with obligations to the Company in excess of insurance coverage or those who do not have insurance coverage tend to delay payment until legal claims are resolved, which may result in significant collection delays. Due to the greater complexity in processing receivables relating to personal injury claims, as well as increased information requirements from third-party payors, such receivables typically require a longer period of time to collect compared to other receivables and, in the experience of the Company, incur a higher bad debt expense. The Company believes that providing imaging services to patients involved in personal injury claims is an attractive revenue source because of the higher reimbursement rates typically realized in such cases as compared to payors such as Medicare, Medicaid and managed care providers. Therefore, the Company expects new centers which it has recently acquired, including NMR's centers, and centers which it may acquire in the future to target actively such personal injury cases, which may increase such centers' bad debt expense levels. Significant delays in the collection or the inability to collect receivables relating to personal injury claims could have an adverse effect on the Company's diagnostic imaging operations.

Restrictions Imposed by Government Regulation

     The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback Act.

     The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993, contains provisions that, unless an exception applies, restrict physicians from making referrals to,among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the so-called "Stark Law"). The Stark Law provides exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

     The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federalcounterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

     The States of Florida, Illinois, New Jersey, New York, Maryland and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare faci-lities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

     All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

     The Company continues to review all aspects of its operations and believes that it complies in all materialrespects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

Significant Long-Term Debt, Including Capitalized Lease Obligations

     The Company has significant outstanding debt, including capitalized lease obligations relating to equipment at its centers. At June 30, 1996, the Company's long-term debt (pro forma for the NMR Acquisition), excluding current maturities, was approximately $33,497,000, of which capitalized lease indebtedness was approximately $9,464,000. The Company has financed the acquisition of substantially all of the diagnostic imaging equipment used at its centers (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as collateral for the loans. Substantially all of the Company's assets have been pledged as collateral for its capitalized lease obligations, as well as other indebtedness. In certain cases, the center leasing the equipment and the subsidiary which operates the center are the only obligors under the capitalized leases. A default under an equipment lease or certain other indebtedness of the Company could materially adversely affect the operations of the Company.

Competition; Reliance on Referrals

     The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals and independent or management company owned imaging centers, some of which are owned with physician investors. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals, with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region.

     The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

Potential Adverse Effect of Restrictions on Unlicensed Practice of Medicine

     Diagnostic imaging centers are subject to laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. Professional radiology services are performed at the Company's centers by licensed physicians under contract with a medical professional corporation, while the Company provides the imaging equipment, technical employees and administrative functions. Although the Company believes that it is in compliance with relevant existing laws, there can be no assurance that state authorities or others may not challenge this structure as involving the Company in the unlawful practice of medicine.

Dependence on Qualified Interpreting Physicians

     The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified interpreting physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with interpreting physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the interpreting physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the development of new centers, there can be no assurance that arrangements can be entered into with interpreting physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. The inability of these physicians to attract sufficient referrals could have a material adverse effect on the Company's financial condition and operating results.

Technological Obsolescence

     There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its earnings and cash flow. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

Liability Claims and Insurance

     Although the Company provides administrative and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision. Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. There can be no assurance, however, that potential claims will not exceed the coverage limits or that, in the future, such insurance will be available.

Anticipated Losses from Certain Centers

     In connection with the NMR Acquisition, the Company acquired centers in Bel Air, Maryland and Elgin, Illinois. To date, these centers have generated significant losses. For the fiscal year ended March 31, 1996, NMR incurred net losses amounting to approximately $359,000 and $136,000, respectively, relating to the operations of the Bel Air, Maryland and Elgin, Illinois centers. In addition to NMR's initial capital contributions and subsequent working capital advances, the Company continues to advance working capital to fund the operations of these centers and cannot determine if or when these centers will become profitable, or if or when these advances will be repaid. As of June 30, 1996, the total amount of working capital advances, including accrued but unpaid interest thereon, made to each of the Bel Air, Maryland and Elgin, Illinois centers amounted to approximately $3,085,000 and $1,954,000, respectively.

The Company presently intends to close these centers due to their historical and anticipated future operating losses. However, the Company will evaluate other disposition alternatives for such centers, including a sale, joint venture or other transaction, in the event such market opportunities are presented to the Company. The Company expects to incur a loss of approximately $1,600,000 upon the closure of such centers, although there can be no assurance of the timing of such closures or that the actual costs will not exceed such amount. The Company has accrued such amount in its unaudited pro forma financial statements reflecting the NMR Acquisition included herein. See "Unaudited Pro Forma Combined Financial Statements."

Shares Available for Future Sale; Possible Adverse Effect of Outstanding Derivative Securities

     As of September 20, 1996, there were approximately 10,275,555 shares of Common Stock held by non-affiliates of the Company that are able to trade without restriction. In addition, as of such date, 4,241,375 shares of Common Stock were issuable upon exercise or conversion of presently outstanding options, warrants or convertible securities of the Company ("Derivative Securities"). The exercise or conversion of a substantial amount of the Derivative Securities could adversely affect the market price of Common Stock due to the large number of shares issuable upon exercise or conversion of such securities. In addition, so long as such securities remain outstanding, the market price of Common Stock and the terms under which the Company might obtain additional equity capital may be materially and adversely affected. Any sales of substantial amounts of Common Stock in the open market could have an adverse effect on the market price of the Common Stock. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices and, therefore, could impair the Company's ability to raise capital through the sale of equity securities.

Absence of Dividends

     The Company has never paid cash dividends and has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by the Company is within the discretion of its Board of Directors and will be dependent on the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by its Board of Directors.

Certain Anti-Takeover Measures

     Certain provisions of the Company's Certificate of Incorporation, as well as Delaware corporate law and the Company's Stockholder Rights Plan (the "Rights Plan"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. Certain of such provisions allow the Company's Board of Directors to issue, without additional stockholder approval, preferred stock having rights senior to those of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed matter. In September 1996, the Company adopted the Rights Plan, pursuant to which holders of the Common Stock received a distribution of rights to purchase additional shares of Common Stock, which rights become exercisable upon the occurrence of certain events.

Volatility of Stock Price

     The market price of the Common Stock has been and may continue to be volatile. Recently, the stock market in general and the shares of healthcare and diagnostic imaging services companies in particular have experienced significant price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

                               RECENT DEVELOPMENTS

     On August 30, 1996, the Company acquired NMR through a merger of NMR into a wholly owned subsidiary of the Company. As a result of the NMR Acquisition, the Company acquired NMR's 18 outpatient imaging centers located in Florida, New Jersey, Illinois, Maryland and Pennsylvania, complementing the presence of the Company's existing facilities in Florida and the Northeast and expanding the Company's operations into the Chicago area.

     Prior to the NMR Acquisition, in 1996, the Company completed four acquisitions in the diagnostic imaging business. The Company completed the acquisition of four diagnostic imaging centers located in New York City in January 1996, three centers located in Tampa and Tarpon Springs, Florida in April 1996, one center located in Clearwater, Florida in May 1996 and one center in Centereach, New York in July 1996.

     In addition, during 1996, the Company, through StarMed, completed two acquisitions in the per diem healthcare staffing business. In January 1996, the Company acquired NurseCare Plus, Inc. ("NurseCare Plus"), a corporation based in San Diego, California, which provides per diem healthcare staffing services in Southern California. In June 1996, StarMed completed the acquisition of the assets of We Care-Allied Health Care Services ("We Care"), a general partnership which provides per diem healthcare staffing services in Florida. StarMed also opened six per diem staffing offices in six states in 1996.

     The Company has recently entered into three letters of intent to acquire a total of three imaging centers located in the Northeast and one imaging center located in Florida and two letters of intent to acquire two per diem healthcare staffing businesses located in Michigan and California. The proposed acquisitions are subject to numerous conditions, including the Company's satisfaction with its due diligence investigations and the negotiation and execution of definitive documentation. See "Use of Proceeds."

                                 USE OF PROCEEDS

     The net proceeds (assuming the Underwriters' over-allotment option is not exercised) to be received by the Company from the sale of the Common Stock offered hereby, after deducting underwriting discounts and expenses, are estimated to be approximately $22,095,000 (approximately $25,479,000 if the Underwriters' over-allotment option is exercised in full).

     The principal use of the net proceeds of this offering will be to fund acquisitions and internal growth. The Company also intends to use approximately $4,598,000 of the net proceeds of this offering to pay down outstanding indebtedness under the Company's revolving line of credit arrangements. Such indebtedness, which was incurred by the Company for general corporate purposes, consists of $3,449,000 and $1,149,000 outstanding as of October 21, 1996 under the Company's lines of credit with DVI Business Credit and First Union National Bank, respectively, which lines bear interest at the annual rates of prime plus 1 1/2% and prime plus 1%, respectively. The remainder of the net proceeds will be added to the Company's general funds and will be available for working capital and general corporate purposes. Pending such uses, the net proceeds will be invested by the Company in short-term, interest bearing, investment grade securities.


     As part of its diagnostic imaging center acquisition strategy, the Company continually identifies and investigates potential acquisition candidates, which range in size from single centers and multi-center groups to established imaging center management companies some of which are larger than companies previously acquired by the Company. The Company has recently entered into three letters of intent to acquire a total of three imaging centers located in the Northeast and one imaging center located in Florida. Although the Company presently has no other arrangements, understandings or agreements with any other diagnostic imaging company, the Company is in frequent contact with numerous acquisition candidates and may enter into additional letters of intent or a definitive acquisition agreement or agreements (including those related to the existing letters of intent) at any time after the date hereof. In addition, a key element of the Company's growth strategy for its temporary staffing business includes acquiring temporary healthcare staffing businesses in selected markets. The Company has recently entered into two letters of intent to acquire two per diem healthcare staffing businesses located in Michigan and California. The proposed acquisitions are subject to numerous conditions, including the Company's satisfaction with its due diligence investigations and the negotiation and execution of definitive documentation; thus, there can be no assurance that the Company will complete any of the proposed acquisitions. An acquisition of either a larger company or several smaller companies may entail the use of a substantial portion of the net proceeds from this offering.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has traded on the Nasdaq National Market under the symbol "MRII" since November 3, 1995 and on the Nasdaq SmallCap Market prior thereto. The following table sets forth for the periods indicated below the high and low closing sales prices of the Common Stock as reported by the Nasdaq National Market and the Nasdaq SmallCap Market.

         1994                                            High              Low
         ----                                            ----              ---
         First Quarter .............................    $ 2 3/4         $11 5/16
         Second Quarter ............................      3               1 3/4
         Third Quarter .............................      2 1/2          11 5/16
         Fourth Quarter ............................      4 1/4           1 5/8

         1995
         ----
         First Quarter .............................    $ 4             $ 2 7/8
         Second Quarter ............................      3 3/4           3 1/8
         Third Quarter .............................      6 1/2           3 1/2
         Fourth Quarter ............................      8               4 1/2

         1996
         ----
         First Quarter .............................    $ 6 3/8         $ 4 5/8
         Second Quarter ............................     10 1/4           6
         Third Quarter..............................      9 1/4           6 1/4
         Fourth Quarter (through October 24, 1996)..      9 5/8           8


     On October 24, 1996, the last reported sales price for the Common Stock as reported by the Nasdaq National Market was $8 3/8 per share. As of October 24, 1996, there were approximately 444 record holders of Common Stock. Such number does not include persons whose shares are held of record by a bank, brokerage house or clearing agency, but does include such banks, brokerage house and clearing agencies.

     No cash dividends have been paid on the Common Stock since the organization of the Company. The Company has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by the Company is within the discretion of its Board of Directors and will be dependent on the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by its Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company (i) as of June 30, 1996, (ii) on a pro forma basis for the NMR Acquisition, and (iii) on a pro forma as adjusted basis for the NMR Acquisition and the sale by the Company of the 3,200,000 shares of Common Stock being offered hereby (assuming the Underwriters' over-allotment option is not exercised) and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                        June 30, 1996
                                             -----------------------------------
                                                                      Pro Forma
                                              Actual     Pro Forma   As Adjusted
                                              ------     ---------   -----------
                                                       (in thousands)
Short-term debt (including current portion
  of long-term debt) ....................... $  10,671   $  15,866    $  11,268
                                             =========   =========    =========
Long-term debt and capital lease obligations
  (excluding current portion) .............. $  20,585   $  33,497    $  33,497
Stockholders' equity:
  Common Stock, $.01 par value, 20,000,000
  shares authorized, 9,131,491 shares
  issued and 8,866,491 shares outstanding;
  13,587,946 shares issued and 13,322,946
  shares outstanding on a pro forma basis;
  16,787,946 shares issued and 16,522,946
  shares outstanding on a pro forma
  as adjusted basis (1)(2) .................        91         136          168
Common Stock to be issued; 600,000 shares (3)    1,721       1,721        1,721
Additional paid-in capital .................    27,897      67,198       89,261
Retained deficit ...........................    (1,394)     (1,394)      (1,394)
Less 265,000 shares in treasury, at cost ...    (1,419)     (1,419)      (1,419)
                                             ---------   ---------    ---------
   Total stockholders' equity ..............    26,896      66,242       88,337
                                             ---------   ---------    ---------
     Total capitalization .................. $  47,481   $  99,739    $ 121,834
                                             =========   =========    =========

----------
(1) On August 30, 1996, the Company increased its number of authorized shares of Common Stock to 50,000,000.

(2) Excludes 480,000 shares of Common Stock subject to an over-allotment option granted to the Underwriters. Also excludes an aggregate of 5,041,375 shares of Common Stock consisting of (i) 1,332,563 shares reserved for issuance pursuant to the Company's outstanding employee and director stock options,
     (ii) 1,657,375 shares reserved for issuance upon conversion of the Company's outstanding convertible debentures, (iii) 1,251,437 shares reserved for issuance pursuant to the Company's outstanding warrants and
     (iv) 800,000 shares issuable pursuant to the Company's 1995 acquisition of the assets of New England MRI, Inc., 200,000 of which are contingent upon the acquired centers achieving certain earnings objectives.

(3) Represents shares to be issued by the Company on a deferred basis in connection with the Company's 1995 acquisition of the assets of New England MRI, Inc.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements include an unaudited pro forma combined balance sheet of the Company (the "Unaudited Pro Forma Combined Balance Sheet") as of June 30, 1996, an unaudited pro forma combined statement of operations for the year ended December 31, 1995 (the "Unaudited Pro Forma Combined Statement of Operations") and an unaudited pro forma combined statement of operations for the six months ended June 30, 1996 (the "Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996"). These unaudited pro forma combined financial statements include historical amounts for Medical Resources and NMR adjusted to reflect the NMR Acquisition and other historical acquisitions of both companies as described below.

     Medical Resources' historical acquisitions during the year ended December 31, 1995 and six months ended June 30, 1996 included New England MRI, Inc. and PCC Imaging, Inc., which were effective on May 26, 1995 and June 19, 1995, respectively, MRI-CT, Inc. which was effective on January 9, 1996, Nurse Care Plus, Inc. which was effective on January 12, 1996, Americare Imaging Centers, Inc. and MRI Associates of Tarpon Springs, Inc. which were effective on April 19, 1996, Access Imaging Center, Inc. which was effective on April 30, 1996 and We Care-Allied Health Care, Inc. which was effective on June 28, 1996.

     NMR's historical acquisitions during its fiscal year ended March 31, 1996 included Morgan Medical Holdings, Inc. and Central Diversey MRI Center, Inc., which were effective on September 15, 1995 and January 1, 1996,respectively.

     Medical Resources' fiscal year end is December 31 and NMR's fiscal year end is March 31. Accordingly, the Unaudited Pro Forma Combined Statement of Operations has been presented as if the NMR Acquisition and the historical acquisitions by Medical Resources had occurred on January 1, 1995 and as if the historical acquisitions by NMR had occurred on April 1, 1995. The Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996 has been prepared on the basis that the NMR Acquisition and the other historical acquisitions by Medical Resources occurred as of January 1, 1996. For purposes of presenting the Unaudited Pro Forma Combined Balance Sheet, the NMR Acquisition is considered to have occurred on June 30, 1996. NMR made no acquisitions subsequent to January 1, 1996. The NMR Acquisition was accounted for under the purchase method of accounting and, therefore, these statements are prepared on such a basis.

     These unaudited pro forma combined financial statements do not purport to be indicative of the actual financial position or results of operations that would have been achieved had the transactions been consummated on such date, or at the beginning of the periods, for which the unaudited pro forma combined financial statements are presented, nor do they purport to be indicative of future operating results or financial position of the combined entity.

     The following unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Medical Resources and NMR and the notes to the Unaudited Pro Forma Combined Financial Statements, included elsewhere herein, as certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

                   Unaudited Pro Forma Combined Balance Sheet
                               As of June 30, 1996

                                 (in thousands)


                                                                                          Combined
                                                Medical                                    Medical
                                               Resources      NMR                         Resources
                                                June 30,     June 30,      Pro Forma       and NMR
                                                  1996       1996(1)      Adjustments     Pro Forma
                                               ---------    ---------    ------------    ---------
Cash and cash equivalents ..................   $   8,015    $   2,362    $  (1,168)(A)   $   7,984
                                                                            (1,225)(B)
Short-term investments .....................        --          1,830                        1,830
Accounts receivable, net ...................      18,645       14,947                       33,592
Other assets ...............................       4,491        1,302                        5,793
                                               ---------    ---------    ---------       ---------
  Total current assets .....................      31,151       20,441       (2,393)         49,199

Medical diagnostic and office equipment, net      14,437       14,007       (2,908)(C)      25,536
Goodwill, net ..............................      17,707       10,660      (10,660)(D)      52,990
                                                                            35,283 (E)
Other assets ...............................       3,520        1,424        1,409 (F)       5,374
                                                                              (830)(G)
                                                                              (149)(J)
                                               ---------    ---------    ---------       ---------
  Total assets .............................   $  66,815    $  46,532    $  19,752       $ 133,099
                                               =========    =========    =========       =========

Current portion of notes payable ...........   $   1,835    $   4,591                    $   6,426
Current portion of obligations under
  capital leases ...........................       4,511          604                        5,115
Line of credit .............................       4,325         --                          4,325
Accounts payable and accrued expenses ......       5,572        4,449                       10,021
Other current liabilities ..................       1,525         --      $   2,054 (H)       3,579
Income taxes payable .......................         469         --                            469
                                               ---------    ---------    ---------       ---------
  Total current liabilities ................      18,237        9,644        2,054          29,935
Notes payable ..............................       4,870       10,012                       14,882
Obligations under capital leases ...........       8,455        1,009                        9,464
Convertible debentures .....................       7,260        1,891                        9,151
Other long-term liabilities ................       1,097        2,328                        3,425
                                               ---------    ---------    ---------       ---------
  Total liabilities ........................      39,919       24,884        2,054          66,857

Common stock ...............................          91           67          (67)(I)         136
                                                                                45 (E)
Common stock to be issued ..................       1,721         --                          1,721
Additional paid in capital .................      27,897       17,073      (17,073)(I)      67,198
                                                                            39,301 (E)
Retained (deficit) earnings ................      (1,394)       6,220       (6,220)(I)     (1,394)
Treasury stock .............................      (1,419)      (1,712)       1,712 (I)      (1,419)
                                               ---------    ---------    ---------       ---------
  Total stockholders' equity ...............      26,896       21,648       17,698          66,242
                                               ---------    ---------    ---------       ---------

  Total liabilities and stockholders' equity   $  66,815    $  46,532    $  19,752       $ 133,099
                                               =========    =========    =========       =========

----------
(1) As reclassified to conform with the Company's presentation of financial information.

            See Accompanying Notes (A) to (I) to Unaudited Pro Forma
                       Combined Financial Statements and
               Notes to Audited Consolidated Financial Statements

              Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 1995
                      (in thousands, except per share data)

                                                                                                                 Combined
                                                                                                                 Medical
                                                                                                                Resources/
                                                                                                                 NMR and
                                                                      Medical       Medical                      Medical
                                 Medical                             Resources     Resources         NMR        Resources/
                                Resources     NMR                      and         Historical     Historical       NMR
                               Year Ended  Year Ended                  NMR        Acquisitions   Acquisitions   Historical
                              December 31,  March 31,   Pro Forma    Pro Forma      Pro Forma      Pro Forma   Acquisitions
                                  1995       1996(1)   Adjustments   Combined      Adjustments    Adjustments   Pro Forma
                              ------------ ----------  -----------   --------      -----------    -----------   ---------

Net service revenues ........   $ 51,994    $ 23,957   $ (1,791)(a)   $ 74,307      $ 22,122(j)   $  3,467(k)   $ 99,896
                                                            147 (b)
Operating costs, excluding
  interest, depreciation and
  amortization ..............     31,564      13,125     (1,754)(a)     42,935        15,107(j)      1,641(k)     59,683
Provision for uncollectible
 accounts receivable ........      3,378        --                       3,378          1,045(j)                   4,423
Corporate general and
 administrative .............      4,978       2,916        356 (c)      8,250         2,480(j)        344(k)     11,074
Depreciation and amortization      4,567       3,094       (532)(a)      8,049         2,438(j)        408(k)     10,895
                                                           (420)(d)
                                                          1,764 (e)
                                                            (60)(f)
                                                           (364)(g)
                                --------    --------   --------       --------      --------      --------      --------
  Operating income ..........      7,507       4,822       (634)        11,695         1,052         1,074        13,821
Interest expense ............      1,829       1,678       (518)(a)      2,989           301(j)        356(k)      3,646
                                --------    --------   --------       --------      --------      --------      --------
Income from continuing
 operations before minority
 interest and taxes .........      5,678       3,144       (116)         8,706           751           718        10,175
Minority interest ...........       (124)        411                       287                                       287
                                --------    --------   --------       --------      --------      --------      --------
Income from continuing
 operations before income
 taxes ......................      5,802       2,733       (116)         8,419           751           718         9,888
Income taxes ................      1,659         956        (46)(h)      2,569           300(j)        238(k)      3,107
                                --------    --------   --------       --------      --------      --------      --------
Income from continuing
 operations .................   $  4,143    $  1,777   $    (70)      $  5,850      $    451      $    480      $  6,781
                                ========    ========   ========       ========      ========      ========      ========

Earnings per share:
 Primary (2) ................   $   0.53    $   0.30                  $   0.50                                  $   0.51
                                ========    ========                  ========                                  ========
Weighted average shares
 outstanding ................      7,785       5,870      4,036(i)      11,821         1,092(l)        378(m)     13,291
                                ========    ========   ========       ========      ========      ========      ========

----------
(1) As reclassified to conform with the Company's presentation of financial information.

(2)  Fully diluted earnings per share equals primary earnings per share.

            See Accompanying Notes (a) to (m) to Unaudited Pro Forma
                       Combined Financial Statements and
               Notes to Audited Consolidated Financial Statements

              Unaudited Pro Forma Combined Statement of Operations
                     For the Six Months Ended June 30, 1996
                      (in thousands, except per share data)


                                                                                                     Combined
                                                                                                      Medical
                                                                                                     Resources
                                                                                                       /NMR
                                  Medical                                               Medical         and
                                 Resources      NMR                      Medical       Resources      Medical
                                 Six Months  Six Months                 Resources      Historical    Resources
                                   Ended       Ended                     and NMR      Acquisitions   Historical
                                  June 30,    June 30,     Pro Forma    Pro Forma      Pro Forma     Acquisitions
                                   1996       1996(1)    Adjustments     Combined      Adjustments     Pro Forma
                                 ---------   --------    -----------     ---------     -----------   ------------
Net service revenues ..........  $ 36,776    $ 14,228   $   (952)(aa)   $ 50,052       $  5,293(jj)   $ 55,345
Operating costs, excluding
  interest, depreciation
  and amortization ............    23,486       7,456     (1,066)(aa)     29,876          3,481(jj)     33,357
Provision for uncollectible
  accounts receivable .........     1,762        --                        1,762            144(jj)      1,906
Corporate general and
  administration ..............     3,433       1,877        140 (cc)      5,450            437(jj)      5,887
Depreciation and
  amortization ................     2,740       1,689       (270)(aa)      4,489            528(jj)      5,017
                                                            (322)(dd)
                                                             882 (ee)
                                                             (48)(ff)
                                                            (182)(gg)
Transaction costs .............      --           301       (301)(bb)
                                 --------    --------   --------        --------       --------       --------
  Operating income ............     5,355       2,905        215           8,475            703          9,178
Interest expense ..............     1,288         910       (261)(aa)      1,937             48(jj)      1,985
                                 --------    --------   --------        --------       --------       --------
Income from continuing
  operations before minority
  interest and taxes ..........     4,067       1,995        476           6,538            655          7,193
Minority interest .............        64         197                        261                           261
                                 --------    --------   --------        --------       --------       --------
Income from continuing
  operations before
  income taxes ................     4,003       1,798        476           6,277            655          6,932
Income taxes ..................     1,099         579        190 (hh)      1,868            262(jj)      2,130
                                 --------    --------   --------        --------       --------       --------
Income from continuing
  operations ..................  $  2,904    $  1,219   $    285        $  4,409       $    393       $  4,802
                                 ========    ========   ========        ========       ========       ========
Earnings per share:
  Primary .....................  $   0.33    $   0.19                   $   0.33                      $   0.35
                                 ========    ========                   ========                      ========
  Fully diluted ...............  $   0.31    $   0.19                   $   0.32                      $   0.34
                                 ========    ========                   ========                      ========
Weighted average shares
  outstanding .................     8,835       6,440      4,428 (ii)     13,263            272(kk)     13,535
                                 ========    ========   ========        ========       ========       ========

----------
(1) As reclassifed to conform with the Company's presentation of financial information.

           See Accompanying Notes (aa) to (kk) to Unaudited Pro Forma
                        Combined Financial Statements and
               Notes to Audited Consolidated Financial Statements

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated historical financial data of the Company is derived from the Company's consolidated financial statements for the periods indicated. The Company's consolidated financial statements as of December 31, 1995 and 1994 and for the years then ended have been audited by Ernst & Young LLP, the Company's independent certified public accountants. The Company's consolidated financial statements as of December 31, 1993 and for the year then ended, after restatement for the 1994 acquisition of StarMed, have been audited, as to the combination only, by Ernst & Young LLP. Such consolidated financial statements and notes thereto are included herein. The Company's consolidated financial statements as of December 31, 1993 and for the year then ended, prior to restatement for the 1994 acquisition of StarMed and not presented separately herein, were audited by Price Waterhouse LLP, independent accountants. The selected balance sheet data at June 30, 1995 and 1996 and the income statement data for the six month periods ended June 30, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of such data. The operating results for the six month period ended June 30, 1996 are not necessarily an indication of the results to be expected for the year ending December 31, 1996 or for future periods.


                                                                                                    Six Months Ended
                                                       Year Ended December 31,                          June 30,
                                       -------------------------------------------------------    --------------------
                                         1991        1992        1993        1994        1995        1995       1996
                                         ----        ----        ----        ----        ----        ----       ----
                                                            (in thousands, except per share data)
Statement of Operations Data:
Net service revenues(1) ............   $ 39,622    $ 41,143    $ 45,242    $ 45,179    $ 51,994    $ 24,879   $ 36,776
                                       --------    --------    --------    --------    --------    --------   --------
Operating costs, excluding interest,
  depreciation and amortization ....     27,033      26,294      30,687      29,307      31,564      15,507     23,486
Provision for uncollectible
  accounts receivable ..............        678       1,656       1,672       2,495       3,378       1,681      1,762
Corporate general and
  administrative ...................      5,708       5,755       6,915       4,438       4,978       2,067      3,433
Depreciation and amortization ......      4,038       4,331       5,220       4,844       4,567       2,165      2,740
Write-downs and other
  non-recurring charges ............        427        (181)        460       3,059        --          --         --
                                       --------    --------    --------    --------    --------    --------   --------
Operating income ...................      1,738       3,288         287       1,036       7,507       3,459      5,355
Interest expense ...................      2,563       2,302       2,507       1,693       1,829         840      1,288
Minority interests .................        195         109        (229)        (46)       (124)         65         64
                                       --------    --------    --------    --------    --------    --------   --------
Income from continuing
  operations before income taxes
  and extraordinary items ..........     (1,020)        877      (1,991)       (611)      5,802       2,554      4,003
Income taxes .......................         58         267          64         481       1,659         807      1,099
                                       --------    --------    --------    --------    --------    --------   --------
Income (loss) from continuing
  operations before extraordinary
  items ............................   $ (1,078)   $    610    $ (2,055)   ($ 1,092)   $  4,143    $  1,747   $  2,904
                                       ========    ========    ========    ========    ========    ========   ========
Income (loss) per share from
  continuing operations before
  extraordinary items:
 Primary ...........................   $  (0.22)   $   0.11    $  (0.32)   $  (0.15)   $   0.53    $   0.24   $   0.33
                                       ========    ========    ========    ========    ========    ========   ========
 Fully diluted .....................   $  (0.22)   $   0.11    $  (0.32)   $  (0.15)   $   0.53    $   0.24   $   0.31
                                       ========    ========    ========    ========    ========    ========   ========

                                                             December 31,                               June 30,
                                       -------------------------------------------------------    --------------------
                                         1991        1992        1993        1994        1995        1995       1996
                                         ----        ----        ----        ----        ----        ----       ----
                                                                        (in thousands)
Balance Sheet Data:
Working capital                        $  1,058    $  5,077    $  3,365    $  5,834    $ 10,738    $  9,888   $ 12,914
Total assets                             29,431      33,993      40,881      40,372      44,136      49,197     66,815
Long-term debt and capital lease
  obligations (excluding
  current portion)                       20,115      12,765      19,034      13,415      15,507      17,590     20,585
Total stockholders' equity                5,980      12,245      10,602      11,872      16,966      17,678     26,896

----------
(1) Reflects the consolidation of (i) the Company's West Orange, New Jersey center and (ii) the Company's SanBernardino, California center (which was disposed of in 1992) as of August 1991. Net service revenues include equity in earnings and management fees associated with the Company's Washington, D.C. center which was sold during January 1992.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides an analysis of the Company's financial condition and results of operations and should be read in conjunction with the consolidated financial statements and notes thereto of the Company and NMR and the Unaudited Pro Forma Combined Financial Statements and notes thereto included elsewhere herein.

Overview

     The Company is engaged in two segments of the healthcare industry: operating diagnostic imaging centers and providing temporary staffing services. The Company currently operates 37 outpatient diagnostic imaging centers, and provides network management services to managed care providers. StarMed provides temporary staffing of registered nurses and other healthcare professionals and administrative personnel to acute and sub-acute care facilities nationwide.

     The Company is rapidly growing and has increased the number of diagnostic imaging centers it owns from 11 at December 31, 1995 to 37 at August 30, 1996. Since January 1, 1996, the Company has acquired 27 centers in five separate transactions, including 18 imaging centers resulting from the NMR Acquisition with aggregate pro forma revenues of approximately $27,300,000 for NMR's fiscal year ended March 31, 1996 (which pro forma revenues reflect NMR's historical acquisitions) and eight additional centers in 1996 which had aggregate pro forma revenues totalling approximately $5,662,000 for the six months ended June 30, 1996. With respect to the same centers owned in 1994, the Company experienced same center revenue growth of 7.4% in 1995. The Company's temporary healthcare staffing business has also grown rapidly since commencing per diem operations in March 1995, having opened 13 per diem offices and acquired two per diem businesses since such time. These staffing acquisitions and new per diem offices have contributed approximately $5,261,000 to the Company's revenues for the first six months of 1996. For additional information with respect to the pro forma effects of the NMR Acquisition and such other centers on the Company's historical balance sheet as of June 30, 1996 and statement of operations for the periods presented, see "Unaudited Pro Forma Combined Financial Statements."

     Generally, revenues at diagnostic imaging centers are recognized on an accrual basis and consist of patient service revenues adjusted for contractual adjustments allocated to the Company under the terms of its management agreements with radiologists or practice groups (net patient service revenue). Such revenues are derived from charges for patient services rendered in diagnostic imaging centers under the terms of certain payment arrangements with various third party payors. Certain of such charges are paid at less than the Company's established rates. Pursuant to the terms of its management agreements, among other obligations, the Company staffs the centers, makes leasehold improvements, provides all equipment and performs marketing, sales and certain administrative functions relating to the provision of imaging services.

     The Company also recognizes revenue from temporary staffing services. The Company charges its staffing clients based upon an hourly fee for the services of its registered nurses and other personnel. The Company's expenses for its temporary staffing business consist primarily of the compensation provided to such nurses and other personnel, as well as the overhead expenses required to maintain temporary staffing offices.

Results of Operations

     The following table sets forth the percentages of total net service revenues represented by certain items reflected in the Company's consolidated statement of operations. The information that follows should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                     Year Ended December 31,   Six Months Ended June 30,
                                                    ------------------------   -------------------------
                                                     1993     1994     1995        1995        1996
                                                     ----     ----     ----        ----        ----
Net service revenues ............................   100.0%   100.0%   100.0%      100.0%      100.0%
Operating costs, excluding interest, depreciation
  and amortization ..............................    67.8     64.9     60.7        62.3        63.9
Provision for uncollectible accounts
  receivable ....................................     3.7      5.5      6.5         6.8         4.8
Corporate general and administrative ............    15.3      9.8      9.6         8.3         9.3
Depreciation and amortization ...................    11.5     10.7      8.8         8.7         7.5
Write-downs and non-recurring charges(1) ........     1.0      6.8     --          --          --
                                                    -----    -----    -----       -----       -----
Operating income ................................     0.7%     2.3%    14.4%       13.9%       14.5%
                                                    =====    =====    =====       =====       =====

----------
(1) Includes executive severance of $332,000 and $327,678 in 1993 and 1994, respectively; write-down of diagnostic equipment of $127,511 and $40,000 in 1993 and 1994, respectively; write-down of value of venture contracts and intangible assets of $2,176,118 in 1994; provision for minority interest in losses of joint venture of $531,543 in 1994; and gain on disposal of diagnostic equipment of $17,500 in 1994.

     For the years ended December 31, 1993, 1994 and 1995, operating costs, excluding interest, depreciation and amortization declined as a percentage of net service revenues due principally to increased revenues from diagnostic imaging services, where a significant portion of operating costs are non-variable, and the benefits of cost reduction programs. The provision for uncollectible account receivable increased as a percentage of net service revenues during such periods due to an increase in revenues relating to personal injury claims and additional reserves relating to older accounts receivable. Corporate general and administrative expenses declined as a percentage of net service revenues as a result of cost reduction programs and increases in net service revenues without proportional increases in corporate general and administrative expenses. As a result of the foregoing, operating income before write-downs and non-recurring charges increased as a percentage of net service revenues from 1.7% to 9.1% to 14.4% for the years ended December 31, 1993, 1994 and 1995, respectively.

     For the six months ended June 30, 1996 compared to the six months ended June 30, 1995, operating costs, excluding interest, depreciation and amortization increased as a percentage of net service revenues due to an increase in the proportion of net service revenues being derived from temporary staffing services (whose operating costs are a higher percentage of net service revenues than those of diagnostic imaging) and higher operating costs associated with the imaging centers and staffing businesses acquired in 1996. The provision for uncollectible accounts receivable decreased as a percentage of net service revenues in 1996 compared to 1995 due to an increase in the proportion of net service revenues being derived from temporary staffing services (which carry a significantly lower provision than diagnostic imaging revenues) and the absence of certain adjustments to imaging accounts receivable taken in 1995. Corporate general and administrative expenses increased as a percentage of net service revenues as a result of increased expenditure on acquisition efforts, expenses relating to the expanded scope of the Company's business and the relocation of the Company's corporate headquarters. As a result of the foregoing, operating income increased as a percentage of net service revenues from 13.9% for the six months ended June 30, 1995 to 14.5% for the six months ended June 30, 1996.

     Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Net service revenues for the six months ended June 30, 1996 and 1995 were $36,776,000 and $24,879,000, respectively, representing an increase of $11,897,000 or 48% in 1996. The increase is due primarily to additional revenues derived from the acquisitions of eight diagnostic imaging centers, NurseCare Plus, We Care and the opening of nine per diem staffing offices in the prior 12 months.

     Operating costs, excluding interest, depreciation and amortization for the six months ended June 30, 1996 and 1995 were $23,486,000 and $15,507,000, respectively, an increase of $7,979,000 or 51% in 1996. The increase in the operating costs is due to operational costs incurred at the diagnostic centers acquired over the prior 12 months and the additional costs from the operations of NurseCare Plus, We Care and the nine per diem offices opened over the last 12 months.

     The provision for uncollectible accounts receivable for the six months ended June 30, 1996 and 1995 were $1,762,000 and $1,681,000, respectively, an increase of $81,000 or 5% in 1996. The increase reflects the provision required on the additional diagnostic imaging revenue over the prior year partially offset by additional charges in the first quarter of 1995 to increase the reserve for bad debts attributable to accounts receivable related to personal injury-related services. The provision for uncollectible accounts receivable as a percentage of net service revenues has decreased to 4.8% for the six months ended June 30, 1996 from 6.8% for the same period in 1995 due to the aforementioned items.

     Corporate general and administrative expenses for the six months ended June 30, 1996 and 1995 were $3,433,000 and $2,067,000, respectively, representing an increase of $1,366,000, or 66% in 1996. The increase is due primarily to additional overhead incurred to support the acquisition of the eight diagnostic centers, NurseCare Plus, We Care and the opening of nine per diem staffing offices in the prior 12 months.

     Depreciation and amortization for the six months ended June 30, 1996 and 1995 was $2,741,000 and $2,165,000, respectively, representing an increase of $576,000 or 27% in 1996. The increase in depreciation and amortization for the six-month period ended June 30, 1996 over the same period in 1995 was due to additions to medical diagnostic and office equipment and the goodwill that was a result of the purchases of the new diagnostic centers.

     As a result of the foregoing, operating income for the six months ended June 30, 1996 and 1995 was $5,355,000 and $3,459,000, respectively, an increase of $1,896,000 or 55% in 1996.

     Interest expense for the six months ended June 30, 1996 and 1995 was $1,288,000 and $840,000, respectively, representing an increase of $448,000 or 53% in 1996. The increase in interest expense for the six months ended June 30, 1996 over the same period in 1995 was due primarily to the interest on the Company's 10.5% Convertible Subordinated Debentures due 2001 (the "10.5% Debentures") and the interest cost related to the capital leases on the diagnostic centers acquired over the past twelve months partially offset by decreased interest expense on the capital leases on the Company's existing diagnostic centers.

     The provision for income taxes for the six months ended June 30, 1996 and 1995 was $1,099,000 and $807,000, respectively, representing an effective tax rate of 27% and 32%, respectively. The corporate tax rate of approximately 39% was reduced by the reversal of the reserves against the deferred tax asset and certain other tax related liabilities of $480,000 for the six months ended June 30, 1996 and 1995. Based upon improved operations and other pertinent factors, management believes it is more likely than not that the deferred asset is recoverable and has accordingly reversed such reserves during the six months ended June 30, 1996. As such, the Company expects to record provisions for income taxes at higher effective rates during the remainder of 1996 and in future periods.

     The loss from operations from discontinued business of ($982,000) for the six months ended June 30, 1995 represent the loss from operations of Maternity Resources, Inc. ("Maternity"), the Company's former maternity apparel manufacturing and retailing subsidiary. Maternity was disposed of by the Company in November 1995.

     As a result of the foregoing, net income for the six months ended June 30, 1996 and 1995 was $2,904,000 and $765,000, respectively, representing an increase of $2,139,000 or 280% in 1996.

   Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net service revenues in 1995 and 1994 were $51,994,000 and $45,179,000, respectively, representing an increase of $6,815,000, or 15%, in 1995. This increase was primarily due to an increase in the revenues of the Company's imaging business of $5,253,000. The increase in the same center revenues was $2,272,000. In addition, revenues from the Company's staffing business increased in 1995 by $1,562,000.

     Operating costs, excluding interest expense, depreciation and amortization in 1995 and 1994 were $31,564,000 and $29,307,000, respectively, representing an increase of $2,257,000, or 8%, in 1995. The increase is primarily due to an increase in variable costs associated with the increased operating costs at the Company's existing centers resulting from increased procedures and the acquisition of three new centers. Additionally, there was increased operating costs in the Company's staffing business associated with the increased revenues.

     Provision for uncollectible accounts receivable in 1995 and 1994 was $3,378,000 and $2,495,000, respectively, representing an increase of $883,000, or 35% in 1995. As a percentage of total revenues, provision for uncollectible accounts receivable increased to 6.5% in 1995, compared to 5.5% in 1994. The increase is primarily attributable to a change in the estimate for receivables derived from revenues with a higher risk of bad debts.

     Corporate general and administrative expenses in 1995 and 1994 were $4,978,000 and $4,438,000, representing an increase of $540,000, or 12%, in
1995. This increase is attributable to an increase in corporate staff associated with the Company's increased business and acquisitions and new business development activity during 1995.

     Depreciation and amortization, including amortization of the value of venture contracts, in 1995 and 1994 was $4,567,000 and $4,844,000, respectively, representing a decrease of $277,000, or 6%, in 1995. The decrease in depreciation and amortization was primarily due to the write-down of intangible assets in 1994 of $2,176,000 relating to the value of venture contracts recognized in connection with the acquisition by the Company of the Company's predecessor companies in September 1990 and goodwill associated with the Company's purchase of a diagnostic imaging center in July 1992. The decrease in depreciation and amortization expense was partially offset by the depreciation and amortization expense related to the three centers acquired by the Company during fiscal 1995.

     The provision for minority interest in losses of joint venture of $532,000 in 1994 relates to the Company's Brooklyn, New York facility. Executive severance of $328,000 in 1994 is reflective of the separation agreements entered into with two former senior executives of the Company during that year. The write-down of medical diagnostic equipment of $40,000 arose from an adjustment to the Clifton, New Jersey center's ultrasound unit to its fair market value in February 1994. The gain on the disposal of $17,500 resulted from the sale of a MR unit at the Company's Naples, Florida facility in February 1994 for $100,000. There were no such charges or gains in 1995.

     As a result of the foregoing, operating income in 1995 and 1994 was $7,507,000 and $1,036,000, respectively, representing an increase of $6,471,000 in 1995.

     Interest expense in 1995 and 1994 was $1,829,000 and $1,693,000, respectively, representing an increase of $136,000, or 8%, in 1995. The increase in interest expense is primarily due to the interest on the Company's 11% Convertible Subordinated Debentures due 2000 (the "11% Debentures") which accounted for $279,000 of interest partially offset by a reduction of notes payable and renegotiation of some capital leases in the fourth quarter of 1994.

     Minority interest in losses of joint ventures and limited partnerships in 1995 and 1994 was $124,000 and $46,000, respectively, an increase of $78,000. This increase was due primarily to the Company's Brooklyn, New York and St. Petersburg, Florida facilities operating at a combined loss in 1994 of $543,000 compared with net operating income of $268,000 in 1995 before adjustment for minority partner capital contributions. The minority interest in losses of joint ventures and limited partnerships in 1994 was reduced as a result of the Company taking a charge for the majority of the operating losses at the Brooklyn facility in the amount of $532,000.

     The provision for income taxes in 1995 and 1994 was $1,659,000 and $481,000, respectively, representing an increase of $1,178,000 in 1995. The 1995 provision for income taxes represents federal and state income taxes resulting from separate company state tax filing requirements and is net of reductions in the deferred tax asset valuation allowance of $1,508,000, in recognition of profitable operations. The increase is attributable to the increase in current taxable income during 1995. As disclosed in the Company's consolidated statement of operations, StarMed operated as a partnership prior to the combination with the Company in August, 1994; therefore, StarMed had not recorded any income tax expense or benefits. The pro forma income tax expense (benefit), assuming StarMed was taxed as a C Corporation, was $1,659,000 for 1995 and $660,000 for 1994, an increase of $999,000 excluding the $297,000 income tax effect for the extraordinary item in 1994.

     The extraordinary item, gain on debt restructuring of $762,000 relates to a restructuring of a note payable in January 1994.

     Loss from discontinued operations of $2,453,000 in 1995 was $790,000 higher than 1994 losses of $1,663,000. The increase is due primarily to approximately $1,376,000 of losses incurred upon the sale of Maternity partially offset by reduced operating losses in 1995.

     As a result of the foregoing, net income (loss) in 1995 and 1994 was $1,690,000 and ($1,994,000), respectively, representing an increase of $3,684,000 in net income in 1995.

   Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Net service revenues in 1994 and 1993 were $45,179,000 and $45,242,000, respectively, representing a decrease of $63,000 in 1994. This decrease was primarily due to a decrease in the revenues of the Company's staffing business of $3,736,000 due to decreased demand in the temporary staffing industry. This decrease was partially offset by increased revenues due to the realization of revenues from the Company's Naples, Florida facility for the entire twelve month period ended December 31, 1994 which accounted for approximately $1,253,000 of the increase. Also, same center revenues increased $2,348,000.

     Operating costs, excluding interest expense, depreciation and amortization in 1994 and 1993 were $29,307,000 and $30,687,000, respectively, representing a decrease of $1,380,000, or 4%, in 1994. The decrease was primarily attributable to the decreased operating costs of the Company's staffing business of $2,382,000. This decrease is primarily due to a decrease in variable costs associated with the decreased revenues. This decrease was partially offset by increased operating costs at the Naples facility for approximately $208,000 and additional variable costs associated with increased revenues from diagnostic imaging centers due to increased number of procedures performed.

     Provision for uncollectible accounts receivable in 1994 and 1993 was $2,495,000 and $1,672,000, respectively, representing an increase of $823,000, or 49%, in 1994. As a percentage of total revenues, provision for uncollectible accounts receivable increased to 5.5% in 1994, compared to 3.7% in 1993. This increase is attributable to the change in revenue mix from the prior year resulting in a higher percentage of revenues with a higher risk of bad debts. The Company also increased its provision for future adjustments to billings relating to discounts not applied at timeof service.

     Corporate general and administrative expenses in 1994 and 1993 were $4,438,000 and $6,915,000, respectively, representing a decrease of $2,477,000, or 36%, in 1994. This decrease was due primarily to the Company's staffing business which accounted for $2,129,000 of the decrease. This decrease was primarily due to decreased marketing spending of approximately $600,000, consulting expenses of approximately $245,000 in 1993 and a reduction in executive management staff for StarMed. The remaining decrease was due to the restructuring of the Company's management staff for the imaging business and the reduction of corporate personnel during the second quarter 1994.

     Depreciation and amortization, including the amortization of value of venture contracts, in 1994 and 1993 was $4,844,000 and $5,220,000, respectively, representing a decrease of $376,000, or 7%, in 1994. The decrease in depreciation and amortization was due to the 1994 write-down of intangible assets in the amount of $2,176,000 related to the value of venture contracts recognized in connection with the acquisition of the Company in September 1990 and goodwill associated with the Company's purchase of a diagnostic imaging center in July 1992. The decrease in amortization expense was partially offset by the depreciation expense related to a new General Electric 1.5 Tesla Signa MR Unit installed at the Company's Naples, Florida center in September 1993.

     In addition to the write-downs referred to in the preceding paragraph, a write-down of medical diagnostic equipment of $128,000 in 1993 resulted from the disposal of medical equipment at the Company's Clifton, New Jersey and St. Petersburg, Florida facilities. In October 1993, the Company installed a new General Electric 1.5 Tesla Signa MR machine in its Clifton center. The write-down of medical diagnostic equipment in 1994 of $40,000 arose from an adjustment to the Clifton center's ultrasound unit to its fair market value in February 1994.

     The provision for minority interest in losses of joint venture in 1994 of $532,000 relates to the Company's Brooklyn facility. Executive severance of $328,000 in 1994 is reflective of the separation agreements entered into with two former senior executives of the Company in that year. Executive severance of $332,000 in 1993 represents the separation agreement entered into with a senior executive of the Company in that year. The gain on the disposal of equipment of $17,500 in 1994 resulted from the sale of a MR unit at the Company's Naples facility in February 1994 for $100,000.

     As a result of the foregoing, operating income in 1994 and 1993 was $1,036,000 and $287,000, respectively, representing an increase of $749,000 in 1994.

     Interest expense in 1994 and 1993 was $1,693,000 and $2,507,000, respectively, representing a decrease of $814,000, or 32%, in 1994. The reduction in interest expense is primarily due to the restructuring of a note payable and the restructuring of capital lease agreements at a number of the Company's centers and the completion of installment payments on capital lease agreements at the Company's Yonkers, New York center, partially offset by the interest associated with the leases in connection with the installation of new medical equipment at the Naples and Clifton facilities.

     Minority interest in losses in 1994 and 1993 was ($46,000) and ($229,000), respectively, a decrease of $183,000. This was due to the Company recognizing 100% of the losses of the Company's Brooklyn facility.

     The provision for income taxes in 1994 and 1993 was $481,000 and $65,000, respectively, representing an increase of $416,000 in 1994. The 1994 provision for income taxes represents federal and state income taxes resulting from separate company state tax filing requirements and includes certain adjustments related to payments of prior year state income taxes. The increase is attributable to the increase in current taxable income during 1994. As discussed in Note 1 to the Company's consolidated financial statements and disclosed in the consolidated statement of operations, StarMed operated as a partnership prior to the combination with the Company in August, 1994; therefore, StarMed has not recorded any income tax expense or benefits. The pro forma income tax expense (benefit), assuming StarMed was taxed as a C Corporation, was $660,000 for 1994 and ($427,000) for 1993, an increase of $1,087,000 excluding the $297,000 income tax effect for the extraordinary item in 1994.

     The extraordinary item, gain on debt restructuring of $762,000 relates to the restructuring of a note payable in January 1994.

     As a result of the foregoing, net loss in 1994 and 1993 was ($1,994,000) and ($2,797,000), respectively, representing a decrease in the net loss of $803,000 in 1994.

Liquidity and Capital Resources

     The Company's cash balances at June 30, 1996 and December 31, 1995 were $8,015,000 and $3,935,000, respectively, representing an increase of $4,080,000 or 104%, through the first six months of 1996. The Company's working capital position at June 30, 1996 was $12,914,000 as compared to a December 31, 1995 balance of $10,738,000, representing an increase of $2,176,000 or 20% in the six months ended June 30, 1996. The increase in working capital resulted primarily from the proceeds from the issuance of the Company's 10.5% Debentures in February 1996 and the increase in the Company's accounts receivable offset by changes in the Company's other working capital accounts.

     Net cash provided by (used in) operating activities for the first six months of 1996 and 1995 was $2,657,000 and ($571,000), respectively representing an increase of $3,228,000. The increase is primarily attributable to the increase in net income and the increase in depreciation and amortization. Net cash provided by operating activities for the years ended 1995 and 1994 was $2,335,000 and $4,789,000, respectively, representing a decrease of $2,454,000 in 1995. The decrease was primarily due to a large increase in accounts receivable partially offset by the increase in the changes in net income and other operating assets and liabilities.

     In the first six months of 1996, net cash used in investing activities totalled $6,402,000 and reflects the acquisition by the Company of eight diagnostic imaging centers and two temporary healthcare staffing businesses. In 1995, net cash used in investing activities totalled $645,000 which primarily reflects the acquisition of the Hackensack, New Jersey imaging center for $1,764,000 cash, the purchase of medical diagnostic and office equipment of $877,000 both of which are partially offset by the cash received upon the maturity of the short-term investments of $600,000 and the change in net assets of discontinued business of $1,396,000.

     Financing activities generated net cash of $7,826,000 in the first six months of 1996 which primarily reflects the proceeds from the issuance of the 10.5% Debentures and borrowings under the Company's revolving lines of credit, partially offset by principal payments on the Company's capital lease and debt obligations. In 1995, financing activities used $1,696,000 which is related to the principal payments made by the Company on capital lease and debt obligations, the Company's purchase of 255,000 shares of its common stock for $1,368,000 partially offset by the cash received from the issuance of the 11% Debentures of $4,103,000, net of debt issue costs.

     The Company currently has lines of credit aggregating $21,000,000 of which $4,325,000 was used at June 30, 1996. Medical equipment purchases, capital improvements, acquisitions and new center development have been funded primarily through third party capital lease and debt obligations, seller financing and internally generated cash flow. The debt is generally secured by the equipment, and usually, other assets of the related center. For the fiscal year ended December 31, 1995 the aggregate financing payments for imaging equipment owned and operated at the Company's centers were approximately $6,354,000 of which $4,534,000 were principal payments and $1,820,000 were payments of interest expense.


     In May 1995, the Company raised $4,350,000 through the private placement of the 11% Debentures which are convertible into Common Stock at any time by the debenture holder at $4.00 per share. In February 1996, the Company raised $6,533,000 through a private placement of 10.5% Debentures which are convertible into Common Stock at any time by the debenture holder at $6.00 per share. At June 30, 1996, approximately $1,920,000 principal amount of the 11% Debentures and $5,340,000 principal amount of the 10.5% Debentures were outstanding. The decreases in the amounts outstanding under such debentures resulted from the conversion of the debentures into Common Stock in accordance with their terms. The monies raised from the private placement of 11% Debentures and the 10.5% Debentures were used primarily to fund acquisitions.

     The Company's short-term and long-term debt obligations were $10,671,000 and $20,585,000, respectively, at June 30, 1996 and $4,203,000 and $15,507,000,
respectively, at December 31, 1995. A significant portion of the Company's long-term debt represents capital lease obligations which have repayment periods of between five and seven years.

     As of June 30, 1996, on a pro forma basis for the NMR Acquisition, the Company's balances of cash and short-term investments totaled $9,814,000. The Company's pro forma working capital position on such date was $19,264,000. The Company's pro forma short-term and long-term debt obligations were $15,866,000 and $33,497,000, respectively, at June 30, 1996.

     Management believes that the capital resources derived through internally generated funds from operations, current cash balances, third-party credit facilities combined with the net proceeds of this offering will be sufficient to satisfy both the Company's operating and capital needs, as well as financing its acquisition growth strategy, for the next twelve months. However, favorable acquisition opportunities which may arise in the future could cause the Company to accelerate its expected use of funds.

Other

     With the exception of modestly lower revenues during the summer months, the Company believes that its diagnostic imaging business is generally unaffected by seasonality. The Company's temporary staffing services segment generally experiences higher revenues during the first and, to a lesser extent, fourth quarters as seasonal population shifts affect the demand for its services.

     The impact of inflation and changing prices on the Company has been primarily limited to salary, medical and film supplies and rent increases and has not been material to date to the Company's operations. Management is aware of inflationary expectations and growing healthcare costs, and believes that the Company may not be able to raise the prices for its diagnostic imaging procedures by an amount sufficient to offset cost inflation. The Company has responded to these concerns in the past by increasing the volume of its business. In addition, discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs as well as expansion of the number of eligible parties. The implementation of this reform could have a material effect on the financial results of the Company.

Forward-Looking Information May Prove Inaccurate

     This Prospectus contains forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "believes," "intends", "estimates," and "expects," and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

                                    BUSINESS

General

     The Company specializes in the operation, management and acquisition of diagnostic imaging centers. The Company currently operates 37 outpatient diagnostic imaging centers located in the Northeast (18), Florida (12) and the Chicago area (7) and provides network management services to managed care organizations. The Company is rapidly growing and has increased the number of diagnostic imaging centers it owns and operates from 11 at December 31, 1995 to 37 at August 30, 1996. The Company's imaging centers provide diagnostic imaging services to patients referred by physicians in a comfortable, service-oriented outpatient environment. At each of its centers, the Company provides management, administrative, marketing and technical services, as well as equipment and facilities, to physicians who interpret scans performed on patients. Medical services are provided by board-certified interpreting physicians, generally radiologists, with whom the Company enters into long-term contracts. Thirty-five of the Company's 37 centers provide magnetic resonance imaging (MR) which accounts for a majority of the Company's imaging revenues. Many of the Company's centers also provide some or all of the following services: computerized tomography (CT), ultrasound, nuclear medicine, general radiology and fluoroscopy and mammography.

     In addition, through the Per Diem and Travel Nursing divisions of StarMed, the Company's wholly owned subsidiary, the Company provides temporary healthcare staffing to acute and sub-acute care facilities nationwide. StarMed's Per Diem staffing division, which commenced operations in March 1995, provides registered nurses, licensed practical nurses, nursing assistants, therapists and medical transcriptionists on a daily basis to healthcare facilities from 15 offices located in six states. StarMed's Per Diem division is rapidly growing, having opened 13 locations and acquired two businesses since commencing operations. StarMed's Travel Nursing division is operated from a central office in Tampa, Florida and provides registered nurses and operating room technicians nationwide for periods usually ranging from 8 to 26 weeks.

Diagnostic Imaging Services Industry

   Overview

     Imaging centers have played a vital role in the healthcare delivery system by offering diagnostic services such as MR, CT, ultrasound, nuclear medicine, mammography and x-ray in an outpatient setting. Diagnostic imaging procedures are used to diagnose diseases and physical injuries through the use of various imaging modalities. The use of non-invasive diagnostic imaging has grown rapidly in recent years because it allows physicians to diagnose quickly and accurately a wide variety of diseases and injuries without exploratory surgery or other invasive procedures, which are usually more expensive, risky and potentially debilitating for patients. In addition, diagnostic imaging is increasingly used as a screening tool for preventative care. While conventional x-ray continues to be the primary imaging modality based on the number of procedures performed, the use of MR and CT procedures has increased due to their more sophisticated diagnostic capabilities. The Company estimates that national spending on outpatient diagnostic imaging has grown to more than $8 billion annually. The Company believes that utilization will continue to increase because of the growth in demand for diagnostic imaging services as well as the introduction of new diagnostic imaging procedures using new or existing modalities.

   Equipment and Modalities

     Diagnostic imaging systems are based on the ability of energy waves to penetrate human tissue and generate images of the body which can be displayed either on film or on a video monitor. Imaging systems have evolved from conventional x-rays to the advanced technologies of MR, CT, ultrasound, nuclear medicine and mammography. The principal diagnostic imaging modalities used by the Company include the following:

          Magnetic Resonance Imaging. MR is a sophisticated diagnostic imaging system that utilizes a strong magnetic field in conjunction with low energy electromagnetic waves which are processed by a computer to produce high resolution images of body tissue. A principal element of MR imaging is that atoms in various kinds of body tissue behave differently in response to a magnetic field, enabling the differentiation of internal organs and normal and diseased tissue. Unlike CT and x-rays, MR does not utilize ionizing radiation which can cause tissue damage in high doses. As with other diagnostic imaging technologies, MR is generally non-invasive.

          Computerized Tomography. CT is used to detect tumors and other conditions affecting bones and internal organs. CT provides higher resolution images than conventional x-rays, but generally not as well defined as those produced by MR. In a "cat scan", a computer directs the movement of an x-ray tube to produce multiple cross sectional images of a particular organ or area of the body.

          Ultrasound. Ultrasound has widespread application, particularly for procedures in obstetrics, gynecology and cardiology. Ultrasound imaging relies on the computer-assisted processing of sound waves to develop images of internal organs and the vascular system. A computer processes sound waves as they are reflected by body tissue, providing an image that may be viewed immediately on a computer screen or recorded continuously or in single images for further interpretation.

          Nuclear Medicine. Nuclear medicine is used primarily to study anatomic and metabolic functions. During a nuclear medicine procedure, short-lived radioactive isotopes are administered to the patient by ingestion or injection. The isotopes release small amounts of radioactivity that can be recorded by a gamma camera and processed by a computer to produce an image of various anatomical structures.

          General Radiology and Fluoroscopy ("X-Ray"). The most frequently used type of imaging equipment, radiology uses "x-rays" or ionizing radiation to penetrate the body and record images on film. Fluoroscopy uses a video viewing system for real-time monitoring of the organs being visualized.

          Mammography. Mammography is a specialized form of radiology equipment using low dosage x-rays to visualize breast tissue. It is the primary screening tool for breast cancer.

   Industry Growth and Consolidation

     The number of outpatient diagnostic imaging centers in the United States has grown from approximately 700 in 1984 to an estimated 2,200 in 1995, with most of the growth occurring before 1990. The reasons for this early growth include several factors. First, the Federal government enacted the Prospective Payments System in 1983 which put strict controls on inpatient reimbursement, which led to the expansion of all types of outpatient services, including surgery, radiation therapy and imaging. Second, the use of MR, CT and other imaging equipment became more prevalent due to the quality and quantity of the diagnostic information provided, technological improvements to the modalities and increased government and third-party reimbursement. Lastly, the number of outpatient centers, frequently owned by hospital and physician joint ventures, increased in the late 1980s because hospitals were eager to minimize their financial exposure to expensive equipment and physicians were seeking alternative investments at a time when traditional tax shelters were being eliminated. The rapid growth of imaging centers during the mid-1980s diminished as a result of increased government regulation, the elimination of certain tax benefits, the gains of national healthcare reform efforts seeking cost containment and the growing influence of managed care providers.

     Ownership of outpatient diagnostic imaging centers is highly fragmented, with no dominant national provider. As of December 31, 1995, no entity owned more than 55 centers and the ten largest operators owned a total of approximately 200 centers, or less than 10% of the total number of centers. The Company believes that the environment faced by diagnostic imaging center operators is characterized by rising business complexity, growing control over patient flows by payors and reimbursement pressures that require center owners to seek operational efficiencies. In addition, the Company believes that public and private reforms in the healthcare industry emphasizing cost containment and accountability will continue to shift the delivery of imaging services from highly fragmented, individual or small center operators to companies operating larger multi-modality networks of centers.

The Company's Growth Strategy

     The Company's goal is to become the leading operator of diagnostic imaging centers in the country. The Company has implemented a strategy for growth which includes acquisitions as well as internal development of its existing operations. The Company intends to capitalize on the fragmented nature of the diagnostic imaging center industry through the acquisition of additional centers. The Company's strategy is to expand the scope and efficiency of its operations at its existing and acquired facilities by: (i) leveraging the geographic concentration of its centers; (ii) expanding the imaging services offered by its centers by upgrading existing technology and adding new modalities; (iii) applying sophisticated operating, financial and information systems and procedures; (iv) utilizing targeted local marketing programs; and
(v) developing its network management services to address more fully the needs of managed care providers. The Company's growth strategy for its temporary staffing business includes offering new services to clients, expanding the number of markets served by its Per Diem division and acquiring other companies in the temporary healthcare staffing industry in selected markets.

   Acquisition Strategy

     The Company has a successful record of acquiring imaging centers and integrating and improving their operations. Since the beginning of 1995, the Company has acquired 29 imaging centers through seven acquisitions. The Company believes that it will be able to continue to be a leader in the consolidation of the diagnostic imaging services industry because of its: (i) experience in identifying, structuring and completing acquisitions; (ii) ability to integrate effectively these acquisitions; (iii) size and financial resources; and (iv) existing presence in key geographic areas.

     Through the Company's full-time acquisition staff, the Company identifies suitable acquisition candidates based on various factors, including:

     o    market demographics

     o    physician referral patterns

     o    reimbursement profiles

     o    local competition

     o    location in relation to other Company centers and urban areas

     o    quality and reputation of interpreting physicians

     o    imaging equipment present

     o    ability to improve the center's operations and profitability

     The Company's acquisitions have included individual centers, multi-center groups and one imaging management company. The Company views each of these types of acquisitions as attractive due to the operational improvements, cost savings and strategic synergies which may benefit the Company. After the acquisition of a center, the Company applies its operating and financial expertise and procedures and utilizes its sales and marketing programs to manage the center effectively and to improve the center's usage. In addition, the Company seeks to reduce the operating expenses of its acquired centers through various means, including capitalizing upon the Company's established relationships with vendors and its ability to take advantage of group purchasing efficiencies.

   Growth Strategy at Existing and Acquired Centers

     Leverage Geographic Concentration. The Company has developed clusters of imaging centers in certain geographic areas which enable it to improve the utilization of its centers by attracting business from larger referral sources, such as managed care providers, due to the Company's ability to meet the quality, volume and geographic coverage requirements of these payors. The Company intends to increase its center concentration in existing markets to attract additional referrals of this type and to expand into new geographic areas, through acquisitions, in order to attract additional managed care contracts.

     Expand Imaging Services Offered. The Company expands the imaging services it offers by upgrading existing technology and adding new modalities at selected centers. The Company's imaging centers utilize state-of-the-art imaging equipment for which new applications are continually being developed. New developments and system upgrades frequently have the ancillary benefit of reducing the imaging time and thus increasing capacity of the centers' imaging equipment.

     Apply Sophisticated Operating, Financial and Information Systems and Procedures. The Company provides management expertise, management information systems, financial and operating controls, and capital resources to its centers in order to optimize their performance. In addition, the Company is able to achieve economies of scale and provide cost savings in developing managed care contracts and negotiating group purchasing of goods and services.

     Utilize Targeted Local Marketing. The Company develops and coordinates marketing programs which center managers, sales representatives, and affiliated interpreting physicians utilize to establish referral relationships and to maximize facility usage and reimbursement yield. The Company's marketing programs emphasize the capabilities of its imaging equipment, the quality and timeliness of the imaging results and reports and the high level of patient and referring physician service.

     Develop Network Management Services. The Company plans to further develop and expand its network management services business. As a network manager, the Company enters into contracts with managed care organizations to coordinate the demand for imaging services and to provide certain administrative functions related to the delivery of such services. The Company includes certain of its centers in these networks and believes that the inclusion of these centers in the networks will increase their utilization. In addition, the Company believes that its network management services enhance its relationships with managed care organizations and its ability to enter into additional contracts with such entities.

Temporary Healthcare Staffing Industry

   Overview

     The demand for supplemental per diem staffing services in today's healthcare market is being driven by a variety of factors in the acute and sub-acute care segments. The increasing presence of managed care and the rapid evolution of technology has dramatically reduced the average length of stay in acute care hospitals. The dynamics of this reduction in length of stay has made the task of staffing a facility difficult. Many hospitals are reducing the number of full-time staff and managing the peak periods by utilizing per diem nursing services. The attractiveness of utilizing per diem services is the ability to monitor and regulate expenses more closely. When a hospital adds full-time staff, it makes a commitment in salary and benefits which it can avoid with per diem services. With the emphasis on outpatient care, the needs of a hospital's admitted patients have increased which subsequently requires a higher level of critical care nursing skills. Due to the intense environment of critical care units, turnover is a significant challenge for a hospital. The ability to utilize per diem services to address the needs of these units is becoming increasingly advantageous to hospitals. In addition, the number of nursing home beds continues to increase each year in an attempt to meet the needs of the country's aging population. The ability of nursing services to recruit and place qualified nursing assistants and licensed practical nurses in these facilities who are available on a day-by-day or part-time basis is of great benefit to this client base. Nursing homes, like hospitals, are regulated on a state-by-state basis and are required to maintain a specific patient-to-caregiver ratio. Per diem services provide experienced employees who are productive on their first assignment, compared to new graduates who may require extensive orientation.

     The demand for travel nursing is being driven by dynamics similar to that of the per diem market. In most cases, the client utilizes travel nurses when they require additional personnel for an extended period of time. Examples of this would be the opening of a new unit or satellite facility, an information system conversion that might divert existing hospital employees from other duties and, in many cases, a severe local market shortage for a specific nursing specialty. Additionally, in areas of the country that have significant population changes tied to seasonality, such as Florida during the winter months, the utilization of travel nurses is an economical alternative.

   Staffing Business Growth Strategy

     The Company believes that it can take advantage of the demand for per diem staffing services by entering new markets with newly developed offices or acquisitions in selected markets. Since commencing per diem operations in March 1995, the Company has opened 13 per diem offices in six states and acquired two per diem staffing businesses. StarMed monitors existing markets in order to identify opportunities to add additional per diem services such as medical transcriptionists, therapists and medical administrative support personnel.

     With respect to the Travel Nursing division, StarMed is focused on improving the level of services of its travel nurses and enhancing the skills of it placement coordinators. In addition, StarMed is employing recruiting incentives in order to attract new travel nurses and retain its existing workforce.

The Company's Diagnostic Imaging Business

   Ownership and Modalities

     The following table sets forth certain information concerning the imaging centers operated by the Company. Imaging centers that are not 100% owned by the Company, through a wholly owned subsidiary, are owned by limited partnerships or other business entities in which a subsidiary of the Company is the sole general partner or manager. The equity ownership interest shown includes general and limited partnership interests or other equity interests owned by the Company. For the centers not wholly owned by the Company, the Company also realizes a management fee based upon center revenues.

                             Operated
          Location           Since (1)     Ownership (2)  Modalities (3)
          --------           ---------     -------------  --------------
Northeast Region
Englewood, NJ ...........   December 1979     100%       MR, CT, US, R, F, M
Marlton, NJ(4) ..........   July 1984          91        MR
Union, NJ(4) ............   August 1984        64        MR
Morristown, NJ(4) .......   December 1984      94        MR
Clifton, NJ .............   June 1987         100        MR, CT, US, NM, R, F, M
West Orange, NJ .........   January 1991      100        MR, CT, US, NM, R, F, M
Jersey City, NJ .........   July 1992         100        MR
Hackensack, NJ ..........   June 1995         100        MR, CT, US, R, F, M
Yonkers, NY .............   September 1987     65        MR, CT, US, R, F, M
Brooklyn, NY (49th St.) .   January 1993      100        MR, CT, US, NM, R, F, M
New York, NY ............   January 1996      100        MR, CT, US, R, M
Brooklyn, NY (Ocean Ave.)   January 1996      100        CT, US, NM, R, F, M
Bronx, NY ...............   January 1996      100        MR, CT
Centereach, NY ..........   July 1996         100        MR
Bel Air, MD(4) ..........   November 1991      63        MR, CT, US, NM, R, F, M
Seabrook, MD(4) .........   April 1995         87        MR, CT
Philadelphia, PA(4) .....   January 1986       98        MR, CT, US, NM, R, F
Allentown, PA(4) ........   May 1986           96        MR
Florida
St. Petersburg, FL ......   July 1984          80%       MR
Naples, FL (South) ......   June 1993         100        MR
Ft. Myers, FL (Central) .   May 1995          100        MR
Ft. Myers, FL (South) ...   May 1995          100        MR
Cape Coral, FL(4) .......   September 1995    100        MR
Naples, FL (North)(4) ...   September 1995    100        MR
Titusville, FL(4) .......   September 1995    100        MR
Sarasota, FL(4) .........   September 1995    100        MR, CT
Tampa, FL (Waters Ave.) .   April 1996        100        CT, US, NM, R, M
Tampa, FL (Hamilton Ave.)   April 1996        100        MR
Tarpon Springs, FL ......   April 1996        100        MR
Clearwater, FL ..........   May 1996          100        MR
Chicago Area
Chicago, IL (Wellington)(4) April 1987         87%       MR
Elgin, IL(4) ............   May 1992          100        MR
Chicago, IL (Cicero)(4) .   June 1992          80        MR
Oak Lawn, IL(4) .........   January 1994      100        MR, CT, US, M, R, F
Des Plaines, IL(4) ......   January 1995       75        MR, CT, US, NM, R, F
Libertyville, IL(4) .....   January 1995      100        MR, R, F
Chicago, IL (Central)(4)    January 1996      100        MR

----------
(1)  Operated by the Company or NMR since such date.
(2) Represents the Company's interest in profits, losses and distributions of the respective centers.
(3)  Modalities are magnetic resonance imaging (MR), computerized tomography
     (CT), ultrasound (US), nuclear medicine (NM), radiology (R), fluoroscopy
     (F) and mammography (M).
(4)  Acquired from NMR.

     The Company may further increase its ownership of its non-wholly owned centers and intends to acquire a majority equity interest, if not the entire equity, in acquired or newly developed centers. There can be no assurance that the Company will be successful in completing such acquisitions. The Company has also increased its revenues and profit potential by adding new imaging equipment modalities to its centers and plans to continue this strategy in those situations in which the Company believes that such additions are economically justified. The Company plans to install a bone densitometer in its Clifton center in the fourth quarter of 1996.

   Operations of Centers and Services Provided by the Company

     General. The Company's centers provide diagnostic imaging services to patients referred by physicians who either are in private practice or affiliated with managed care providers or other payor groups. The Company's centers are operated in a manner which eliminates the admission and other administrative inconvenience of in-hospital diagnostic imaging services. The Company's imaging services are performed in an outpatient setting by trained medical technologists under the direction of the interpreting physician. Following the diagnostic procedures, the images are reviewed by the interpreting physicians who prepare a report of these tests and their findings. These reports are transcribed by Company personnel and then delivered to the referring physicians. The interpreting physicians are board-certified specialists in radiology, nuclear medicine, nuclear cardiology or neuroradiology, as appropriate, and are located at the center on a full-time basis. Such interpreting physicians are independent contractors, and are not employees of the Company. All medical aspects of each center are under the direct control and are the sole responsibility of the interpreting physician. The Company is not engaged in the practice of medicine.

     Financial and Operational Programs. The Company applies its financial and operating expertise and procedures, which it has developed over 17 years, to each center in order to improve its operations. The compensation of the centers' managers and certain other personnel is tied directly to the centers' profitability. Each center implements a total quality management program which emphasizes fully upgradeable imaging equipment, on-site board-certified radiologists, the participation of technical employees in rigorous ongoing quality assurance programs and patient and physician satisfaction surveys. The Company also utilizes group purchasing of certain goods and services to reduce the operating expenses of its centers.

     Management Information Systems. The Company utilizes sophisticated management information systems designed to, among other objectives, enhance the efficiency and productivity of its centers, lower operating costs, facilitate financial controls, increase reimbursement and assist in the analysis of sales, marketing and referral data. The management information systems provide information and assistance to managers with respect to, among other matters, billing, patient scheduling, marketing, sales, accounts receivable, referrals and collections. These systems, which provide highly detailed or customized management reports, enable management to coordinate and enhance many aspects of the centers' operations and allow for the development of working plans for improving profit margins by reviewing results and trends in center operations.

   Sales and Marketing

     The Company develops and coordinates marketing programs which center managers, sales representatives, affiliated interpreting physicians and corporate managers utilize in an effort to establish and maintain profitable referring physician relationships and to maximize reimbursement yields. These marketing programs identify and target selected market segments consisting of area physicians with certain desirable medical specialties and reimbursement yields. Corporate and center managers determine these market segments based upon an analysis of competition, imaging demand, medical specialty and payor mix of each referral from the local market. The Company also directs marketing efforts at managed care providers.

     Managed care providers are becoming an increasingly important factor in the diagnostic imaging industry, and, consequently, the Company places major emphasis on cultivating and developing relationships with such organizations. The Company employs industry professionals who have significant experience in dealing with managed care and other providers. The Company believes that the geographic concentration of its centers, the presence of multi-modality centers in all of its regions, its ability to offer cost-effective services and its experience in developing relationships with various managed care organizations will constitute a competitive advantage in obtaining contracts with managed care providers.

   Billing, Reimbursement and Collection

     Each center charges patients a fee per imaging study performed, which is generally billed on behalf of and in the name of an independent physician group. The Company's centers maintain a competitive billing strategy based upon evaluation of available pricing data with respect to each location.

     Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare services. In certain areas, such payors are subject to regulations as to payments. Current discussions within the Federal government regarding national healthcare reform are emphasizing the containment of healthcare costs as well as the expansion of the number of eligible parties. Although such actions have resulted in the general decline in reimbursement rates for the types of services provided at the Company's centers, the Company has sought to offset the decline in reimbursement rates by establishing contractual relationships with managed care organizations and other commercial payors in order to increase the utilization of its centers.

     In addition, during 1995 approximately 22.1% of the Company's net service revenues from imaging centers (18.5% pro forma for the NMR Acquisition) were derived through physicians providing imaging services to patients involved in personal injury claims. The Company believes such services are an attractive revenue source and will continue to seek such business because the reimbursement rates for services provided to patients involved in personal injury claims are typically significantly greater than the reimbursement rates of Medicare, Medicaid and managed care providers. Nevertheless, personal injury claims require more extensive documentation than other procedures; in addition, patients with personal injury claims who do not have insurance coverage tend to delay payment until legal matters are resolved, which may result in significant collection delays.

   Interpreting Physicians Agreements

     In accordance with the terms of the agreements with interpreting physicians at each center, all medical aspects of a center are under the general supervision of such interpreting physicians. Such medical aspects include supervision of medical technicians, establishment of professional fees, analysis of diagnostic information, preparation of reports to referring physicians, care of patients while at the center and communications with referring physicians. The Company's obligations include the administrative, marketing and financial management of the centers as well as providing the necessary medical equipment and leasehold improvements to the interpreting physicians. These agreements typically have terms ranging between one and ten years.

The Company's Temporary Healthcare Staffing Business

     Through its Per Diem and Travel Nursing divisions, StarMed provides temporary staffing to acute and sub-acute care facilities nationwide. StarMed's Per Diem staffing division provides registered nurses, licensed practical nurses, nursing assistants, therapists and medical transcriptionists on a daily basis to healthcare facilities through 15 offices located in six states. StarMed's Travel Nursing division operates from a central office in Tampa, Florida and provides registered nurses and operating room technicians nationwide for periods usually ranging from 8 to 26 weeks. StarMed's travel nursing personnel are relocated from their place of residence to the hospital location for the period of an assignment. StarMed employs the travel nursing staff under short-term employment agreements, provides accommodations, travel reimbursements and other benefits to employees and bills the client on an hourly basis.

     In 1995, StarMed expanded its temporary healthcare staffing segment by opening eight per diem staffing offices; six in Florida and one each in Missouri and Ohio. During 1996, StarMed has opened six per diem offices in six states. In addition, in January 1996, StarMed completed the acquisition of NurseCare Plus, which provides per diem healthcare staffing services in Southern California. In June 1996, StarMed completed the acquisition of We Care, which provides per diem healthcare staffing services in Florida.

   Clients and Marketing

     StarMed has entered into agreements with client hospitals nationwide to provide temporary staffing of healthcare personnel. These hospitals, which are both for-profit and not-for-profit, range from small rural hospitals to major teaching and trauma centers.

     StarMed's Per Diem division markets its services through its own direct sales force. StarMed's marketing approach targets hospitals in major metropolitan areas or other areas which are attractive from a patient census perspective as well as to nurses and other professional medical personnel. Marketing for the Travel Nursing division is conducted primarily by telemarketing and also by attendance at national and regional conventions, seminars and direct solicitations.

     Upon receiving an order from a client for a travel nursing position, StarMed utilizes a sophisticated software application program to match available candidates to the client's order. The application program considers a number of unique hiring criteria established by the client and also certain general criteria established by StarMed. Suitable candidates are then presented to the client for temporary staffing assignments.

   Recruitment

     Temporary staff are recruited through advertising in industry publications, job fairs, referrals and other methods. All applicants for employment are screened to ensure they have the required practical current experience and skills, valid license and positive references. StarMed believes that temporary assignments are attractive for nurses and other medical personnel because they provide competitive compensation, the ability to work in various clinical environments during the course of the year and flexible work schedules.

Competition

     The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals at the local market level and, increasingly, referrals through managed care organizations. The Company believes that principal competitors in each of the Company's markets are hospitals, independent or management company-owned imaging centers, some of which are owned with physician investors and mobile MR units. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include quality and timeliness of test results, ability to develop and maintain relationships with managed care organizations and referring physicians, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. Competition for referrals can also be affected by the ownership or affiliation of competing centers or hospitals. Certain of the Company's competitors have historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. The Company may benefit to the extent current or future regulations will reduce self-referrals from physician investors and make their referrals part of the market for which other centers may more effectively compete.

     The temporary healthcare staffing industry is also highly competitive. StarMed competes for client's business with other providers of temporary staffing. StarMed also competes for the limited number of available qualified staff. Within the temporary staffing industry, StarMed competes with several companies which are larger and may possess greater financial resources than StarMed. Competition for hospital clients is generally based upon the ability to provide qualified nurses and medical personnel on a timely basis at competitive prices. Location of assignment, nature of clinical responsibilities, compensation and benefits are generally the principal factors considered by nurses and medical personnel in deciding whether to accept a temporary assignment.

Government Regulation

     The healthcare industry is highly regulated at the Federal, state and local levels. The following factors affect the Company's operations and development activities:

   Certificate of Need, Licensing and Certification

     All states in which the Company currently operates or may operate have laws that may require a certificate of need ("CON") in certain circumstances to establish, construct, acquire or expand healthcare facilities and services or for the purchase, expansion or replacement of major moveable equipment, including outpatient diagnostic imaging centers utilizing MR or other major medical equipment. At the present time, the CON laws of the states of New Jersey, New York, Illinois, Florida, Maryland and Pennsylvania pertain to the Company's activities. In states with CON programs, regulatory approvals are frequently required for capital expenditures exceeding certain amounts, if such expenditures relate to certain types of medical services or equipment.

     State CON statutes generally provide that prior to the construction of new facilities or the introduction of new services, a state health planning agency (a "Planning Agency") must determine that a need exists for those facilities or services. The CON process is intended to promote comprehensive healthcare planning, assist in providing high quality health care at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities that are needed will be built.

     Typically, the provider of services submits an application to the appropriate Planning Agency with information concerning the geographical area and population to be served, the anticipated demand for the facility or service to be provided, the amount of the capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan, if applicable, and the cost per patient for the type of care contemplated. Whether the CON is granted is based upon a finding of need by the Planning Agency in accordance with criteria set forth in CON statutes, applicable regulations and applicable state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be an appropriate provider, the Planning Agency will issue a CON containing a maximum amount of expenditure and a specific time period for the holder of the CON to implement the approved project.


     The necessity for these CON approvals serves as a barrier to entry in certain markets which the Company wishes to service and has the potential to increase the costs and delay the Company's acquisition or addition of centers. A CON program or similar requirement has the potential to curtail the Company's expansion which could have a material adverse effect on the Company's future growth.

     The Company may also have to comply with Federal certification requirements. For example, the Company's centers which provide mammography examinations must be certified by the Federal government. Further, additional certification requirements may affect the Company's centers, but such certification generally will follow specific standards and requirements that are set forth in readily available public documents. Compliance with the requirements often is monitored by annual on-site inspections by representatives of various government agencies. The Company believes that it currently has obtained all necessary certifications, but the failure to obtain a necessary certification could have a material adverse effect on the Company's imaging business.

     In addition to the CON programs and Federal certification described above, the operations of outpatient imaging centers are subject to Federal and state regulations relating to licensure, standards of testing, accreditation of certain personnel and compliance with government reimbursement programs. The operation of these centers requires a number of Federal and state licenses, including licenses for technical personnel and certain equipment. Although the Company believes that currently it has obtained or is in the process of obtaining all such necessary CON approvals and licenses, the failure to obtain a required approval could have a material adverse effect on the Company's diagnostic imaging business. The Company believes that diagnostic testing will continue to be subject to intense regulation at the Federal and state levels and cannot predict the scope and effect of such regulation nor the cost to the Company of compliance.

   Medicare Anti-Kickback Provisions

     The Anti-Kickback Act prohibits the offering, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicaid patients or patient care opportunities, or in return for the purchase, lease or order or provision of any item or service that is covered by Medicare or Medicaid. Violation of the Anti-Kickback Act is punishable by substantial fines, imprisonment for up to five years, or both. In addition, the Medicare and Medicaid Patient and Program Protection Act of 1987 (the "Protection Act") provides that persons guilty of violating the Anti-Kickback Act may be excluded from the Medicare or Medicaid programs. Investigations leading to prosecutions and/or program exclusion may be conducted by the Office of Inspector General ("OIG") of the Department of Health and Human Services ("HHS").

     Under the Anti-Kickback Act, law enforcement authorities, HHS and the Federal courts are increasingly scrutinizing arrangements between healthcare providers and referral sources (such as physicians) in order to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient referrals. This scrutiny is not limited to financial arrangements that involve a direct payment for patient referrals, but extends to indirect payment mechanisms that carry the potential for inducing Medicare and Medicaid referrals, including situations where physicians hold investment interests in a healthcare entity to which such physicians refer patients. The Anti-Kickback Act would cover, for example, situations in which physicians hold investment interests in a billing company which profits from Medicare referrals. The Company does not believe that it is operating any of its diagnostic imaging centers in violation of the Anti-Kickback Act.

   Safe Harbor Regulations

     On July 29, 1991, the OIG published safe harbor regulations that specify the conditions under which certain kinds of financial arrangements, including
(i) investment interests in public companies, (ii) investment interests in small entities, (iii) management and personal services contracts, and (iv) leases of space and equipment, will be protected from criminal prosecution or civil sanctions under the Anti-Kickback Act if the standards set forth in the regulation are strictly followed. Additional regulations were proposed on July 21, 1994 to amend portions of the original Safe Harbor Regulations and to reaffirm and clarify the OIG's original intent under the Safe Harbor

Regulations. However, these regulations are not yet in effect. Although the Company believes its operations generally qualify for protection under the applicable safe harbor regulations, these regulations have thus far been relatively untested in practice, and there can be no assurance that the Company would prevail in its position. The OIG has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangements are not among those that the "safe harbor" regulations protect from criminal or civil sanctions under that law.


     While the Company believes that it is in compliance with the current requirements of the Anti-Kickback Act under the applicable safe harbor regulations, these regulations have thus far been relatively untested in practice. Furthermore, no assurances can be given that a Federal or state agency charged with enforcement of the Anti-Kickback Act and similar laws might not assert a contrary position or that new Federal or state laws or new interpretations of existing laws might not adversely affect relationships established by the Company with healthcare providers, including physicians, or result in the imposition of penalties on the Company or certain of its centers. The assertion of a violation, even if successfully defended by the Company, could have a material adverse effect upon the Company.

   Stark Law Prohibition on Physician Referrals

     The Federal "Stark Law" as amended in 1993 provides that where a physician has a "financial relationship" with a provider of "designated health services" (including, among other activities, the provision of MR and other radiology services which are services provided by the Company), the physician will be prohibited from making a referral of a Medicaid or Medicare patient to the health care provider, and the provider will be prohibited from billing Medicare or Medicaid, for the designated health service. In August 1995, regulations were issued pursuant to the Stark Law as it existed prior to its amendment in 1993. The preamble to these regulations indicates that the Health Care Financing Administration ("HCFA") intends to rely on the language and interpretations in the regulations when reviewing compliance under the Stark Law, as amended. Submission of a claim that a provider knows or should know is for services for which payment is prohibited under the amended Stark Law, could result in refunds of any amounts billed, civil money penalties of not more than $15,000 for each such service billed, and possible exclusion from the Medicare and Medicaid programs.

     The Stark Law provides exceptions from its prohibition for referrals which include certain types of employment, personal services arrangements and contractual relationships. The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Stark Law, although because of the broad and sometimes vague nature of this law and the related regulations, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of the Stark Law.

   False Claims Act

     A number of Federal laws impose civil and criminal liability for knowingly presenting or causing to be presented a false or fraudulent claim, or knowingly making a false statement to get a false claim paid or approved by the government. Under one such law, the False Claims Act, civil damages may include an amount that is three times the government's loss plus $5,000 to $10,000 per claim. Actions to enforce the False Claims Act may be commenced by a private citizen on behalf of the federal government, and such private citizens receive between 15 and 30 percent of the recovery. Efforts have been made to assert that any claim resulting from a relationship in violation of the Anti-Kickback Act or the Stark Law is false or fraudulent under the False Claims Act. The Company carefully monitors its submissions to HCFA and all other claims for reimbursement to assure that they are not false or fraudulent, and as noted above, believes that it is not in violation of the Anti-Kickback Act or the Stark Law.

   State Laws

     Many states, including the states in which the Company operates, have adopted statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with health care providers, which, while similar in certain respects to the Federal legislation, vary from state to state. Some states expressly prohibit referrals by physicians to facilities in which such physicians have a financial interest. Sanctions for violating these state restrictions may include loss of licensure and civil and criminal penalties assessed against either the referral source or the recipient provider. Certain states also have begun requiring health care practitioners to disclose to patients any financial relationship with other providers, including advising patients of the availability of alternative providers.

     The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

   Regulations Affecting StarMed

     StarMed has obtained all necessary licenses to conduct business in the states where required. Temporary staff are also subject to various occupational and professional licensing laws that apply to medical professionals. Many states have temporary staff laws requiring training, monitoring and regulating of medical professionals.

     Because the services of StarMed's temporary staff are paid for directly by client hospitals, they are not subject to the reimbursement, billing and collection procedures required by the existence of government and private third party payors as is the case with respect to the Company's diagnostic imaging centers.

Employees

     As of September 20, 1996, the Company had approximately 510 full-time and 139 part-time employees, including two executive officers, 386 administrative personnel, 57 sales and marketing personnel and 204 technical personnel. These numbers do not include the healthcare personnel contracted with by StarMed for its Per Diem and Travel Nursing divisions. The Company is not a party to any collective bargaining agreements and considers its relationship with its employees to be good.

Insurance

     The Company carries workmen's compensation insurance, comprehensive and general liability coverage, fire, allied perils coverage and professional liability insurance in amounts deemed adequate by management. There is no assurance that potential claims will not exceed the coverage amounts, that the cost of coverage will not substantially increase or require the Company to insure itself or that certain coverages will not be reduced or become unavailable.

                                   MANAGEMENT

     The directors, executive officers and certain key employees of the Company are as follows:

       Name              Age           Position
       ----              ---           --------
Gary N. Siegler          35    Chairman of the Board

William D. Farrell       34    President, Chief Operating Officer and Director

John P. O'Malley III     34    Senior Vice President-Finance and Chief Financial
                               Officer

Gregory Mikkelsen        50    President and Chief Operating Officer of StarMed

Gerald H. Allen          51    Senior Vice President-New York and Chicago Area
                               Operations

Carl Larson              42    Senior Vice President-New Jersey Operations

Daniel F. Bafia          38    Vice President-Southeast Operations

Robert L. Farrell        31    Vice President-Business Development

Michael J. Drumgoole     50    Vice President-Sales and Marketing

Stephen M. Davis         42    Director and Secretary

Gary L. Fuhrman          35    Director

John H. Josephson        35    Director

Neil H. Koffler          30    Director

Directors, Executive Officers and Certain Key Employees

     Gary N. Siegler has served as Chairman of the Board of Directors of the Company since 1990. Mr. Siegler is a co-founder and, since January 1989, has been President of Siegler, Collery & Co., a New York-based investment firm ("Siegler Collery"). Mr. Siegler is an executive officer of the general partner of The SC Fundamental Value Fund, L.P. ("Fundamental Value Fund"), a fund investing in marketable securities, and an executive officer of SC Fundamental Value BVI, Inc. ("Fundamental Value BVI"), the investment advisor to an off-shore fund investing in marketable securities. Mr. Siegler serves as the Chairman of the Board of Directors of National R.V. Holdings, Inc., a manufacturer of motorhomes and other recreational vehicles.

     William D. Farrell has been a director of the Company since November 1995 and has been the Company's President since September 1996 and served as Co-President since August 1994 and Chief Operating Officer from April 1994. From May 1986 to April 1994, Mr. Farrell served in various executive capacities with the Company. Mr. Farrell is a Certified Public Accountant.

     John P. O'Malley III was appointed Senior Vice President-Finance and Chief Financial Officer in September 1996. Prior thereto, Mr. O'Malley was Executive Vice President-Finance and Chief Financial Officer of NMR since December 1992 and was initially employed by NMR in May 1992. From August 1984 to May 1992, Mr. O'Malley was employed by Ernst & Young, a public accounting firm, and its predecessors. Mr. O'Malley is a Certified Public Accountant.

     Gregory Mikkelsen joined StarMed as President and Chief Operating Officer in August 1996. Prior thereto, Mr. Mikkelsen was President and Chief Executive Officer of Medical Recruiters of America, Inc. Mr. Mikkelsen has held senior executive positions with Baxter Health Care and the Norrell Corporation.

     Gerald H. Allen is Senior Vice President-New York and Chicago Area Operations of the Company and since April 1995 has also held the positions of Executive Vice President-Regional Operations and Senior Vice President-Development. Mr. Allen was also employed by the Company in several executive capacities from 1984 to 1993. From 1993 through 1995, Mr. Allen was the Executive Vice President and Chief Financial Officer of Prime Capital Corporation, a merchant banking company.

     Carl Larson is Senior Vice President-New Jersey Operations of the Company. Prior to Mr. Larson's employment by the Company, Mr. Larson managed a 13-site privately operated radiology practice in New York. Mr. Larson is a licensed radiological technologist and, in prior positions, spent eight years in hospital-based radiological administration and five years as a staff member at the American College of Radiology.

     Daniel F. Bafia is Vice President-Southeast Operations of the Company. Mr. Bafia joined the Company in 1992 and prior thereto had over 10 years of experience developing and managing radiation therapy and diagnostic imaging centers for public and private companies and hospitals.

     Robert L. Farrell is Vice President-Business Development of the Company and over the past decade has held a number of executive positions with the Company, including Manager of Corporate Accounting, Controller and Director of National Operations. Mr. Farrell is the brother of William Farrell.

     Michael J. Drumgoole is Vice President-Sales and Marketing of the Company and has held such position since 1993. Mr. Drumgoole has over 20 years experience in medical sales and has held various sales, sales training and sales management positions within the healthcare industry.

     Stephen M. Davis has been a director and Secretary of the Company since 1992 and is a member of theCompany's Audit Committee. For more than the last five years, Mr. Davis has been a partner of the law firm Werbel & Carnelutti, A Professional Corporation. Mr. Davis is a director of National R.V. Holdings, Inc.

     Gary L. Fuhrman has been a director of the Company since 1992 and is a member of the Company's Audit Committee. Mr. Fuhrman has been a Director and a Senior Vice President of Arnhold and S. Bleichroeder, Inc., an investment banking firm, since March 1995 and January 1993, respectively, and a vice president of such firm for more than five years prior thereto. Mr. Fuhrman is a director of National R.V. Holdings, Inc.

     John H. Josephson has been a director of the Company since July 1994. Mr. Josephson is a Vice President and Director of Allen & Company Incorporated, an investment banking firm, and has been with such firm since 1987. Mr. Josephson is also a director of Norwood Promotional Products, Inc.

     Neil H. Koffler has been a director of the Company since November 1995 and is a member of the Company's Audit Committee. Mr. Koffler has been employed by Siegler Collery since 1989. Mr. Koffler is an executive officer of Fundamental Value Fund and Fundamental Value BVI. Mr. Koffler is a director of National R.V. Holdings, Inc.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of September 20, 1996 the number and percentage of shares of Common Stock held by (i) each of the executive officers and directors of the Company, (ii) all persons who are known by the Company to be the beneficial owners of, or who otherwise exercise voting or dispositive control over, five percent or more of the outstanding Common Stock and (iii) all of the Company's present executive officers and directors as a group:

                          Percentage Beneficially Owned

   Name and Address                      Common Stock
  of Beneficial Owner                      Owned(1)         Before Offering   After Offering
  -------------------                      --------         ---------------   --------------
Gary N. Siegler(2)(3) ................     3,520,442             25.2%            20.5%
 c/o Siegler, Collery & Co.
 712 Fifth Avenue
 New York, NY 10019

Peter M. Collery(2)(4) ...............     3,067,993             22.5%            18.2%
 c/o Siegler, Collery & Co.
 712 Fifth Avenue
 New York, NY 10019

StarMed Investors, L.P.(2) ...........     1,578,914             11.7%             9.5%
 c/o Siegler, Collery & Co.
 712 Fifth Avenue
 New York, NY 10019

New England MRI, Inc.(5) .............       730,000              5.4%             4.4%
 3000 Colby Street
 Berkeley, California 94705

William D. Farrell(6) ................        78,165              *                *
 c/o Medical Resources, Inc.
 155 State Street
 Hackensack, NJ 07601

John P. O'Malley III(7) ..............       181,703              1.3%             1.1%
 c/o Medical Resources, Inc.
 155 State Street
 Hackensack, NJ 07601

Gary L. Fuhrman(8) ...................       147,591              1.1%             *
 c/o Arnhold and S. Bleichroeder, Inc.
 45 Broadway
 New York, NY 10006

John H. Josephson(9) .................        26,375              *                *
 c/o Allen & Company Incorporated
 711 Fifth Avenue
 New York, NY 10022

Stephen M. Davis(10) .................        33,387              *                *
 c/o Werbel & Carnelutti
 711 Fifth Avenue
 New York, NY 10022

Neil H. Koffler(11) ..................        63,580              *                *
 c/o Siegler, Collery & Co.
 712 Fifth Avenue
 New York, NY 10019
All officers and directors as a group
 (7 in number)(2)(3)(6)(7)(8)(9)(10)(11)   4,019,318             27.8%            22.8%

                                                   (Footnotes on following page)

----------
*    Less than one percent.

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

(2) Messrs. Siegler and Collery, due to their joint ownership of Siegler Collery and other affiliates which control StarMed Investors, L.P. (which is included in the table) and certain other entities which beneficially own an aggregate of 1,330,380 shares of Common Stock, including 112,500 shares underlying convertible debentures, are each deemed to beneficially own all of the shares of Common Stock owned of record by all such entities.

(3) Includes 282,000 shares underlying outstanding options which are exercisable immediately or within 60 days, 6,250 shares underlying convertible debentures and 120,000 shares issuable upon the exercise of certain warrants held by 712 Advisory Services, Inc., of which Mr. Siegler is the sole stockholder.

(4) Includes 51,000 shares underlying outstanding options which are exercisable immediately or within 60 days and 6,250 shares underlying convertible debentures.

(5) Does not include 800,000 shares issuable pursuant to the Company's acquisition of the assets of New England MRI, Inc., 200,000 of which are contingent upon the acquired centers achieving certain earnings objectives.

(6) Includes 76,665 shares underlying outstanding options which are exercisable immediately or within 60 days.

(7) Includes 163,438 shares underlying outstanding warrants which are exercisable immediately or within 60 days and 4,520 shares owned through the Company's 401(k) plan.

(8) Includes 71,000 shares underlying outstanding options which are exercisable immediately or within 60 days and 41,666 shares underlying convertible debentures.

(9) Includes 25,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(10) Includes 31,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(11) Includes 60,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of September 25, 1996, the Company had outstanding 13,449,853 shares of Common Stock.

Common Stock

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Company's Certificate of Incorporation does not provide for cumulative voting. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution, or winding-up of the Company, the assets legally available for distribution to stockholders are distributed ratably among the holders of Common Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock. Each outstanding share of Common Stock is fully paid and nonassessable.

     Pursuant to the Rights Plan, holders of the Common Stock received a distribution of one right (the "Rights") to purchase one ten thousandth of a share of Series C Junior Participating Preferred Stock for each share of Common Stock owned. The Rights will generally become exercisable ten days after a person or group acquires 15% of the Company's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of any such securities. Ten days after a person acquires 15% or more of the Company's outstanding voting securities (unless this time period is extended by the board of directors) each Right would, subject to certain adjustments and alternatives, entitle the rightholder to purchase Common Stock of the Company or stock of the acquiring company having a market value of twice the $24.00 exercise price of the Right (except that the acquiring person or group and other related holders would not be able to purchase common stock of the company on these terms). The Rights are nonvoting, expire in 2006 and may be redeemed by the Company at a price of $.001 per Right at any time prior to the tenth day after an individual or group acquired 15% of the Company's voting stock, unless extended. The purpose of the Rights is to encourage potential acquirors to negotiate with the Company's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of the stockholder the terms of any proposed takeover.

Preferred Stock

     The Company's Certificate of Incorporation provides that the Company may, without further action by the Company's stockholders, issue shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in any such series and to fix the relative rights and preferences of the shares of any such series, including without limitation dividend rights, dividend rate, voting rights, redemption rights and terms, liquidation preferences and sinking fund provisions. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Transfer Agent

     The Transfer Agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

         Underwriters                                         Number of Shares
         ------------                                         ----------------
      Dillon, Read & Co. Inc. ...............................   1,034,000
      Smith Barney Inc. .....................................   1,034,000
      Allen & Company Incorporated ..........................      56,000
      Arnhold and S. Bleichroeder, Inc. .....................      56,000
      Auerbach Pollak & Richardson Inc. .....................      16,000
      Bear, Stearns & Co. Inc. ..............................      56,000
      Brean Murray & Co., Inc. ..............................      56,000
      Alex. Brown & Sons Incorporated .......................      56,000
      JW Charles Securities, Inc. ...........................      16,000
      Cowen & Company .......................................      28,000
      Donaldson, Lufkin & Jenrette Securities Corporation ...      56,000
      A.G. Edwards & Sons, Inc. .............................      56,000
      Fahnestock & Co. Inc. .................................      28,000
      Furman Selz LLC .......................................      28,000
      Gaines, Berland Inc. ..................................      16,000
      Goldman, Sachs & Co. ..................................      56,000
      Lazard Freres & Co. LLC ...............................      56,000
      Legg Mason Wood Walker, Incorporated ..................      28,000
      Lehman Brothers Inc. ..................................      56,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated ....      56,000
      Morgan Stanley & Co. Incorporated .....................      56,000
      Needham & Company, Inc. ...............................      28,000
      David A. Noyes & Company ..............................      16,000
      Oppenheimer & Co., Inc. ...............................      56,000
      PaineWebber Incorporated ..............................      56,000
      Principal Financial Securities, Inc. ..................      28,000
      Salomon Brothers Inc ..................................      56,000
      Scott & Stringfellow, Inc. ............................      28,000
      Southeast Research Partners, Inc. .....................      16,000
      Wellington (H.G.) & Co. Inc. ..........................      16,000
                                                                ---------
              Total .....................................       3,200,000
                                                                =========

     The Managing Underwriters are Dillon, Read & Co. Inc. and Smith Barney Inc.

     If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The shares of Common Stock offered hereby are being initially offered by the several Underwriters for sale at the price set forth on the cover page hereof, or at such price less a concession not to exceed $0.27 per share on sales to certain dealers. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $0.10 per share on sales to certain other dealers. The offering of the shares is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession, and the reallowance may be changed by the Managing Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 480,000 shares of Common Stock on the same terms per share. The Underwriters may exercise such option on or before the thirtieth day from the date of the public offering of the shares offered hereby, and only to cover over-allotments of shares of Common Stock offered hereby. To the extent the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such Underwriter's initial commitment.

     The Company and its officers and directors have agreed not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock or permit the registration of any shares of Common Stock for a period of 120 days after the date of this Prospectus, without the prior written consent of Dillon, Read & Co. Inc., except that the Company may, without such consent, (i) grant options pursuant to any Company director and employee benefit plans, (ii) sell shares of Common Stock pursuant to this offering, (iii) issue Common Stock pursuant to the exercise of stock options outstanding on the date of the Prospectus or issued pursuant to the foregoing clause (i) or the Company's outstanding warrants and convertible debentures, (iv) issue Common Stock in connection with acquisitions provided that stock issued in connection therewith may not be resold during the 120 day period referred to herein without the prior written consent of Dillon, Read & Co. Inc., (v) issue Common Stock pursuant to its obligations under the Rights Plan, and (vi) register Common Stock issued pursuant to the foregoing clauses (ii) through (v).

     The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Dillon, Read & Co. Inc. provided investment banking services to the Company in connection with the NMR Acquisition, for which it has received customary fees.

     In connection with this offering, certain Underwriters and selling group members or their affiliates may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Passive market making consists of, among other things, displaying bids on Nasdaq limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and all possible market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

     The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Werbel & Carnelutti, A Professional Corporation, New York, New York. Stephen M. Davis, a partner of Werbel & Carnelutti, is a director of the Company and beneficially owns 33,387 shares of Common Stock. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Medical Resources, Inc. at December 31, 1995 and 1994, and for the years then ended, included and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included and incorporated by reference herein which, as to the year ended December 31, 1994, is based in part on the reports of Dixon, Odom & Co., L.L.P., independent auditors, and Kempisty & Company, Certified Public Accountants, P.C., independent accountants. The consolidated financial statements referred to above are included and incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements and schedule of Medical Resources, Inc. for the year ended December 31, 1993 included and incorporated by reference in this Prospectus and Registration Statement have been audited, as to combination only, by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included and incorporated by reference elsewhere herein. The consolidated financial statements of Medical Resources, Inc. (not presented separately herein) for the year ended December 31, 1993, prior to their restatement for the acquisition of StarMed Staffing, LP in 1994 in a transaction accounted for as a pooling of interests and prior to their restatement for the 1995 reorganization, in which Kik Kin L.P. and Maternity Retail Partners, L.P., affiliated companies, became subsidiaries of Medical Resources, Inc. in a transaction accounted for in a manner similar to a pooling of interests, have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon included and incorporated by reference elsewhere herein. The financial statements of StarMed Staffing, LP for the year ended December 31, 1993 (not presented separately herein), Kik Kin L.P. for the year ended January 1, 1994 (not presented separately herein) and Maternity Retail Partners, L.P. for the year ended January 30, 1994 (not presented separately herein) have been audited by Ernst & Young LLP, Dixon Odom & Co., L.L.P., and Kempisty & Company, Certified Public Accountants, P.C., respectively, as set forth in their reports thereon incorporated by reference herein. The consolidated financial statements and schedule of Medical Resources, Inc. for the year ended December 31, 1993 referred to above are included and incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of NurseCare Plus, Inc. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and is included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

     The financial statements of MRI-CT, Inc. at December 31, 1995 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been so incorporated in reliance on the report of Bard & Glassman, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Americare Imaging Center, Inc. at December 31, 1995 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been so incorporated in reliance on the report of Weisberg, Polansky, Kulberg, Einhorn & Mole, LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and is included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Access Imaging Center, Inc. at December 31, 1995 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been so incorporated on the report of Weisburg, Polansky, Kulberg, Einhorn & Mole, LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and is included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

     The financial statements of We Care-Allied Health Care, Inc. at December 31, 1995 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been so incorporated on the report of Weisberg, Polansky, Kuhlberg, Einhorn & Mole, LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and is included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of NMR of America, Inc. at March 31, 1996 and 1995 and consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1996 included and incorporated by reference in this Prospectus and Registration Statement have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W.,

Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

     The Common Stock is quoted on the Nasdaq National Market. Reports and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 which contains consolidated financial statements of the Company and certain other information regarding the Company.

          (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30 1996.

          (c) The Company's Current Reports on Form 8-K dated January 9, 1996 (as amended on Forms 8-K/A dated March 19, 1996 and July 19, 1996), April 30, 1996, May 20, 1996 and September 13, 1996 (as amended on Form 8-K/A dated September 30, 1996).

          (d) The Company's Registration Statement on Form 10 filed under the Exchange Act, File No. 0-20440, which contains a description of the Common Stock.

          (e) The description of certain rights attaching to the Common Stock to purchase Series C Junior Participating Preferred Stock contained in the Company Registration Statement on Form 8-A, filed with the Commission on September 13, 1996.

          (f) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1995.

     Each document filed subsequent to the date of the Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Written or oral requests for copies should be directed to: Investor Relations, Medical Resources, Inc., 155 State Street, Hackensack, New Jersey 07601, telephone number: 201-488-6230.

                        INDEX TO FINANCIAL STATEMENTS AND
                     PRO FORMA COMBINED FINANCIAL STATEMENTS

                                                                           Page

Medical Resources, Inc.

Unaudited Pro Forma Combined Financial Statements ....................       F-2

Unaudited Pro Forma Combined Balance Sheet as of June 30, 1996 .......       F-3

Unaudited Pro Forma Combined Statement of Operations for the Year
  Ended December 31, 1995 ............................................       F-4

Unaudited Pro Forma Combined Statement of Operations for the Six
  Months Ended June 30, 1996 .........................................       F-5

Notes to Unaudited Pro Forma Combined Financial Statements ...........       F-6

Report of Ernst & Young LLP--Independent Certified Public
  Accountants ........................................................      F-13

Consolidated Balance Sheets as of December 31, 1994 (restated) and
  1995 and June 30, 1996 (unaudited) .................................      F-14

Consolidated Statements of Operations--Years Ended December 31,
  1993 (restated), 1994 (restated) and 1995, and Six Month
  Periods Ended June 30, 1996 (unaudited) and 1995 (unaudited) .......      F-15

Consolidated Statements of Changes in Stockholders' Equity--Years
  Ended December 31, 1993 (restated), 1994 (restated) and 1995
  and Six Months Ended June 30, 1996 (unaudited) .....................      F-17

Consolidated Statements of Cash Flows--Years Ended December 31, 1993
  (restated), 1994 (restated) and 1995 and Six Month Periods Ended
  June 30, 1996 (unaudited) and 1995 (unaudited) .....................      F-18

Notes to Consolidated Financial Statements ...........................      F-19

NMR of America, Inc. and Subsidiaries

Report of Coopers & Lybrand L.L.P. ...................................      F-38

Consolidated Balance Sheets as of March 31, 1995 and 1996 and
  June 30, 1996 (unaudited) ..........................................      F-39



Consolidated Statements of Income--Years Ended March 31, 1994,
  1995 and 1996 and Quarters Ended June 30, 1995 (unaudited)
  and 1996 (unaudited) ...............................................      F-40

Consolidated Statements of Cash Flows--Years Ended March 31, 1994,
  1995 and 1996 and Quarters Ended June 30, 1995 (unaudited) and
  1996 (unaudited) ...................................................      F-41

Consolidated Statement of Changes in Stockholders' Equity--Years
  Ended March 31, 1994, 1995 and 1996 and Quarter Ended June 30,
  1996 (unaudited) ...................................................      F-44

Notes to Consolidated Financial Statements ...........................      F-45

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements include an unaudited pro forma combined balance sheet of the Company (the "Unaudited Pro Forma Combined Balance Sheet") as of June 30, 1996, an unaudited pro forma combined statement of operations for the year ended December 31, 1995 (the "Unaudited Pro Forma Combined Statement of Operations") and an unaudited pro forma combined statement of operations for the six months ended June 30, 1996 (the "Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996"). These unaudited pro forma combined financial statements include historical amounts for Medical Resources and NMR adjusted to reflect the NMR Acquisition and other historical acquisitions of both companies as described below.

     Medical Resources' historical acquisitions during the year ended December 31, 1995 and six months ended June 30, 1996 included New England MRI, Inc. and PCC Imaging, Inc., which were effective on May 26, 1995 and June 19, 1995, respectively, MRI-CT, Inc. which was effective on January 9, 1996, Nurse Care Plus, Inc. which was effective on January 12, 1996, Americare Imaging Centers, Inc. and MRI Associates of Tarpon Springs, Inc. which were effective on April 19, 1996, Access Imaging Center, Inc. which was effective on April 30, 1996 and We Care-Allied Health Care, Inc. which was effective on June 28, 1996.

     NMR's historical acquisitions during its fiscal year ended March 31, 1996 included Morgan Medical Holdings, Inc. and Central Diversey MRI Center, Inc., which were effective on September 15, 1995 and January 1, 1996,respectively.

     Medical Resources' fiscal year end is December 31 and NMR's fiscal year end is March 31. Accordingly, the Unaudited Pro Forma Combined Statement of Operations has been presented as if the NMR Acquisition and the historical acquisitions by Medical Resources had occurred on January 1, 1995 and as if the historical acquisitions by NMR had occurred on April 1, 1995. The Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996 has been prepared on the basis that the NMR Acquisition and the other historical acquisitions by Medical Resources occurred as of January 1, 1996. For purposes of presenting the Unaudited Pro Forma Combined Balance Sheet, the NMR Acquisition is considered to have occurred on June 30, 1996. NMR made no acquisitions subsequent to January 1, 1996. The NMR Acquisition was accounted for under the purchase method of accounting and, therefore, these statements are prepared on such a basis.

     These unaudited pro forma combined financial statements do not purport to be indicative of the actual financial position or results of operations that would have been achieved had the transactions been consummated on such date, or at the beginning of the periods, for which the unaudited pro forma combined financial statements are presented, nor do they purport to be indicative of future operating results or financial position of the combined entity.

     The following unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Medical Resources and NMR included elsewhere herein as certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, and the notes to the Unaudited Pro Forma Combined Financial Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               As of June 30, 1996

                                 (In thousands)

                                                                                                   Medical
                                                                                                  Resources
                                                       Medical                                       and
                                                      Resources       NMR                            NMR
                                                       June 30,     June 30,      Pro Forma       Pro Forma
                                                        1996        1996(1)      Adjustments      Combined
                                                      ---------     -------      -----------      --------
Cash and cash equivalents .........................   $   8,015    $   2,362    $  (1,168)(A)   $   7,984
                                                                                   (1,225)(B)
Short-term investments ............................        --          1,830                        1,830
Accounts receivable, net ..........................      18,645       14,947                       33,592
Other assets ......................................       4,491        1,302                        5,793
                                                      ---------    ---------    ---------       ---------
  Total current assets ............................      31,151       20,441       (2,393)         49,199

Medical diagnostic and office equipment, net ......      14,437       14,007       (2,908)(C)      25,536
Goodwill, net .....................................      17,707       10,660      (10,660)(D)      52,990
                                                                                   35,283 (E)
Other assets ......................................       3,520        1,424        1,409 (F)       5,374
                                                                                     (830)(G)
                                                                                     (149)(J)
                                                      ---------    ---------    ---------       ---------
  Total assets ....................................   $  66,815    $  46,532    $  19,752       $ 133,099
                                                      =========    =========    =========       =========

Current portion of notes payable ..................   $   1,835    $   4,591                    $   6,426
Current portion of obligations under capital leases       4,511          604                        5,115
Line of credit ....................................       4,325         --                          4,325
Accounts payable and accrued expenses .............       5,572        4,449                       10,021
Other current liabilities .........................       1,525         --      $   2,054 (H)       3,579
Income taxes payable ..............................         469         --                            469
                                                      ---------    ---------    ---------       ---------
  Total current liabilities .......................      18,237        9,644        2,054          29,935
Notes payable .....................................       4,870       10,012                       14,882
Obligations under capital leases ..................       8,455        1,009                        9,464
Convertible debentures ............................       7,260        1,891                        9,151
Other long-term liabilities .......................       1,097        2,328                        3,425
                                                      ---------    ---------    ---------       ---------
  Total liabilities ...............................      39,919       24,884        2,054          66,857

Common stock ......................................          91           67          (67)(I)         136
                                                                                       45 (E)
Common stock to be issued .........................       1,721         --                          1,721
Additional paid in capital ........................      27,897       17,073      (17,073)(I)      67,198
                                                                                   39,301 (E)
Retained (deficit) earnings .......................      (1,394)       6,220       (6,220)(I)      (1,394)
Treasury stock ....................................      (1,419)      (1,712)       1,712 (I)      (1,419)
                                                      ---------    ---------    ---------       ---------
  Total stockholders' equity ......................      26,896       21,648       17,698          66,242
                                                      ---------    ---------    ---------       ---------
  Total liabilities and stockholders' equity ......   $  66,815    $  46,532    $  19,752       $ 133,099
                                                      =========    =========    =========       =========

----------
(1) As reclassified to conform with the Company's presentation of financial information.

            See Accompanying Notes (A) to (I) to Unaudited Pro Forma
                       Combined Financial Statements and
               Notes to Audited Consolidated Financial Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1995

                      (In thousands, except per share data)

                                                                                                                       Medical
                                                                                                                      Resources/
                                                                                                                         NMR
                                                                                                                       Combined
                                                                                                                         and
                                                                            Medical        Medical                     Medical
                                     Medical                               Resources      Resources        NMR        Resources/
                                    Resources       NMR                       and         Historical    Historical       NMR
                                    Year Ended   Year Ended                   NMR        Acquisitions  Acquisitions   Historical
                                    December 31,  March 31,   Pro Forma     Pro Forma     Pro Forma     Pro Forma    Acquisitions
                                        1995       1996(1)   Adjustments    Combined      Adjustments   Adjustments   Pro Forma
                                    ------------  ---------   ---------     ---------     ---------     ---------    ------------
Net service revenues ..............   $ 51,994    $ 23,957   $ (1,791)(a)   $ 74,307      $ 22,122(j)   $  3,467(k)   $ 99,896
                                                                  147 (b)

Operating costs, excluding
  interest, depreciation and
  amortization ....................     31,564      13,125     (1,754)(a)     42,935        15,107(j)      1,641(k)     59,683

Provision for uncollectible
 accounts receivable ..............      3,378        --        3,378          1,045(j)      4,423

Corporate general and
 administrative ...................      4,978       2,916        356 (c)      8,250         2,480(j)        344(k)     11,074

Depreciation and amortization .....      4,567       3,094       (532)(a)      8,049         2,438(j)        408(k)     10,895
                                                                 (420)(d)
                                                                1,764 (e)
                                                                  (60)(f)
                                                                 (364)(g)
                                      --------    --------   --------       --------      --------      --------      --------
  Operating income ................      7,507       4,822       (634)        11,695         1,052         1,074        13,821

Interest expense ..................      1,829       1,678       (518)(a)      2,989           301(j)        356(k)      3,646
                                      --------    --------   --------       --------      --------      --------      --------

Income from continuing
 operations before minority
 interest and taxes ...............      5,678       3,144       (116)         8,706           751           718        10,175

Minority interest .................       (124)        411       --              287          --            --             287
                                      --------    --------   --------       --------      --------      --------      --------

Income from continuing
 operations before income
 taxes ............................      5,802       2,733       (116)         8,429           751           718         9,888

Income taxes ......................      1,659         956        (46)(h)      2,569           300(j)        238(k)      3,107
                                      --------    --------   --------       --------      --------      --------      --------

Income from continuing
 operations .......................   $  4,143    $  1,777   $    (70)      $  5,851      $    451      $    480      $  6,781
                                      ========    ========   ========       ========      ========      ========      ========

Earnings per share:
 Primary(2) .......................   $   0.53    $   0.30                  $   0.50                                  $   0.51
                                      ========    ========                  ========                                  ========

Weighted average shares
 outstanding ......................      7,785       5,870      4,036 (i)     11,821         1,092(l)        378(m)     13,291
                                      ========    ========   ========       ========      ========      ========      ========

----------
(1) As reclassified to conform with the Company's presentation of financial information.

(2)  Fully diluted earnings per share equals primary earnings per share.

            See Accompanying Notes (a) to (m) to Unaudited Pro Forma
                       Combined Financial Statements and
               Notes to Audited Consolidated Financial Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 1996

                      (In thousands, except per share data)


                                                                                                              Medical
                                                                                                           Resources/NMR
                                         Medical                                               Medical        Combined
                                        Resources       NMR                      Medical      Resources      and Medical
                                        Six Months   Six Months                 Resources     Historical      Resources
                                           Ended       Ended                     and NMR     Acquisitions    Historical
                                         June 30,     June 30,    Pro Forma     Pro Forma      Pro Forma    Acquisitions
                                           1996       1996(1)    Adjustments    Combined      Adjustments     Pro Forma
                                         --------     --------    ---------     ---------      ---------    ------------
Net service revenues ................   $ 36,776     $ 14,228   $   (952)(aa)   $ 50,052     $5,293 (jj)     $ 55,345
Operating costs, excluding
 interest, depreciation
 and amortization ...................     23,486        7,456     (1,066)(aa)     29,876      3,481 (jj)       33,357
Provision for uncollectible
 accounts receivable ................      1,762         --        1,762                        144 (jj)        1,906
Corporate general and
 administration .....................      3,433        1,877        140 (cc)      5,450        437 (jj)        5,887
Depreciation and
 amortization .......................      2,740        1,689       (270)(aa)      4,489      528 (jj)        5,017
                                                                    (322)(dd)
                                                                     882 (ee)
                                                                     (48)(ff)
                                                                    (182)(gg)
Transaction costs ...................       --            301       (301)(bb)
                                        --------     --------   --------        --------     ------          --------
  Operating income ..................      5,355        2,905        215           8,475            703        9,178
Interest expense ....................      1,288          910       (261)(aa)      1,937        48 (jj)        1,985
                                        --------     --------   --------        --------     ------          --------
Income from continuing
 operations before minority
 interest and taxes .................      4,067        1,995        476           6,538             655        7,193
Minority interest ...................         64          197        261             261
                                        --------     --------   --------        --------     ------          --------
Income from continuing
 operations before
 income taxes .......................      4,003        1,798        476           6,277             655        6,932
Income taxes ........................      1,099          579        190 (hh)      1,868        262 (jj)        2,130
                                        --------     --------   --------        --------     ------          --------
Income from continuing
 operations .........................   $  2,904     $  1,219   $    286        $  4,409     $       393     $  4,802
                                        ========     ========   ========        ========     ===========     ========
Earnings per share:
 Primary ............................   $   0.33     $   0.19                   $   0.33                     $   0.35
 Fully diluted ......................   $   0.31     $   0.19                   $   0.32                     $   0.34
                                        ========     ========                   ========                     ========
Weighted average shares
 outstanding ........................      8,835        6,440      4,428 (ii)     13,263        272 (kk)       13,535
                                        ========     ========   ========        ========     ===========     ========


----------
(1) As reclassifed to conform with the Company's presentation of financial information.

           See Accompanying Notes (aa) to (kk) to Unaudited Pro Forma
                       Combined Financial Statements and
               Notes to Audited Consolidated Financial Statements

                            MEDICAL RESOURCES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The Historical Financial Statements

     The unaudited pro forma combined financial statements are presented for illustrative purposes only, giving effect to the NMR Acquisition and other historical acquisitions of Medical Resources and NMR, and therefore, are not necessarily indicative of the financial position or financial results that might have been achieved had the NMR Acquisition occurred as of an earlier date, nor are they necessarily indicative of the financial position or financial results which may occur in the future. The Unaudited Pro Forma Combined Balance Sheet has been presented assuming the NMR Acquisition occurred on June 30, 1996. Medical Resources' fiscal year end is December 31 and NMR's fiscal year end is March 31. Accordingly, the Unaudited Pro Forma Combined Statement of Operations been presented as if the NMR Acquisition and other historical acquisitions of Medical Resources had occurred on January 1, 1995 and as if the historical acquisitions of NMR had occurred on April 1, 1995. The Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996 has been prepared on the basis that the NMR Acquisition and the other 1996 historical acquisitions of Medical Resources occurred as of January 1, 1996. The NMR Acquisition was accounted for under the purchase method of accounting, whereby the respective assets and liabilities of NMR are recorded at their estimated fair values. The total purchase cost of the transaction is estimated to be approximately $39,346,000 and the excess of the purchase cost over the estimated fair value of net assets acquired is estimated to be approximately $35,134,000.

     The Pro Forma Combined Statement of Operations for the fiscal year ended December 31, 1995 reflects the impact of historical acquisitions made by Medical Resources and NMR. Medical Resources' acquisitions of New England MRI ("NEM") and PCC Imaging, Inc. ("PCC"), which were effective on May 26, 1995 and June 19, 1995 respectively, and of MRI-CT, Inc. ("MRI-CT") on January 9, 1996, Nurse Care Plus, Inc. ("NurseCare") on January 12, 1996, Americare Imaging Centers, Inc. and MRI Associates of Tarpon Springs, Inc. (collectively known as "Americare") on April 19, 1996, Access Imaging Center, Inc. ("Access") on April 30, 1996 and We Care--Allied Health Care, Inc. ("We Care") on June 28, 1996, are reflected as if such acquisitions had occurred on January 1, 1995. NMR's acquisition of Morgan Medical Holdings, Inc. ("Morgan") and Central Diversey MRI Center, Inc. ("CD MRI"), which were effective on September 15, 1995 and January 1, 1996, respectively, are reflected as if these transactions had occurred on April 1, 1995.

     The Unaudited Pro Forma Combined Statement of Income for the Six Months Ended June 30, 1996 reflects the impact of historical acquisitions made by Medical Resources. Medical Resources' aforementioned acquisition of MRI-CT, NurseCare, Americare, Access and We Care are reflected as if these transactions had occurred on January 1, 1996.

     As mentioned, Medical Resources' fiscal year-end is December 31 and NMR's is March 31. As a result, the operating results for NMR for the three months ended March 31 have been included in the Pro Forma Combined Statement of Income for the fiscal year ended December 31, 1995 and the Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996. Unaudited net service revenues and net income for this period were $6,960,000 and $630,000, respectively.

2. Revenue Recognition

     For Medical Resources' centers and those centers that NMR acquired (as opposed to developed, see next paragraph), revenues are recognized on an accrual basis as earned and consist of patient service revenues adjusted for contractual adjustments (net patient service revenue) allocated to Medical Resources and NMR under the terms of management agreements maintained. This revenue is derived from charges for patient services rendered in diagnostic imaging centers under the terms of certain payment arrangements with various third party payors, such charges are paid at less than Medical Resources' established rates.

     For the centers which NMR has developed, agreements have been entered into with physicians engaging in business as professional associations ("Physicians") pursuant to which NMR maintains and operates imaging systems in

                            MEDICAL RESOURCES, INC.

offices operated by the Physicians. The agreements have terms of up to six years and are renewable at NMR's option. Under the agreements, Physicians have agreed to be obligated to contract for radiological services at the centers and to sublease each facility. NMR is obligated to make necessary leasehold improvements, provide furniture and fixtures and perform certain administrative functions relating to the provisions of technical aspects of the centers' operations for which Physicians pay a quarterly fee composed of a fixed sum based on the cost of the respective imaging system installed, including the related financing costs, a charge per invoice processed and a charge based upon system usage for each NMR-installed imaging system in operation. These fees, net of a contractual allowance based upon Physicians ability to pay after Physicians have fulfilled their obligations under facility subleases and radiological service contracts as set forth above, constitute NMR's net revenue for sites developed by NMR.

     Medical Resources also recognizes revenue from temporary nurse staffing.

3. Earnings Per Share

     The Medical Resources and NMR Pro Forma earnings per share presented on the Unaudited Pro Forma Combined Statement of Operations has been calculated by dividing net income by the number of shares outstanding during the period, including the effect of the 4,456,455 shares of Medical Resources Common Stock issued in the NMR Acquisition. Pro Forma earnings per share for the year ended December 31, 1995 has been calculated assuming the 600,000 shares issued and 600,000 shares of Medical Resources Common Stock to be issued by Medical Resources in conjunction with the acquisition of NEM and the 194,113, 228,571 and 192,063 shares of Medical Resources Common Stock issued by Medical Resources in conjunction with the acquisition of MRI-CT, Americare and Access, respectively, were issued on January 1, 1995; and the 1,195,848 and 10,000 shares of NMR Common Stock issued by NMR for the acquisition of Morgan and CD MRI respectively, were issued on April 1, 1995. Pro Forma earnings per share for the Six Months Ended June 30, 1996 has been calculated assuming the 4,456,455 shares issued in the NMR Acquisition, the 194,113, 228,571 and 192,063 shares of Common Stock issued by Medical Resources in conjunction with the acquisition of MRI-CT, Americare and Access, respectively, were issued on January 1, 1996. The potential dilutive effect of warrants issued upon consummation of the NMR Acquisition and the conversion of all NMR options and warrants into Medical Resources options and warrants was taken into consideration in the pro forma earnings per share calculation.

                            MEDICAL RESOURCES, INC.

4. Pro Forma Adjustments

   Unaudited Pro Forma Combined Balance Sheet

(A) To reflect expenditure of estimated professional fees and other costs expected to be expended by Medical Resources and NMR relating to the NMR Acquisition, including investment banking, legal, accounting and appraisal fees.

         Medical Resources:
           Investment banking .........................   $265
           Fixed asset appraisal ......................     30
           Printing and mailing .......................     85
           Financial advisory .........................    175
           Accounting .................................    150
           Legal ......................................    200
                                                          ----
                                                                   $  905
         Cash disbursed as of June 30, 1996 ...........               149
                                                                   ------
                                                                      756
         NMR:
          Investment banking ..........................   $215
          Accounting ..................................     50
          Legal .......................................    150
                                                          ----
                                                                      415
         Cash disbursed as of June 30, 1996 ...........                 3
                                                                   ------
                                                                      412
                                                                   ------
         Estimated remaining NMR Acquisition related
           expenditures ...............................            $1,168
                                                                   ======

(B) To reflect lump sum cash payments to certain executives of NMR in consideration of the termination of existing employment agreements pursuant to terms of the NMR Acquisition. These payments were made in conjunction with the consummation of the NMR Acquisition.

(C) To adjust NMR's fixed assets to their estimated fair value based upon independent appraisals obtained by the Company.

(D)  To eliminate NMR's historical goodwill.

(E) To record the estimated goodwill and equity relating to the NMR Acquisition based upon a purchase price of approximately $39,346,000 calculated based on the issuance of 4,456,000 shares of Common Stock in exchange for the outstanding stock of NMR. For purposes of pro forma presentation, Common Stock was valued at $8.83 per share.

     NMR historical book value as of June 30, 1996              $ 21,648
     To reflect the expenditure of costs related to
      the NMR Acquisition                                           (412) (see (A))
     To reflect lump sum payments to certain executives
      of NMR                                                      (1,225) (see (B))
     To adjust fixed assets to appraised fair value               (2,908) (see (C))
     To remove historical goodwill                               (10,660) (see (D))
     To adjust the deferred tax asset, net                         1,409  (see (F))
     To adjust intangible and other assets                          (830) (see (G))
     To adjust accrued liabilities                                (2,054) (see (H))
                                                                --------
     Adjusted book value of NMR (net assets acquired)           $  4,968
                                                                ========
     Purchase price                                   $39,346
     Adjusted book value of NMR (net assets
       acquired)                                        4,968
                                                      -------
     Excess of purchase price over net assets
       acquired                                        34,378
     Capitalized NMR Acquisition costs                    905 (see (A))
                                                      -------
     Goodwill                                         $35,283
                                                      =======

                            MEDICAL RESOURCES, INC.

(F) To reflect the adjustment of pro forma combined deferred income tax assets and liabilities based upon the tax effect of adjustments (C) and (G) as follows:


                                  Medical
                                 Resources     NMR
                                  June 30,   June 30,  Pro Forma       Pro Forma
                                    1996       1996   Adjustments      Combined
                                  -------    -------  -----------      --------
Assets:
  Deferred income taxes .......   $ 3,136    $ 2,718                   $ 5,854
  Valuation allowance .........      (150)      --                        (150)
Liabilities:
  Deferred income taxes .......       101      2,808    $(1,163)(1)      1,500
                                                           (246)(2)
                                  -------    -------    -------        -------
  Net deferred tax asset ......   $ 2,885    $   (90)   $ 1,409        $ 4,204
                                  =======    =======    =======        =======


----------
(1) To adjust NMR's deferred tax liability related to fixed assets for the tax effect impact, using 40%, of pro forma adjustment (C) to adjust NMR's fixed assets by $2,908,000.

(2) To adjust NMR's deferred tax liability related to an intangible asset for tax effect impact, using 40%, of the portion of pro forma adjustment (G) related to the adjustment of the book value of a joint venture/purchase option.

     For purposes of pro forma presentation, as of June 30, 1996, the tax effect of the combined company's future deductible amounts exceeds future taxable amounts, as defined under Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes", by approximately $4,204,000 and is reflected in the unaudited pro forma balance sheet as of March 31, 1996 as a component of other assets.

     As discussed in Note 10 to NMR's 1996 Consolidated Financial Statements, as of March 31, 1996, NMR had recorded deferred tax assets of $2,332,000 related to net operating loss carryforwards of $6,389,000. Utilization of certain of these net operating loss carryforwards is limited to $520,000 (pre tax effect) per year and could be limited further if there are future changes in the ownership of NMR. The NMR Acquisition may result in further limitations on the utilization of certain of these net operating loss carryforwards. Adjustments, if any are required, will be made within the allocation period permitted by APB No. 16.

(G) To eliminate NMR's joint venture option and to reflect the adjustment of other assets including deferred organizational costs and other miscellaneous assets for items that Medical Resources accounts for as period expenses.

          Joint venture/purchase option ................             $615
          Deferred organizational costs ................              108
          Miscellaneous other assets ...................              107
                                                                     ----
                                                                     $830
                                                                     ====

(H) To reflect liabilities that arise as a result of potential actions to be taken by Medical Resources following the NMR Acquisition as follows:

          Center closing costs (1) .....................           $1,565
          Accrual of corporate rent (2) ................              269
                                                                   ------
          Employee severance (3) .......................              220
                                                                   $2,054
                                                                   ======
     ----------
     (1) Represents liabilities assumed as of the consummation date in conjunction with the closing of the Elgin and Bel Air centers. The components of the costs are: $1,200,000 for the remaining facility rental terms; $100,000 for the removal of the equipment at the Bel Air facility; $200,000 to restore rental facilities to the condition required under the terms of the respective leases; and $65,000 for severance to involuntarily terminated employees. There can be no assurance that the cost of such closing will not be greater than the anticipated amount shown herein.
     (2) Represents the rental liability related to NMR's corporate office which is expected to be closed after the NMR Acquisition.
     (3) Represents the severance for employees at NMR's corporate office that are expected to be involuntarily terminated as a result of the NMR Acquisition.

                            MEDICAL RESOURCES, INC.

(I)  To eliminate NMR's historical stockholders' equity.

(J) To reclass amounts related to the expenditure of cash on acquisition costs from other assets to Goodwill(See (A)).

   Unaudited Pro Forma Combined Statement of Operations

     (a) To eliminate the operations of NMR's Bel Air and Elgin centers which Medical Resources expects it will close after the NMR Acquisition. The unaudited historical operating results of the centers to be closed are as follows:

                                                    For the year
                                                       ended
                                                   March 31, 1996
                                                     (unaudited)
                                                   --------------
     Revenue, net
      Bel Air ..............................           $1,706
      Elgin ................................               85
                                                       ------
                                                       $1,791
                                                       ======

     Operating costs
      Bel Air ..............................           $1,399
      Elgin ................................              355
                                                       ------
                                                       $1,754
                                                       ======

     Depreciation
      Bel Air ..............................           $  518
      Elgin ................................               14
                                                       ------
                                                       $  532
                                                       ======

     Interest
      Bel Air ..............................           $  514
      Elgin ................................                4
                                                       ------
                                                       $  518
                                                       ======

     (b) To reflect the increase in other income relating to the elimination of the losses at the Austin, Texas center (in which NMR owned a minority interest) which, for pro forma purposes, is assumed to have been disposed on January 1, 1995 (the center was closed on December 31, 1995).

     (c) To reflect the increase of corporate general and administrative expense resulting from non-competition and consulting agreements entered into in connection with the NMR Acquisition offset by the elimination of the related historical compensation.

     Executive compensation (1) ............           $ (468)
     Non-competition and consulting (2) ....              824
                                                       ------
     Net increase in corporate general
       and administrative ..................           $  356
                                                       ======

     ----------
     (1) Represents the elimination of the certain historical compensation as discussed above.

     (2) Represents the expenses to be incurred during the pro forma period presented relating to the non competition and consulting agreements entered into in connection with the NMR Acquisition.

     (d) To eliminate amortization expense relating to NMR's historical goodwill.

     (e) To reflect the amortization of the estimated $35,283,000 of goodwill that results from the NMR Acquisition using the straight-line method over 20 years.

     (f) To eliminate amortization expense relating to NMR's intangible assets adjusted in footnote (G).

                            MEDICAL RESOURCES, INC.

     (g) To reflect the decrease in depreciation of fixed assets (not including land) based upon adjustments to record the assets at the estimated fair value as determined by independent appraisal, depreciated over an estimated weighted average remaining useful life of eight years.

         Adjustment to decrease fixed assets to independent
           appraisal of fair value                              $ (2,908)
         Weighted average depreciable life (years)                     8
                                                                --------
         Pro forma decrease in depreciation expense             $   (364)
                                                                ========

     (h) To reflect the pro forma income taxes calculated at statutory rates.

     (i) To adjust weighted average shares outstanding for the shares issued in conjunction with the NMR Acquisition.

     (j) To reflect pro forma operating results for Medical Resources' acquisition of NEM on May 26, 1995, PCC on June 19, 1995, MRI-CT on January 9, 1996, NurseCare on January 12, 1996, Americare on April 19, Access on April 30, 1996 and We Care on June 28, 1996, as though the transactions were consummated on January 1, 1995.

     (k) To reflect pro forma operating results for NMR's acquisition of Morgan on September 15, 1995 and CD MRI on January 1, 1996 as though the transactions were consummated on April 1, 1995.

     (l) To reflect the pro forma effect of the shares issued in conjunction with the acquisitions noted in (j) on the weighted average of shares outstanding.

     (m) To reflect the pro forma effect of the shares issued in conjunction with the acquisition noted in (k) on the weighted average of shares outstanding. The shares were also adjusted for the 0.6875 Exchange Ratio.

   Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 1996

(aa) To eliminate the operations of NMR's Bel Air and Elgin centers which Medical Resources expects it will close. The unaudited historical operating results of the centers to be closed are as follows:

                                                          For the six
                                                          months ended
                                                         June 30, 1996
                                                          (unaudited)
                                                         -------------
     Revenue, net
      Bel Air ....................................          $  917
      Elgin ......................................              35
                                                            ------
                                                            $  952
                                                            ======

     Operating costs
      Bel Air ....................................          $  924
      Elgin ......................................             142
                                                            ------
                                                            $1,066
                                                            ======

     Depreciation
      Bel Air ....................................          $  260
      Elgin ......................................              10
                                                            ------
                                                            $  270
                                                            ======

     Interest
      Bel Air ....................................          $  259
      Elgin ......................................               2
                                                            ------
                                                            $  261
                                                            ======

(bb) To eliminate the NMR Acquisition transaction costs incurred and expensed by NMR.

                            MEDICAL RESOURCES, INC.

(cc) To reflect the increase of corporate general and administrative expense resulting from non-competition and consulting agreements entered into in connection with the NMR Acquisition offset by the elimination of the related historical compensation.

     Executive compensation(1) ...................................   $ (272)
     Non competition and consulting(2) ...........................      412
                                                                     ------
     Net increase in corporate general and administrative ........   $  140
                                                                     ======

     ----------
     (1) Represents the elimination of the certain historical compensation as discussed above.

     (2) Represents the expenses to be incurred during the pro forma period presented relating to the non competition and consulting agreements entered into in connection with the NMR Acquisition.

(dd) To eliminate amortization expense relating to NMR's historical goodwill.

(ee) To reflect the amortization of the estimated $35,283,000 of goodwill that results from the NMR Acquisition using the straight-line method over 20 years.

(ff) To eliminate amortization expense relating to NMR's intangible assets adjusted in footnote (G).

(gg) To reflect the decrease in depreciation of fixed assets (not including land) based upon adjustments to record the assets at the estimated fair value as determined by independent appraisal, depreciated over an estimated weighted average remaining useful life of eight years.

        Adjustment to decrease fixed assets to independent
          appraisal of fair value                               $ (2,908)
        Weighted average depreciable life (years)                      8
        Pro forma decrease in depreciation expense                  (364)
        Six months expense (half-year)                  (DIVIDED)      2
                                                                --------
        Pro forma quarterly decrease in depreciation expense    $   (182)
                                                                ========

(hh) To reflect the pro forma income taxes calculated at statutory rates.

(ii) To adjust weighted average shares outstanding for the shares issued in conjunction with the NMR Acquisition.

(jj) To reflect pro forma operating results for Medical Resources' acquisition of MRI-CT on January 9, 1996, NurseCare on January 12, 1996, Americare on April 19, 1996, Access on April 30, 1996 and We Care on June 28, 1996, as though the transactions were consummated on January 1, 1996.

(kk) To reflect the pro forma effect of the shares issued in conjunction with the acquisitions noted in (jj) on the weighted average of shares outstanding.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Stockholders of Medical Resources, Inc.

We have audited the accompanying consolidated balance sheets of Medical Resources, Inc. (the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Maternity Resources, Inc. and its two predecessor partnerships, a wholly-owned subsidiary, which statements reflect total assets of $4,462,000 and loss from operations of discontinued business of $1,663,000 in 1994 and $756,000 in 1993. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to data included for Maternity Resources, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Resources, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

We previously audited and reported on the balance sheet and the related statements of operations, changes in partners' capital, and cash flows of StarMed Staffing, L.P. (a Delaware Limited Partnership) for the year ended December 31, 1993 prior to their restatement for the 1994 pooling of interests as described in Note 3. The contribution of StarMed Staffing L.P. (a Delaware Limited Partnership) to consolidated revenues and net loss represented 40% and 49% of the respective restated totals. The financial statements of the other pooled companies included in the 1993 restated consolidated financial statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1993, after restatement for the 1994 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 3 to the consolidated financial statements.


                                           ERNST & YOUNG LLP



Tampa, Florida
February 29, 1996

                             MEDICAL RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                         December 31,    December 31,       June 30,
                                                             1994            1995            1996
                                                         ------------    ------------    ------------
                                                          (Restated)                      (Unaudited)
Current assets:
  Cash and cash equivalents ..........................   $  3,941,120    $  3,934,677    $  8,015,014
  Short-term investments .............................        599,736            --              --
  Accounts receivable, net ...........................     10,206,670      13,837,637      18,645,348
  Due from joint ventures and limited partnerships ...         27,426            --              --
  Other receivables ..................................        306,307         477,062         784,569
  Receivables from affiliates ........................        500,000            --              --
  Prepaid expenses ...................................        439,409       1,074,459       1,834,888
  Investment in joint venture held for sale ..........        232,004            --              --
  Deferred tax assets, net ...........................           --         1,871,397       1,871,397
                                                         ------------    ------------    ------------
     Total current assets ............................     16,252,672      21,195,232      31,151,216
Assets of discontinued business ......................      4,462,255            --              --
Medical diagnostic and office equipment, net .........     12,166,175      11,530,159      14,436,761
Goodwill, net ........................................      5,671,156       9,122,663      17,706,940
Other assets .........................................      1,192,437       1,497,207       2,294,347
Deferred tax assets, net .............................        244,000         533,301       1,013,301
Value of venture contracts ...........................        383,034         257,261         212,419
                                                         ------------    ------------    ------------
     Total assets ....................................   $ 40,371,729    $ 44,135,823    $ 66,814,984
                                                         ============    ============    ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Current portion of notes payable ...................   $  1,187,711    $    957,884    $  1,835,322
  Current portion of obligations under capital leases       3,161,321       3,244,652       4,511,148
  Line of credit .....................................           --              --         4,324,729
  Accounts payable and accrued expenses ..............      4,492,676       4,602,926       5,571,388
  Other current liabilities ..........................      1,008,115       1,405,875       1,525,234
  Income taxes payable ...............................        568,629         245,899         469,002
                                                         ------------    ------------    ------------
    Total current liabilities ........................     10,418,452      10,457,236      18,236,823

Liabilities of discontinued business .................      3,788,833            --              --
Notes payable ........................................      5,338,006       4,448,974       4,869,686
Obligations under capital leases .....................      8,077,017       6,707,650       8,454,988
Convertible debentures ...............................           --         4,350,000       7,260,000
Other long-term liabilities ..........................        877,171       1,205,627       1,097,405
                                                         ------------    ------------    ------------
    Total liabilities ................................     28,499,479      27,169,487      39,918,902
                                                         ------------    ------------    ------------
Commitments and contingencies (Note 14)
Stockholders' equity:
  Common stock, $.01 par value, 20,000,000
    shares authorized, 7,097,500 issued and
    outstanding at December 31, 1994,
    7,697,500 issued and 7,442,500 outstanding
    at December 31, 1995 and 9,131,491 issued and
    8,866,491 outstanding at June 30, 1996 ...........         70,975          76,975          91,315
  Common stock to be issued; 600,000 shares of
    common stock .....................................           --         1,721,250       1,721,250
  Preferred stock-series A, $.01 par value, 2,000
    shares authorized, 1,105 issued and outstanding
    at December 31, 1994 .............................             11            --              --
  Preferred stock-series B, $.01 par value, 2,000
    shares authorized, 1,416 issued and outstanding
    at December 31, 1994 .............................             14            --              --
   Additional paid-in capital ........................     18,360,137      20,834,922      27,896,825
   Retained deficit ..................................     (6,558,887)     (4,298,678)     (1,394,550)
   Less 255,000 and 265,000 common shares in treasury,
     at cost, at December 31, 1995 and June 30,
     1996, respectively ..............................           --        (1,368,133)     (1,418,758)
                                                         ------------    ------------    ------------
       Total stockholders' equity ....................     11,872,250      16,966,336      26,896,082
                                                         ------------    ------------    ------------
       Total liabilities and stockholders' equity ....   $ 40,371,729    $ 44,135,823    $ 66,814,984
                                                         ============    ============    ============

           See accompanying notes to consolidated financial statements

                             MEDICAL RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Year Ended December 31,                 Six Months Ended June 30,
                                                   --------------------------------------------    ----------------------------
                                                       1993            1994            1995            1995            1996
                                                   ------------    ------------    ------------    ------------    ------------
                                                   (Restated)       (Restated)                     (Unaudited)      (Unaudited)
                                                                                                   (Restated)
Net service revenues ...........................   $ 45,241,531    $ 45,178,945    $ 51,993,758    $ 24,878,521    $ 36,776,497
                                                   ------------    ------------    ------------    ------------    ------------
Operating costs, excluding interest,
 depreciation and amortization .................     30,687,163      29,307,450      31,563,796      15,507,318      23,485,999
Provision for uncollectible accounts receivable       1,672,094       2,495,413       3,377,862       1,681,290       1,761,835
Corporate general and administrative ...........      6,915,474       4,438,348       4,978,045       2,066,559       3,432,974
Depreciation and amortization ..................      5,219,840       4,844,265       4,567,144       2,164,741       2,740,676
Write-down of value of venture contracts
 and intangible assets .........................           --         2,176,118            --              --              --
Provision for minority interest in losses of
 joint venture .................................           --           531,543            --              --              --
Executive severance ............................        332,000         327,679            --              --              --
Write-down of medical diagnostic equipment .....        127,511          40,000            --              --              --
Gain on disposal of medical diagnostic equipment           --           (17,500)           --              --              --
                                                   ------------    ------------    ------------    ------------    ------------
Operating income ...............................        287,449       1,035,629       7,506,911       3,458,613       5,355,013
Interest expense ...............................      2,507,076       1,692,931       1,829,017         839,989       1,287,583
                                                   ------------    ------------    ------------    ------------    ------------
Income (loss) from continuing operations
 before minority interest and income
 taxes and extraordinary items .................     (2,219,627)       (657,302)      5,677,894       2,618,624       4,067,430
Minority interest ..............................       (229,060)        (46,134)       (124,085)         64,808          64,282
                                                   ------------    ------------    ------------    ------------    ------------
Income (loss) from continuing operations
 before income taxes and extraordinary items ...     (1,990,567)       (611,168)      5,801,979       2,553,816       4,003,148
Income taxes ...................................         64,506         481,436       1,659,111         807,124       1,099,020
                                                   ------------    ------------    ------------    ------------    ------------
Income (loss) from continuing operations
 before extraordinary items ....................     (2,055,073)     (1,092,604)      4,142,868       1,746,692       2,904,128
Discontinued operations, net of tax
 Loss from operations of discontinued business .       (759,947)     (1,663,426)     (1,076,644)       (981,551)           --
 Loss on sale of discontinued business .........           --              --        (1,376,000)           --              --
                                                   ------------    ------------    ------------    ------------    ------------
 Loss from discontinued operations .............       (759,947)     (1,663,426)     (2,452,644)       (981,551)           --
                                                   ------------    ------------    ------------    ------------    ------------
Income (loss) before extraordinary items .......     (2,815,020)     (2,756,030)      1,690,224         765,141       2,904,128
Extraordinary items:
 Utilization of loss carryforward ..............         17,694            --              --              --              --
 Debt extinguishment ...........................           --           761,683            --              --              --
                                                   ------------    ------------    ------------    ------------    ------------
Net income (loss) ..............................   $ (2,797,326)   $ (1,994,347)   $  1,690,224    $    765,141    $  2,904,128
                                                   ============    ============    ============    ============    ============
Income (loss) per common share:
Primary income (loss) per share:
Income (loss) from continuing operations
 before extraordinary items ....................   $      (0.32)   $      (0.15)   $       0.53    $       0.24    $       0.33
Discontinued operations ........................          (0.11)          (0.23)          (0.31)          (0.13)           --
Extraordinary items ............................           --              0.10            --              --              --
                                                   ------------    ------------    ------------    ------------    ------------
Net income (loss) ..............................   $      (0.43)   $      (0.28)   $       0.22    $       0.11    $       0.33
                                                   ============    ============    ============    ============    ============
Fully diluted income (loss) per share:
Income (loss) before discontinued operations
 and extraordinary item ........................   $      (0.32)   $      (0.15)   $       0.53    $       0.24    $       0.31
Discontinued operations ........................          (0.11)          (0.23)          (0.31)          (0.13)           --
Extraordinary item .............................           --              0.10            --              --              --
                                                   ------------    ------------    ------------    ------------    ------------
Net income (loss) ..............................   $      (0.43)   $      (0.28)   $       0.22    $       0.11    $       0.31
                                                   ============    ============    ============    ============    ============
Weighted average number of shares-primary ......      6,488,000       7,097,500       7,785,000       7,330,000       8,835,000
                                                   ============    ============    ============    ============    ============
Weighted average number of shares-fully diluted       6,488,000       7,097,500       8,371,000       7,554,000       9,949,000
                                                   ============    ============    ============    ============    ============


           See accompanying notes to consolidated financial statements

                             MEDICAL RESOURCES, INC.

                                                      Year Ended December 31,
                                                    ---------------------------
                                                       1993            1994
                                                    -----------    -----------
                                                     (Restated)     (Restated)
Unaudited pro forma data:
Income (loss) from continuing operations before
  income taxes and extraordinary items ..........   $(1,990,567)   $  (611,168)
Income taxes ....................................      (426,981)       660,061
                                                    -----------    -----------
Income (loss) from continuing operations before
  extraordinary items                                (1,563,586)    (1,271,229)
Discontinued operations, net of taxes ...........      (463,568)    (1,014,690)
                                                    -----------    -----------
Income (loss) before extraordinary items ........    (2,027,154)    (2,285,919)
Extraordinary items, net of taxes ...............        17,694        464,627
                                                    -----------    -----------
Net income (loss) ...............................   $(2,009,460)   $(1,821,292)
                                                    ===========    ===========
Pro forma earnings (loss) per common share:
 Income (loss) from continuing operations before
   extraordinary items                              $     (0.24)   $     (0.18)
 Discontinued operations ........................         (0.07)         (0.14)
 Extraordinary items ............................          --             0.07
                                                    -----------    -----------
Net income (loss) ...............................   $     (0.31)   $     (0.25)
                                                    ===========    ===========

                             MEDICAL RESOURCES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                     Common              Additional                     Treasury
                                                          Common   Stock to   Preferred   Paid-In         Retained       Shares
                                               Total      Stock    Be Issued    Stock     Capital          Deficit       at Cost
                                            -----------  -------  ----------  -------   ------------     -----------   ------------
Balance at December 31, 1992 (restated) ... $15,341,861  $67,975  $     --    $    25   $ 16,997,388     $(1,723,527)   $      --
Additional expenses from public offering ..     (71,000)    --          --       --          (71,000)           --             --
Purchase of Gulf Coast MRI in exchange
 for 300,000 shares of unregistered
 restricted common stock ..................     467,500    3,000        --       --          464,500            --             --
Distributions .............................      (1,801)    --          --       --             --            (1,801)          --
Net loss ..................................  (2,797,326)    --          --       --             --        (2,797,326)          --
                                            -----------  -------  ----------  -------   ------------     -----------    -----------
Balance at December 31, 1993 ..............  12,939,234   70,975        --         25     17,390,888      (4,522,654)          --
Distributions .............................     (41,886)    --          --       --             --           (41,886)          --
Capital contributions, including debt
 conversion of $469,249 ...................     969,249     --          --       --          969,249            --             --
Net loss ..................................  (1,994,347)    --          --       --             --        (1,994,347)          --
                                            -----------  -------  ----------  -------   ------------     -----------    -----------
Balance at December 31, 1994 ..............  11,872,250   70,975        --         25     18,360,137      (6,558,887)          --
Maternity debt forgiveness, treated as a
 capital contribution .....................   1,022,184     --          --       --        1,022,184            --             --
Maternity short period (1/1/95-1/31/95) ...     569,985     --          --       --             --           569,985           --
Redemption by Maternity of its preferred
 stock ...................................     (268,650)    --          --       --         (268,650)           --             --
Purchase of Ft. Myers centers in
 exchange for 1,200,000 shares of
 unregistered restricted common stock .....   3,448,500    6,000   1,721,250     --        1,721,250            --             --
Preferred stock payout ....................         (24)    --          --        (25)             1            --             --
Purchase of treasury shares ...............  (1,368,133)    --          --       --             --              --       (1,368,133)
Net income ................................   1,690,224     --          --       --             --         1,690,224           --
                                            -----------  -------  ----------  -------   ------------     -----------    -----------
Balance at December 31, 1995 ..............  16,966,336   76,975   1,721,250        0     20,834,922      (4,298,678)    (1,368,133)
Purchase of MRI-CT centers in exchange for
 194,113 shares of common stock ...........     913,750    1,941        --       --          911,809            --             --
Purchase of Americare centers in exchange
 for 228,571 shares of common stock .......   1,275,000    2,286        --       --        1,272,714            --             --
Purchase of Access center in exchange for
 192,063 shares of common stock ...........   1,445,000    1,921        --       --        1,443,079            --             --
Conversion of debentures ..................   3,623,000    8,063        --       --        3,614,937            --             --
Stock issuance costs ......................    (237,175)    --          --       --         (237,175)           --             --
Exercise of stock options .................      56,668      129        --       --           56,539            --             --
Purchase of treasury shares ...............     (50,625)    --          --       --             --              --          (50,625)
Net income ................................   2,904,128     --          --       --             --         2,904,128           --
                                            -----------  -------  ----------  -------   ------------     -----------    -----------
Balance at June 30, 1996 (unaudited) ...... $26,896,082  $91,315  $1,721,250  $     0   $ 27,896,825     $(1,394,550)   $(1,418,758)
                                            ===========  =======  ==========  =======   ============     ===========    ===========


          See accompanying notes to consolidated financial statements.

                             MEDICAL RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                 Six Months
                                                                        Year Ended December 31,                Ended June 30,
                                                              -----------------------------------------  --------------------------
                                                                 1993           1994           1995        1995            1996
                                                              -----------    -----------    -----------  -----------    -----------
                                                               (Restated)     (Restated)                 (Unaudited)    (Unaudited)
                                                                                                         (Restated)
Cash flows from operating activities:
Net income (loss) ........................................... $(2,797,326)   $(1,994,347)   $ 1,690,224  $   765,141    $ 2,904,128
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Loss on sale of discontinued business .....................        --             --        1,376,000         --             --
  Deferred income tax provision .............................        --         (244,000)    (2,160,698)        --             --
  Extraordinary gain on debt extinguishment .................        --         (761,683)          --           --             --
  Depreciation and amortization .............................   5,219,840      4,844,265      4,567,144    2,164,741      2,740,676
  Provision for uncollectible accounts receivable ...........   1,672,094      2,495,413      3,377,862    1,681,290      1,761,835
  Write-down of medical diagnostic equipment ................     127,511         40,000           --           --             --
  Write-down of value of venture contracts and intangible
    assets ..................................................        --        2,176,118           --           --             --
  (Gain) loss on disposal of medical equipment ..............      32,597        (17,500)          --           --             --
  Equity in earnings of joint venture .......................       1,908          5,120           --           --             --
  Minority interest in losses of joint venture and
   limited partnerships, net of distributions ...............    (272,620)       (46,134)       122,114       64,808         64,282
  Provision for minority interest in losses of joint venture         --          531,543           --           --             --
 Changes in operating assets and liabilities:
  Accounts receivable .......................................  (3,347,965)    (2,607,927)    (6,308,829)  (2,836,251)    (4,157,911)
  Due from joint ventures and limited partnerships ..........      64,863         18,113         27,426         --             --
  Other receivables .........................................     241,667       (698,991)      (170,755)    (202,364)      (307,507)
  Prepaid expenses ..........................................     301,078        (20,445)      (613,913)    (173,555)      (713,714)
  Other assets ..............................................    (295,223)       376,317        (27,117)  (1,399,123)      (586,406)
  Deferred tax asset ........................................        --             --             --        244,000       (480,000)
  Accounts payable and accrued expenses .....................   1,706,597       (115,512)         3,818      280,230      1,651,736
  Other current liabilities .................................      56,823        268,195        567,760     (815,684)      (318,371)
  Income taxes payable ......................................    (130,961)       568,629       (322,730)    (283,303)       223,103
  Other long-term liabilities ...............................     (82,630)       (27,771)       206,342      (60,459)      (125,083)
                                                              -----------    -----------    -----------  -----------    -----------
   Total adjustments ........................................   5,295,579      6,783,750        644,424   (1,335,670)      (247,360)
                                                              -----------    -----------    -----------  -----------    -----------
   Net cash (used in) provided by operating activities ......   2,498,253      4,789,403      2,334,648     (570,529)     2,656,768
                                                              -----------    -----------    -----------  -----------    -----------
Cash flows from investing activities:
 (Purchase) sale of short term investments ..................        --         (599,736)       599,736      599,736           --
 Change in net assets of discontinued business ..............     759,947      1,663,426      1,396,250    1,043,775           --
 Purchase of Gulf Coast MRI .................................    (285,000)          --             --           --             --
 Purchase of PCC, Inc. ......................................        --             --       (1,763,832)  (1,838,906)          --
 Purchase of NurseCare Plus .................................        --             --             --           --       (1,263,992)
 Purchase of MRI-CT, Inc. ...................................        --             --             --           --         (463,130)
 Purchase of Americare Imaging Centers, Inc. ................        --             --             --           --       (1,500,000)
 Purchase of Access Imaging Center, Inc. ....................        --             --             --           --       (1,300,000)
 Purchase of WeCare--Allied Health Care, Inc. ...............        --             --             --           --       (1,049,618)
 Proceeds from sale of medical equipment ....................        --          100,000           --           --             --
 Purchase of medical diagnostic and office equipment ........    (452,198)      (563,074)      (877,018)    (386,716)      (825,454)
                                                              -----------    -----------    -----------  -----------    -----------
   Net cash (used in) provided by investing activities ......      22,749        600,616       (644,864)    (582,111)    (6,402,194)
                                                              -----------    -----------    -----------  -----------    -----------
 Cash flows from financing activities:
  Increase in capital lease obligation ......................      90,000           --             --           --             --
  Stock issuance costs ......................................        --             --             --           --         (237,140)
  Principal payments under capital lease obligations ........  (3,116,605)    (3,466,647)    (3,043,061)  (1,468,297)    (2,092,048)
  Principal payments on notes payable .......................  (1,106,050)    (1,006,722)    (1,118,859)    (538,772)      (708,786)
  Capital distributions .....................................      (1,801)       (41,886)          --           --             --
  Proceeds from convertible debentures, net of $247,500
   debt issue costs .........................................        --             --        4,102,500    4,350,000      6,532,965
  Purchase of treasury stock ................................        --             --       (1,368,133)        --          (50,625)
  Proceeds from issuance of common stock ....................     (71,000)          --             --           --             --
  Purchase of Maternity preferred stock .....................        --             --         (268,674)        --             --
  Net borrowings on line of credit ..........................        --             --             --           --        4,324,729
  Proceeds from exercise of options .........................        --             --             --           --           56,668
                                                              -----------    -----------    -----------  -----------    -----------
   Net cash used in financing activities ....................  (4,205,456)    (4,515,255)    (1,696,227)   2,342,931      7,825,763
                                                              -----------    -----------    -----------  -----------    -----------
Net increase (decrease) in cash and cash equivalents ........  (1,684,454)       874,764         (6,443)   1,190,291      4,080,337
                                                              -----------    -----------    -----------  -----------    -----------
Cash and cash equivalents at beginning of year ..............   4,750,810      3,066,356      3,941,120    3,941,120      3,934,677
                                                              -----------    -----------    -----------  -----------    -----------
Cash and cash equivalents at end of year .................... $ 3,066,356    $ 3,941,120    $ 3,934,677  $ 5,131,411    $ 8,015,014
                                                              ===========    ===========    ===========  ===========    ===========



          See accompanying notes to consolidated financial statements.

                             MEDICAL RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 1--Nature of Business and Significant Accounting Policies:

   Nature of Business

     Medical Resources, Inc. (herein referred to as "MRI", and collectively with its subsidiaries, affiliated partnerships and joint ventures referred to herein as the "Company") is engaged in two segments of the healthcare industry. The Company operates and manages free standing, outpatient diagnostic imaging centers (hereinafter referred to as "centers"), and provides diagnostic imaging network management services to managed care providers. The Company provides services in a second segment of the healthcare industry through its wholly owned subsidiary, StarMed Staffing, Inc. (hereinafter referred to as "StarMed"). StarMed provides temporary staffing of registered nurses and other professional medical personnel to acute care and sub-acute care facilities nationwide. Information on the Company's operation by segment are included in Note 16 to the consolidated financial statements.

   Principles of Consolidation

     The consolidated financial statements of the Company include the accounts of MRI, its wholly owned subsidiaries, and majority-owned joint ventures and limited partnerships over which MRI has control (see Note 7). All significant intercompany transactions and balances have been eliminated.

   Unaudited Interim Financial Information

     The accompanying consolidated balance sheet as of June 30, 1996 and related consolidated statements of operations and cash flows for the six months ended June 30, 1996 and 1995 are unaudited, but have been prepared on substantially the same basis as are the annual financial statements. In the opinion of management, the unaudited financial statement reflect all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the financial position operating results and cash flows for the periods presented. The unaudited results of operations and cash flows are not necessarily indicative of the results to be expected for the full year.

   Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents

     The Company considers cash on hand, money in checking accounts, time deposits and investments with an original maturity of three months or less to be cash equivalents.

   Short Term Investments

     Short term investments consist of certificates of deposits and treasury bills with maturities between three and twelve months. Investments are held to maturity and are carried at amortized cost which approximates market.

     Investments in Joint Ventures and Limited Partnerships

     The minority shareholders' interests in the equity of these joint ventures and limited partnerships, which are not material, are reflected in the accompanying consolidated financial statements. Investments in joint ventures and limited partnerships over which the Company can exercise significant influence but does not control are accounted for using the equity method (see
Note 7).

     The Company suspends recognition of its share of joint venture losses in entities in which it holds a minority interest when its investment is reduced to zero. The Company does not provide for additional losses unless, through

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

guarantees made by partners or joint ventures, but not MRI, such partners or joint ventures have guaranteed obligations of the joint ventures and limited partnerships or have otherwise committed to provide financial support.

   Revenue Recognition

     Revenues are recognized on an accrual basis as earned and consist of (i) net patient service revenue allocated to the Company under the terms of the management agreements it maintains and is derived from charges for patient services rendered in its imaging centers (under the terms of certain payment arrangements between the Company and various third party payors, such charges are paid at amounts less than the Company's established rates), (ii) management fees earned by the Company for services provided to unconsolidated joint ventures and limited partnerships, (iii) equity in earnings (losses) of unconsolidated joint ventures and limited partnerships, and (iv) revenues from temporary staffing services.

   Medical Diagnostic and Office Equipment

     Medical diagnostic and office equipment are stated at cost and are depreciated or amortized on the straight-line basis over the shorter of their estimated useful lives, generally five to seven years, or the term of the lease. Repair and maintenance charges which do not materially extend the useful lives of the assets are expensed as incurred. Upgrades and enhancements of diagnostic hardware and related software are capitalized and depreciated over the remaining life of the related equipment lease.

     Medical diagnostic and office equipment that are acquired under leases which meet certain criteria evidencing substantive ownership by the Company are capitalized and the related capital lease obligations are included in current and long-term liabilities. Related depreciation and interest are charged to expense over the lease term. Leases not meeting the criteria are accounted for as operating leases, with rent payments being charged to expense as occurred.

   Assets and Liabilities of Discontinued Business

     Assets and liabilities of discontinued business represent the assets and liabilities of the Company's maternity apparel business, which in October 1995, the Company's Board of Directors made a determination to dispose. The business was sold to unrelated third parties in November 1995, resulting in a loss of $1,376,000. As of December 31, 1995, there are no remaining assets and liabilities of the discontinued business.

   Organization and Capitalized Lease Costs

     The Company recorded organization costs and lease costs as a part of a purchase price allocation. The organization costs represent a portion of the costs in the original purchase of the acquired company. The lease costs represent the estimated value of favorable leases in the acquisition of the acquired company. Organization costs and capitalized lease costs were $479,613 and $126,233 at December 31, 1994, respectively, $430,000 and $104,000 at
December 31, 1995, respectively, and $443,000 and $93,000 at June 30, 1996 (unaudited). Such costs are being amortized on the straight-line basis over a five to ten year period.

   Intangible Assets

     The Company's policy is to account for its intangible assets (including Value of Venture Contracts, Organization Costs and Goodwill) at the lower of amortized cost or fair value. On an ongoing basis, management reviews the amortization period and carrying value of these intangible assets. As part of its ongoing review, management considers current events and circumstances and evaluates whether such matters will impact the recoverability of unamortized costs related to intangible assets. As a result of such review, during the second quarter of 1994, the Company reduced the carrying value of certain venture contracts, organization costs, and goodwill by approximately $2,176,000.

   Value of Venture Contracts

     Value of Venture Contracts, which represents the value associated with management contracts with radiologist groups and the Company's ownership interest in various joint ventures and limited partnerships, which was

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

recognized in connection with the acquisition of the Company in September 1990, is being amortized on a straight-line basis over the shorter of the lives of the facilities or the terms of the management contracts, as appropriate, generally from five to ten years. Accumulated amortization at December 31, 1994 and 1995 was approximately $109,000 (after the write down discussed below) and $231,000, respectively. Amortization of value of venture contracts was approximately $605,000, $250,000, and $122,000 in 1993, 1994, and 1995, respectively and
$66,000 and $51,000 for the unaudited six months ended June 30, 1995 and 1996, respectively.

     The implementation of the Stark II anti-referral legislation, effective January 1, 1995, restricting physicians from making referrals for services to be rendered to Medicare and Medicaid patients to facilities in which they have an ownership interest and the lower than expected level of cash flows generated from the venture contracts, materially impacted the fair value of the Value of venture contracts. Due to these changes in the regulatory and economic environment, during the second quarter of 1994, the Company assessed the recoverability of the value of venture contracts and determined that its current estimate of the fair value of the assets was significantly less than the current unamortized cost of the assets. As a result, the Company reduced the carrying amount of its value of venture contracts by approximately $1,950,000. The remaining unamortized balance of approximately $257,000 at December 31, 1995 represents the estimated value associated with the non-compete agreements with the radiologists, which the Company estimates has future benefit and recoverability through profitable operations of certain centers.

   Goodwill

     Excess cost over the fair value of net assets acquired (or goodwill) generally is amortized on a straight-line basis over various periods not exceeding 20 years. Pursuant to the Company's policy, the carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced based upon the estimated shortfall of cash flows. Accumulated amortization at December 31, 1994 and 1995, was approximately $1,144,000 and $1,530,000, respectively and $1,915,000 at June 30, 1996 (unaudited).
Amortization expense of goodwill was approximately $461,000, $413,000, and $386,000 in 1993, 1994 and 1995, respectively and $150,000 and $385,000 for the unaudited six months ended June 30, 1995 and 1996, respectively.

   Income Taxes

     The Company applies the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") effective January 1, 1993. SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     Differences between taxable income and income for financial statement purposes result from the recognition of certain income and expense items for tax purposes in periods which differ from those used for financial statement purposes. Such differences are measured in accordance with the ownership structures of the joint ventures and limited partnerships and the mechanics underlying the flow of operating income (loss) to MRI.

     Prior to the merger described in Note 3, the taxable income (loss) of StarMed was included in the individual income tax returns of the partners. Accordingly, for periods prior to the merger, no provision for income tax has been recorded in the accompanying consolidated financial statements. The unaudited pro forma information accompanying the consolidated statement of operations reflects the income tax affects as if StarMed had been a taxable entity for all periods presented. The income taxes are calculated at 39% of income before income taxes, adjusted for nondeductible amortization of intangibles and other nondeductible items.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

   Stock Based Compensation

     The Company grants stock options for a fixed number shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for these stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation for the stock option grants.

   Employee Benefit Plan

     Substantially all employees participate in a 401(k) savings plan under which the Company matches one-half of employee contributions up to 2% of qualified earnings and subject to Internal Revenue Service limitations. Plan expense amounted to $55,000 and $80,000 in 1994 and 1995, respectively and $38,000 and $47,000 for the unaudited six months ended June 30, 1995 and 1996, respectively.

   Earnings per Share

     Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include stock options and warrants and also include 600,000 shares to be issued over a period of 24 months in accordance with the Fort Myers Centers Asset Purchase Agreement. The 11% Convertible Subordinated Debentures due 2000 and the 10.5% Convertible Subordinated Debentures due 2001, described in Note 9, did not meet the test for treatment as common stock equivalents. For purposes of fully-diluted earnings per share, the effect of convertible debentures, options and warrants for all periods presented prior to the unaudited six months ended June 30, 1996 were anti-dilutive.

   Impact of Recently Issued Accounting Standards

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of ("Statement 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets to be disposed of. The Company adopted Statement 121 in the first quarter of 1996. No adjustments were required as a result of such adoption.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation" ("Statement 123") which encourages but does not require companies to recognize stock awards based on their fair value at the date of grant. The Company currently follows, and expects to continue to follow, the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Although the Company is permitted to continue to follow the provisions of APB 25 under Statement 123, certain pro forma disclosure will be required beginning in 1996 as if the Company had accounted for its stock options under the Statement 123 fair value method.

   Reclassification

     Certain amounts in the 1994 consolidated financial statements have been reclassified to conform to the 1995 presentation.

Note 2--Acquisitions

   49th Street Imaging Associates

     In January 1993, the Company commenced operations at its Brooklyn, New York facility, a multi-modality imaging facility in which a wholly-owned subsidiary of the Company owns 51% of the operating joint venture and receives a 10% management fee based on net center revenues.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

   Gulf Coast MRI

     In June 1993, Collier Resources, Inc. ("Collier"), a wholly owned subsidiary of the Company, acquired the assets, property and business of Naples MRI Partners Ltd., an imaging center in Naples, Florida. The assets consisted of the accounts receivable, furniture, fixtures and medical diagnostic equipment and operating imaging center. The acquisition has been accounted for by the purchase method. The Company paid $1,862,030 for the center (including the assumption of debt in the amount of $172,219 and $137,311 of other miscellaneous payables). Of the purchase price, $285,000 was paid in cash and $800,000 by the delivery of a promissory note by Collier to the Seller. The Note bears interest at the annual rate of eight percent and is payable in quarterly payments of principal and interest, with a final payment of $288,189, plus interest, on September 30, 1995. The balance of the purchase price was paid by the delivery to the seller of 300,000 unregistered shares of the Company's common stock in June 1995 (estimated fair value of $467,500, given the restricted nature of the shares) and on September 30, 1994 the seller sold all of the shares to an unaffiliated third party. Goodwill in the amount of $1,035,000 was recorded and is being amortized on a straight-line basis over 20 years.

   PCC Imaging

     On June 19, 1995, the Company acquired certain assets and liabilities of PCC Imaging, Inc. ("PCC") a Delaware corporation based in Hackensack, New Jersey, which owns and manages a diagnostic imaging center located in Hackensack, New Jersey (the "Hackensack Center"). The acquisition was consummated pursuant to an Asset Purchase Agreement dated as of June 19, 1995 by and among Hackensack Resources, Inc. ("HRI") and PCC. Pursuant to the Asset Purchase Agreement, the Company's wholly owned subsidiary, HRI, acquired substantially all of the assets of the center for approximately $1,800,000 in cash. The acquisition was accounted for as a purchase, under which the purchase price was allocated to the acquired assets and assumed liabilities based upon fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired amounted to $751,000 and is being amortized on a straight-line basis over 20 years. The accompanying consolidated financial statements include the operations of PCC from the above date of acquisition.

   Fort Myers MRI

     On May 26, 1995, the Company acquired certain assets and liabilities of New England MRI, Inc. ("NEM"), a Florida Corporation based in Fort Myers, Florida, which owns and manages two diagnostic imaging centers located at 16780 San Carlos Blvd., Fort Myers, Florida (the "San Carlos Center") and 3660 Central Avenue, Fort Myers, Florida (the "Central Center", collectively with the San Carlos Center, the "Fort Myers Centers"). The acquisition was consummated pursuant to an Asset Purchase Agreement dated as of May 17, 1995 by and among Fort Myers Resources, Inc. ("FMR"), Central Fort Myers Resources, Inc. ("CMFR"), and the NEM. Pursuant to the Asset Purchase Agreement, the Company's wholly owned subsidiary, FMR acquired substantially all of the assets of the San Carlos Center, and CMFR, another wholly owned subsidiary of the Company acquired substantially all of the assets of the Central Center through the issuance of 1,200,000 shares of its common stock valued at $3,448,500. Of the 1,200,000 shares, 600,000 shares were issued at closing with the remaining 600,000 shares to be issued in the future at 75,000 per quarter. The acquisition was accounted for as a purchase, under which the purchase price was allocated to the acquired assets and assumed liabilities based upon fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired amounted to $2,980,000 and is being amortized on a straight-line basis over 20 years. Subject to the Fort Myers Centers achieving certain earnings objectives within the next three years, an additional 200,000 shares of common stock may be issued to the seller. These shares have not been included in the allocated purchase price in light of the contingent nature of the arrangement. If the earnings objectives are ultimately achieved, the market value of the shares upon issuance will be recorded as additional goodwill subject to amortization over the above stated period. The accompanying consolidated financial statements include the operations of PCC from the above date of acquisition.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

   MRI-CT

     On January 9, 1996, the Company consummated the acquisition (the"Acquisition") of the business assets of MRI-CT, Inc., a New York corporation based in New York, New York (the "Seller") comprised primarily of four diagnostic imaging centers located at (i) 197 Third Avenue, New York, New York, (ii) 6511 Ft. Hamilton Parkway, Brooklyn, New York, (iii) 1401 Ocean Avenue, Brooklyn, New York and (iv) 1612 St. Peters Avenue, Bronx, New York. The Acquisition was consummated pursuant to an Asset Purchase Agreement (the "Agreement") dated as of December 21, 1995 by and among the Company and the Seller. Pursuant to the Agreement, a wholly owned subsidiary of the Company acquired substantially all of business assets of the Seller for a combination of $700,000 cash, 194,113 shares of common stock and a $375,000 note payable at prime due January 9, 2001. In accordance with its acquisition plans, the Company closed the Ft. Hamilton facility shortly after the acquisition.

   NurseCare Plus

     On January 12, 1996, the Company consummated the acquisition (the "NurseCare Acquisition") of the common stock of NurseCare Plus, Inc. ("NurseCare") a California corporation based in San Diego, California, which provides supplemental healthcare staffing services for clients including hospitals, clinics, and home health agencies in Southern California. The NurseCare Acquisition was consummated pursuant to a Stock Purchase Agreement (the "NurseCare Agreement" dated as of January 11, 1996 by and among StarMed and LouAnn Berg ("Berg"). Pursuant to the NurseCare Agreement, StarMed acquired from Berg all of the common stock of NurseCare for $2,500,000, payable in $1,250,000 cash and a $1,250,000 note payable at prime plus one percent due January 1999.

   Americare Imaging

     On April 19, 1996, the Company entered into an asset purchase agreement with Americare Imaging Centers, Inc. and MRI Associates of Tarpon Springs, Inc. ("Americare"). Pursuant to the acquisition, the Company acquired certain of the asset and liabilities of Americare for $1,500,000 cash and 228,571 shares of the Company's common stock.

   Access Imaging

     On April 30, 1996, the Company entered into an asset purchase agreement with Access Imaging Center, Inc. ("Access"). Pursuant to the acquisition, the Company acquired certain of the assets and liabilities of Access for $1,300,000 cash and 192,063 shares of the Company's common stock.

   We-Care Allied Health Services

     On June 28, 1996, the Company entered into an asset purchase agreement with We-Care Allied Health Services, Inc. Pursuant to the agreement, the Company acquired certain of the assets for $1,035,000 cash and a $510,000 note payable at prime plus 1% due July 1998.

   Pro Forma Results

     The following unaudited consolidated pro forma data reflects the results from continuing operations as if the 1995 acquisitions described above occurred at the beginning of each period presented. The pro forma data does not purport to be indicative of the results which would actually have been obtained had such transactions been completed during the periods presented or which may be obtained in the future.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

                                               Year Ended         Year Ended
                                            December 31, 1994  December 31, 1995
                                            -----------------  -----------------
Net service revenues .....................     $ 49,472,000      $ 53,593,000
Income (loss) from continuing operations
 before extraordinary items ..............         (651,000)        3,928,000
Net income (loss) ........................       (1,553,000)        1,475,000
Net income (loss) per common share .......     $      (0.19)     $       0.16

     The following unaudited consolidated pro forma data reflects the results from continuing operations as if the 1996 acquisitions described above occurred at the beginning of the period presented. The pro forma data does not purport to be indicative of the results which would actually have been obtained had such transactions been completed during the periods presented or which may be obtained in the future.

                                            Six Months ended   Six Months Ended
                                             June 30, 1995      June 30, 1996
                                            ----------------   ----------------
Net service revenues ......................   $35,417,000        $42,070,000
Income (loss) from continuing operations
 before extraordinary items ...............     2,677,000          3,297,000
Net Income (loss) .........................       889,000          3,297,000
Net income (loss) per common share ........   $      0.11        $      0.35

Acquisitions Subsequent to June 30, 1996 (unaudited)

   Centereach

     On July 8, 1996, the Company acquired the assets of Centereach, a New York imaging center, for cash of $3,100,000. The transaction was accounted for as a purchase transaction where the consideration was allocated to the fair values of assets acquired. The operating results of the Centereach center will be consolidated with the Company for periods following the acquisition.

   NMR of America

     On August 30, 1996, the Company consummated the acquisition of NMR of America, Inc. ("NMR"). NMR is engaged directly and through limited partnerships in the operation of 18 imaging centers. Pursuant to the acquisition agreement NMR was mergered into a wholly owned subsidiary of the Company and each issued and outstanding share of NMR common stock was converted into 0.6875 shares of the Company's common stock resulting in the issuance of 4,456,000 shares of the Company's common stock valued at $39,346,000. The transaction was accounted for as a purchase transaction where the value of the shares issued was allocated to the net assets acquired based upon their respective fair values. The operating results of NMR will be consolidated with the Company for periods following the acquisition.

Note 3--Mergers

     On August 3, 1994, the Company acquired, directly and indirectly, full ownership of StarMed, a Delaware limited partnership based in Tampa, Florida. The transaction was consummated pursuant to a Partnership Interest Purchase Agreement dated as of July 28, 1994 by and among the Company, StarMed and the owners of partnership interests in StarMed. Pursuant to the Agreement, the Company's wholly-owned subsidiary, MRI-StarMed Inc. and MRI, acquired all of the partnership interest of StarMed from the sellers, in exchange for an aggregate of 2,500,000 restricted shares of the Company's common stock. At the time of acquisition, the Company and StarMed were under common control through stock and partnership interest ownership, respectively, and, as a result, the acquisition was accounted for as a transfer between entities under common control since the date common control existed. Under this method of accounting, when the entities are under common control, the assets, liabilities and operations are combined at historical cost in a manner similar to that in pooling-of-interests accounting. Consequently, the consolidated

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

financial statements of the Company included herein have been restated for all periods prior to the effective date of the merger to combine StarMed. In addition, the per share data and weighted average number of common shares outstanding have been restated to reflect the additional shares outstanding for all periods presented. There were no adjustments necessary to conform accounting policies of the two companies. See Note 16--Segment Information--for further discussion of identifiable business segments.

     On February 24, 1995, the Company consummated a merger (the "Merger") with Maternity Resources, Inc. ("Maternity Resources"), a Delaware corporation engaged in the wholesale, manufacture and retail sale of maternity apparel. The Merger was consummated pursuant to a Stock Purchase Agreement (the "Agreement") dated as of February 24, 1995 by and among the Company, Maternity Resources and the other parties named therein (the "Sellers"). Maternity Resources was formed to acquire Maternity Retail Partners, L.P. and Kik Kin, L.P.. Pursuant to the Agreement, the Company acquired (i) 100% of the issued and outstanding common stock of Maternity Resources from the Sellers in exchange for an aggregate of 480,000 shares of the Company's Common Stock, par value $0.01 and (ii) 100% of the issued and outstanding shares of Series B and Series C Preferred Stock of Maternity Resources from the holders thereof in exchange for shares of the Company's Series A Preferred Stock and Series B Preferred Stock. At the time of the Merger, the Company and Maternity Resources were under common control through stock ownership and, as a result, the Merger was accounted for as a transfer between entities under common control. Under this method of accounting, when entities are under common control, the assets, liabilities and operations are combined at historical cost in a manner similar to that in pooling-of-interests accounting. Consequently, the financial information of the Company included herein has been restated for all periods prior to the effective date of the merger to combine Maternity Resources. The per share data and weighted average number of common shares outstanding have also been restated to reflect the additional shares outstanding for all periods. In November 1995, the Company sold its Maternity Resources subsidiaries and consequently transferred all of Maternity Resources liabilities to unaffiliated third parties. The Company has no material contingent liabilities remaining with respect to Maternity Resources. Since the Maternity operations have been sold, Maternity Resources has been reported as a discontinued operation. The initial purchase price of $4,075,912 (the aggregate recorded fair value of the Common Stock and the Preferred Stock issued by the Company in connection with the Merger) exceeded the book value of net assets acquired of $1,120,415 by $2,955,497. This amount could be considered a distribution to shareholders. On December 27, 1995, preferred shares, which were included as part of the $4,075,912, having a potential redemption value of $2,392,000 were redeemed by the Company for an agreed upon aggregate amount of $24. The net amount paid in excess of the net assets acquired after the redemption amounted to $563,520.

     The following table reflects the operating results of Medical Resources and StarMed for the periods preceding the merger. For simplicity, results through the fiscal quarter in 1994 closest to the StarMed merger, June 30, are reflected. Since Maternity was acquired and disposed of during 1995, no amounts related to Maternity are included in the table below.

                                              Year Ended        Six Months Ended
                                           December 31, 1993      June 30, 1994
                                           -----------------    ----------------
                                                                   (Unaudited)
Net service revenues:
  MRI ...................................     $ 26,933,844      $ 14,403,663
  StarMed ...............................       18,307,687         7,944,172
                                              ------------      ------------
                                              $ 45,241,531      $ 22,347,835
                                              ============      ============
Income (Loss) From Continuing
  Operations Before Extraordinary Item:
  MRI ...................................     $   (129,771)     $ (2,686,106)
  StarMed ...............................       (1,925,302)          760,437
                                              ------------      ------------
                                              $ (2,055,073)     $ (1,925,669)
                                              ============      ============

                            MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

     Extraordinary items of $762,000 in 1994 related to StarMed and of $18,000 in 1993 related to MRI. There were no material intercompany transactions during the periods presented.

Note 4--Accounts Receivable

     Accounts receivable is comprised of the following:

                                                    December 31,
                                            ----------------------------
                                                1994            1995       June 30, 1996
                                            ------------    ------------   -------------
                                                                             (Unaudited)
Accounts receivable .....................   $ 13,088,097    $ 19,669,154    $ 27,421,356
Less: Allowance for doubtful accounts
  and contractual allowances ............     (2,881,427)     (5,831,517)     (8,776,008)
                                            ------------    ------------    ------------
                                            $ 10,206,670    $ 13,837,637    $ 18,645,348
                                            ============    ============    ============

     The only significant financial instrument is accounts receivable, which is concentrated among third-party medical reimbursement organizations, principally insurance companies. Approximately 17.9% and 21.8% of the Company's 1994 and 1995, respectively (20.1% and 21.9% of the Company's unaudited six months ended June 30, 1995 and 1996, respectively) imaging revenue was derived from the delivery of services of which the timing of payment is substantially contingent upon the timing of the settlement of pending litigation involving the recipient of services and third parties (Letter of Protection or LOP type accounts receivable). At December 31, 1994 and 1995, approximately 38% and 36%, respectively, and 37% (unaudited) at June 30, 1996, of gross receivables represent amounts due from such patients. By its nature, the realization of a substantial portion of these receivables is expected to extend beyond one year from the date the service was rendered. The Company's accounts receivable balance as of December 31, 1995 includes amounts totaling $3,354,000 ($2,097,000 at December 31, 1994 and approximately $6,178,000, unaudited, at June 30, 1996) which represent accounts outstanding in excess of twelve months. The Company anticipates that a material amount of its accounts receivable will be outstanding for periods in excess of twelve months in the future. The Company considers the aging of its accounts receivable in determining the amount of the allowance for doubtful accounts. Credit losses associated with the receivables are provided for in the consolidated financial statements and have historically been within management's expectations. During 1995, the Company changed its estimate of the level of bad debts within the LOP balance to a higher overall factor, based upon continuously updated levels of internal write off experience. The effect on the consolidated financial statements of this change in estimate in 1995 was a decrease in income from continuing operations before extraordinary items of $595,000, net of income taxes of $239,000, and a decrease in net income per common share of $.08.

Note 5--Medical Diagnostic and Office Equipment

     Medical diagnostic and office equipment is comprised of the following:

                                                    December 31,
                                            ----------------------------
                                                1994            1995       June 30, 1996
                                            ------------    ------------   -------------
                                                                             (Unaudited)
Medical diagnostic equipment ............   $ 17,694,398    $ 20,184,995    $ 24,569,583
Office equipment, furniture and fixtures       2,030,713       2,421,621       2,203,454
Leasehold improvements ..................      4,923,988       6,449,980       7,006,281
                                            ------------    ------------    ------------
                                              24,649,099      29,056,596      33,779,318
Less: Accumulated depreciation and
  amortization ..........................    (12,482,924)    (17,526,437)    (19,342,557)
                                            ------------    ------------    ------------
                                            $ 12,166,175    $ 11,530,159    $ 14,436,761
                                            ============    ============    ============

                            MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 6--Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses are comprised of the following:

                                                    December 31,
                                            ----------------------------
                                                1994            1995       June 30, 1996
                                            ------------    ------------   -------------
                                                                             (Unaudited)
Trade accounts payable ..................   $  1,379,226    $  1,936,775    $  2,358,402
Accrued professional fees ...............        420,234         195,531         542,708
Accrued payroll and bonuses .............      1,005,651         975,643       1,318,765
Other accrued expenses ..................      1,687,565       1,494,977       1,351,513
                                            ------------    ------------    ------------
                                            $  4,492,676    $  4,602,926    $  5,571,388
                                            ============    ============    ============

Note 7--Investments in Joint Ventures

   Costa Mesa

     Prior to its sale on February 24, 1995, the Company utilized the equity method to account for its investment in Costa Mesa Services Group, in which it held a 32% interest.

     Summary combined financial information for Costa Mesa Services Group is as follows:

                                                          December 31,
                                                 -------------------------------
                                                    1993                 1994
                                                 -----------         -----------
Balance sheet data:
   Current assets .......................        $   507,000         $   365,280
   Noncurrent assets ....................            110,000              83,974
   Current liabilities ..................            240,000             283,225
   Noncurrent liabilities ...............             84,000              32,771

Income statement data:
   Revenue ..............................        $ 1,285,000         $   764,688
   Net income (loss) ....................             (9,000)             29,896

     Cash distributions received from Costa Mesa Services Group amounted to approximately $0, $16,000 and $0 for the years ended December 31, 1993, 1994 and 1995, respectively. Operating results for Costa Mesa in 1995, prior to the sale, were insignificant. The Company realized a gain on the sale of $71,000.

   Brooklyn

     In January, 1993 the Company commenced operations of its Brooklyn, New York facility in which a wholly-owned subsidiary of the Company owned 51% of the operating joint venture through April 30, 1996 and 100% thereafter. The center has not operated profitably, but rather has generated significant losses. Through March 1994, the Company had recorded approximately $553,000 of the losses incurred relating to its 51% ownership share of the operating joint venture losses, and recorded the 49% minority interest's share of the losses as recoverable from the minority shareholders coupled with anticipated future profits of the center.

     Continued operating losses of the center during 1994 resulted in a reassessment of the recoverability of such losses not previously recognized by the Company. Based on management's assessment, it appeared unlikely that the center would achieve the level of profitability necessary to recover the losses incurred. Accordingly, commencing in April 1994, the Company began recognizing 100% of losses of the joint venture, and recognized a loss provision of approximately $532,000 in 1994 relating to the minority shareholder's share of losses.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 8--Notes Payable

     Notes payable are comprised of the following:

                                                                     December 31,
                                                              --------------------------
                                                                 1994           1995       June 30, 1996
                                                              -----------    -----------   -------------
                                                                                            (Unaudited)
Note payable requiring monthly payments beginning
 January 1995; remaining balance of $2,498,216 is due
 January 2000 (See (a) below) .............................   $ 3,776,417    $ 3,545,965    $ 3,418,485

Note payable at prime plus 1% requiring monthly payments
 of $35,714 beginning March 1996 through January 1999 .....          --             --        1,096,971

Note payable at prime plus 1% requiring monthly payments of
 $21,245 beginning August 1996 through July 1998 ..........          --             --          509,887

11.7% note payable requiring monthly payments of $16,382,
 through January 2000 .....................................       755,389        613,956        545,366

8.0% note payable requiring quarterly payments of $75,207
 through August 1995. The unpaid balance was fully due
 and payable September 1995 ...............................       427,845           --             --

8.25% note payable requiring monthly payments of $1,577
 through January 2001 .....................................          --             --           88,315

7.7% note payable requiring monthly payments of $6,750
 through August 2000 ......................................       372,405        306,070        290,786

9.5% note payable requiring monthly payments of $8,397
 through September 1998 ...................................       328,845        249,445        210,140

9.5% note payable requiring monthly payments of $6,145
 through September 1998 ...................................       282,644        205,518        177,864

3% note payable requiring monthly payments of $6,389
 through June 1997 ........................................       184,811        115,933         91,388

13.3% note payable requiring monthly payments of $7,400
 through November 1996 ....................................       155,459         72,512         33,229

17.0% note payable requiring monthly payments of $5,250
 plus interest through March 1995 .........................        15,750           --             --

9.9% note payable requiring monthly payments of $4,875
 through November 1998 ....................................          --             --          125,329

Notes payable--others (b) .................................       226,152        297,459        117,248
                                                              -----------    -----------    -----------
                                                                6,525,717      5,406,858      6,705,008
Less: Current portion .....................................    (1,187,711)      (957,884)    (1,835,322)
                                                              -----------    -----------    -----------
                                                              $ 5,338,006    $ 4,448,974    $ 4,869,686
                                                              ===========    ===========    ===========

     a. Effective January 31, 1994, prior to the merger described in Note 3, StarMed and the creditor renegotiated the note payable. Under the revised terms, the creditor forgave approximately $2,500,000 of principal and accrued interest and received a 16% ownership interest in the predecessor entity, which was ultimately exchanged for the common stock of the Company pursuant to the merger. The levels of undiscounted future cash payments under the renegotiated terms resulted in the recognition of a gain of $761,683, treated as extraordinary for reporting purposes in

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

1994. At the time of the restructuring, the note balance was adjusted to the amount of the projected undiscounted future cash payments based upon the prevailing interest rate and, accordingly, no interest expense has been recorded subsequent to the effective date of the renegotiation other than the amounts attributed to a change in the variable rate.

     b. The notes payable--other relates primarily to loans for medical diagnostic and office equipment which are payable in monthly installments, mature at various dates through 2000 and bear interest at rates ranging from 7% to 14%. Substantially all of the loans are secured by the related equipment with a net carrying amount of $1,133,574 at December 31, 1995.

     c. Maturities of notes payable over the next five years (from December 31, 1995) are as follows:

                    1996 ............................        $  957,884
                    1997 ............................           733,598
                    1998 ............................           619,401
                    1999 ............................           500,696
                    2000 ............................           303,080
                    Thereafter ......................         2,292,199
                                                             ----------
                                                             $5,406,858
                                                             ==========

Note 9--Convertible Subordinated Debentures and Line of Credit

     On May 30, 1995 the Company issued $4,350,000 of 11% Convertible Subordinated Debentures due 2000 (the "Debentures"). The Debentures are convertible into common stock of the Company at any time by the holder at a conversion price of $4.00 per share. The Debentures automatically convert to common stock at $4.00 per share when, after June 1, 1997, the market price of the stock exceeds $6.00 per share for any 15 consecutive day period. Interest is payable on May 31 and November 30 in each year. Related debt issuance costs of $248,000 are included as a deferred charge in other assets and are being amortized over five years. During the six month period ended June 30, 1996, $2,430,000 of the Debentures were converted into 607,500 shares of the Company's common stock. No conversions were made prior to December 31, 1995.

     On February 7, 1996, the Company issued at par $6,533,000 10.5% Convertible Subordinated Debentures due 2001 (the "1996 Debentures"). The 1996 Debentures are convertible into common stock of the Company at a conversion price of $6.00 per share. The debt issuance costs are being amortized over five years. Interest is payable on February 1 and August 1 in each year. As of June 30, 1996, $1,193,000 of the 1996 Debentures were converted into 198,833 shares of the Company's common stock.

     On August 3, 1995 the Company obtained a $2,000,000 secured line of credit from First Union National Bank. The financing arrangement, which has a two-year term and bears interest at one percent (1%) over the bank's prime rate, will be used to finance the continued expansion of the Company's business. Availability is based on eligible accounts receivable balances. The line of credit was unused at December 31, 1995. Also, the Company is required to maintain certain financial ratios and the line is secured by eligible accounts receivable. As of June 30, 1996, $325,000 of the line was used.

     In May 1996, the Company obtained two lines of credit from a third party financing corporation. The lines of credit are comprised of an $8,000,000 revolving line of credit and a $7,000,000 capital lease line of credit both of which have two year terms. The revolving line of credit bears interest at prime plus 1.5% and the capital lease line bears interest at the 30 day T-bill rate plus 398 points. As of June 30, 1996, $4,000,000 of the revolving line of credit was used. The capital lease line was unused at June 30, 1996.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 10--Stockholders' Equity

   Stock Options

     The Company currently has two stock option plans in effect for certain of its employees and directors. The options granted are either vested immediately or ratably over a three-year period from the date of grant.

     Information on stock options granted is shown in the following table:


                                           Options        Options        Price
                                         Outstanding    Exercisable      Range
                                         -----------    -----------     -------
Balances at December 31, 1993 ......       122,625        106,750         $4-$5
Granted ............................       271,000           --               4
Became Exercisable .................          --           15,875            --
                                           -------        -------       -------
Balances at December 31, 1994 ......       393,625        122,625             4
Granted ............................       472,500           --          4-6.63
Cancelled ..........................       (63,584)       (26,333)           --
Became Exercisable .................          --          217,833            --
Exercised ..........................       (12,916)       (12,916)           --
                                           -------        -------       --------
Balances at December 31, 1995 ......       789,625        301,209       $4-$6.63
                                           =======        =======       ========


   Stock Split

     On August 19, 1993, the shareholders authorized a three-for-two stock split of the common stock, thereby increasing the number of issued and outstanding common stock to 3,817,500. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock split.

   Warrants

     The Company issued warrants to acquire up to 170,000 shares of the Company's common stock with exercise prices ranging from $5.25 to $7.50 per share. The warrants expire in 1997.

   Matters Pertaining to Maternity

     As more fully discussed in Note 3, the acquisition of Maternity was accounted for in a manner similar to that in a pooling of interests. This accounting resulted in certain adjustments directly to stockholders' equity. A credit of $1,022,000 was made to paid-in-capital related to the forgiveness of certain debt owed by Maternity to affiliated organizations that is accounted for as a capital contribution due to the related party nature. A credit of $570,000 was made to retained deficit that represents a portion of Maternity's January 1995 losses attributable to a subsidiary. These losses were included in the Company's 1994 operations in recognition of the then full year's operating results for the specific subsidiary's year ended January 31, 1995. Accordingly, the amount duplicated in 1995 operating results is reversed. A charge of $269,000 to paid-in-capital relates to a cash redemption by Maternity of its then outstanding redeemable preferred stock, prior to the merger.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 11--Income Taxes

     The provision for income taxes consists of the following:


                                                                              Six months ended
                                    Year ended December 31,                       June 30,
                           -----------------------------------------    --------------------------
                              1993           1994           1995           1995           1996
                           -----------    -----------    -----------    -----------    -----------
                                                                        (Unaudited)    (Unaudited)
Current
 Federal ...............   $         0    $   575,000    $ 3,051,000    $ 1,215,000    $ 3,472,000
 State .................        65,000        150,000        769,000        316,000        512,000
                           -----------    -----------    -----------    -----------    -----------
                                65,000        725,000      3,820,000      1,531,000      3,984,000
Deferred
 Federal ...............   $         0    $  (244,000)   $(1,789,000)   $  (724,000)   $(2,485,000)
 State .................             0              0       (372,000)          --         (400,000)
                           -----------    -----------    -----------    -----------    -----------
                                     0       (244,000)    (2,161,000)      (724,000)    (2,885,000)
                           -----------    -----------    -----------    -----------    -----------
Total Income Tax Expense   $    65,000    $   481,000    $ 1,659,000    $   807,000    $ 1,099,000
                           ===========    ===========    ===========    ===========    ===========


     A reconciliation of the federal statutory rate to the effective tax rate follows:


                                                                        Six months ended
                                       Year ended December 31,              June 30,
                                      -------------------------    -------------------------
                                        1993     1994     1995       1995            1996
                                        ----     ----     ----       ----            ----
                                                                   (Unaudited)   (Unaudited)
Taxes at federal statutory rate ...    (35.0%)  (34.0%)   34.0%       34%            34.0%
Effect of Partnership status and
 amounts taxed to parties other
 than the Company .................    (68.5%)   (1.5%)    2.0%         --             --
State and local income taxes ......     98.8%     6.0%     4.5%        6.0%           5.5%
Utilization of loss carryforwards .    (27.1%)  (31.4%)     --          --             --
Reversal of federal benefit due to
 loss carryforwards ...............     35.0%      --       --          --             --
Meals and entertainment ...........       --     19.5%     3.6%        5.0%           1.2%
Increase (decrease) in valuation
 allowance ........................       --     93.2%   (26.2%)     (30.6%)        (13.2%)
Nondeductible losses of pooled
 subsidiaries and other ...........       --     27.0%    10.7%       36.9%            --
                                       -----    -----    -----       -----          -----
Total .............................      3.2%    78.8%    28.6%       51.3%          27.5%
                                       =====    =====    =====       =====          =====


     The provision for state income taxes for 1994 includes certain adjustments related to payments of prior year state income taxes. Based on the results of operations for 1993, a provision for federal income taxes was not necessary. The provision for income taxes in 1993 of $65,000 represents state income taxes resulting from separate company state tax filing requirements and includes certain adjustments related to payments of prior year state income taxes.

     The utilization of loss carryforwards has been recorded as an extraordinary item in the Consolidated Statement of Operations for the year ended December 31, 1993. All operating loss carryforwards have been used at December 31, 1994.

     Discontinued operations in 1995 is net of a benefit for federal income taxes of $750,000 and a benefit for state income taxes of $218,000. These tax benefits are allocated $312,000 to loss from operations of discontinued business and $656,000 to loss on sale of discontinued business. In periods before the merger, described in Note 3, the discontinued business operated under the form of partnerships and, accordingly, no taxes are provided.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

     Deferred tax assets (liabilities) are comprised of the following:

                                              December 31, 1994              December 31, 1995                June 30, 1996
                                          --------------------------    --------------------------    ---------------------------
                                            Federal         State         Federal         State         Federal           State
                                          -----------    -----------    -----------    -----------    -----------    -----------
                                                                                                      (Unaudited)     (Unaudited)
Deferred tax assets:
 Obligations under capital leases .....   $    70,000    $    20,000    $   130,000    $    23,000    $   135,000    $    21,000
Accounts receivable, principally due to
 allowance for doubtful accounts ......       864,000        251,000      1,593,000        278,000      2,077,000        325,000
Intangible assets, principally due to
 write-down ...........................       532,000        155,000        463,000         81,000        434,000         68,000
Capital loss carryforward .............          --             --           64,000         10,000         65,000         11,000
Diagnostic equipment, due to
 depreciation .........................          --             --           44,000          8,000           --             --
Alternative minimum tax credit ........       240,000           --             --             --             --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Total gross deferred tax assets .......     1,706,000        426,000      2,294,000        400,000      2,711,000        425,000
Less: Valuation Allowance .............    (1,310,000)      (398,000)      (185,000)       (15,000)      (139,000)       (11,000)
                                          -----------    -----------    -----------    -----------    -----------    -----------
Net deferred tax assets ...............       396,000         28,000      2,109,000        385,000      2,572,000        414,000
Deferred tax liabilities:
 Deferred rent ........................      (152,000)       (28,000)       (76,000)       (13,000)       (59,000)       (10,000)
 Diagnostic equipment dues to
  depreciation ........................          --             --             --             --          (28,000)        (4,000)
                                          -----------    -----------    -----------    -----------    -----------    -----------
Total gross deferred tax liabilities ..      (152,000)       (28,000)       (76,000)       (13,000)       (87,000)       (14,000)
                                          -----------    -----------    -----------    -----------    -----------    -----------
Net deferred tax assets ...............   $   244,000    $      --      $ 2,033,000    $   372,000    $ 2,485,000    $   400,000
                                          ===========    ===========    ===========    ===========    ===========    ===========

Note 12--Related Party Transactions

     The Company pays a financial advisory fee to an affiliate of the Company's controlling stockholder. The advisory fees amounted to $225,000 in each of the years ended December 31, 1993, 1994 and 1995 and $113,000 and $113,000 for the unaudited six months ended June 30, 1995 and 1996 respectively. Such fees also include fees for financial advisory services provided to subsidiaries and former subsidiaries of MRI.

     North Bronx Resources, Inc., a subsidiary of the Company and the General Partner of North Bronx Services Group, L.P., has entered into a noncancelable operating lease for the rental of space from an affiliate, Inter-County Resources, Inc. The lease provides for scheduled increases in base rent at varying intervals during the lease term and adjustments to the base rent based on increases in the consumer price index. Under the terms of the agreement, the General Partner of North Bronx Services Group, L.P. is responsible for the lease payments in the event of default by the Partnership. Rental expense for the Partnership was approximately $366,000, $418,000 and $306,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $183,000 and $148,000 for the unaudited six months ended June 30, 1995 and 1996 respectively.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 13--Supplementary Cash Flow Information

                                                                                             Six months ended
                                                      Year Ended December 31,                    June 30,
                                              ---------------------------------------   -------------------------
                                                 1993          1994          1995          1995          1996
                                              -----------   -----------   -----------   -----------   -----------
                                                                                        (Unaudited)   (Unaudited)
Interest paid .............................   $ 2,311,000   $ 1,695,000   $ 1,894,000   $   930,000   $   813,000
Income taxes paid .........................       135,000       159,000     1,982,000     1,477,000     1,387,000
Noncash investing and financing activities:
 Equipment financing ......................    10,151,000       892,000     1,159,000       196,000       130,000
 Purchase of minority interest in
  limited partnership .....................          --            --          45,000          --            --
 Acquisition funding ......................       468,000          --       3,443,000     3,443,000     6,175,000
 Reclassification of debt to equity .......          --         469,000     1,022,000          --            --
 Refinancing of assets under capital lease           --       1,079,000          --            --            --

Note 14--Commitments and Contingencies:

   Leases

     The Company leases its corporate offices and certain centers for periods generally ranging from three to seven years with renewal options for additional periods. The leases generally require the Company to pay utilities, taxes, insurance and other costs. Rental expenses incurred under such leases were approximately $2,145,000, $2,296,000, and $2,238,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $1,090,000 and $1,307,000 for the unaudited six months ended June 30, 1995 and 1996, respectively. In addition, StarMed leases housing for its temporary employees under operating leases with terms of one to three months. Total rent expense for housing amounted to approximately $1,957,000, $1,787,000, and $1,757,000 for the three years ended December 31, 1993, 1994 and 1995, respectively and $1,023,000 and $1,030,000 for the unaudited six months ended June 30, 1995 and 1996, respectively.

     The Company has entered into noncancelable lease agreements for certain medical diagnostic equipment and furniture and fixtures, and has capitalized the assets relating to these leases. In most cases, the leases are secured by the related equipment. Certain leases include renewal options for additional periods. Additionally, at certain imaging centers, the Company is liable for additional rent payments based upon predetermined annual activity levels where the medical diagnostic equipment is located. These additional rent payments amounted to approximately $79,000, $83,000, and $111,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $0 for the unaudited six months ended June 30, 1996.

     The following is a summary of assets under capital leases:


                                                  December 31,            June 30, 1996
                                          ----------------------------    -------------
                                              1994            1995         (Unaudited)
                                          ------------    ------------
Medical diagnostic and office equipment   $ 18,711,545    $ 15,819,882    $ 19,954,191
Less: Accumulated depreciation ........     (8,645,044)     (7,745,386)    (10,037,758)
                                          ------------    ------------    ------------
                                          $ 10,066,501    $  8,074,496    $  9,916,433
                                          ============    ============    ============


     Amortization expense for assets under capital leases was approximately $3,075,000, $3,389,000, and $2,045,000 for the years ended December 31, 1993,
1994, and 1995, respectively and $1,160,000 and $1,654,000 for the six months ended June 30 1995 and 1996, respectively.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

     Future minimum payments under leases as of December 31, 1995 are as follows:

                                                    Capital          Operating
                                                     Leases            Leases
                                                  ------------      ------------
1996 ........................................     $  4,236,205      $  1,477,000
1997 ........................................        3,198,482         1,110,754
1998 ........................................        2,568,103         1,100,218
1999 ........................................        1,816,166           950,752
2000 ........................................          555,959           781,768
Thereafter ..................................             --           1,086,978
                                                  ------------      ------------
Total minimum lease payments ................       12,374,915      $  6,507,470
                                                                    ============
Less: amount representing interest ..........       (2,422,613)
                                                  ------------
Present value of net minimum capital
  lease payments (including $3,244,652
  classified as current portion of
  obligations under capital leases) .........     $  9,952,302
                                                  ============

   Litigation

     In September 1992, an individual brought an action in the Supreme Court of the State of New York, County of Bronx, against a number of physicians, a hospital and North Bronx Resources, Inc., a wholly-owned subsidiary of the Company ("North Bronx"), for damages in an unspecified amount resulting from an alleged failure to diagnose a brain tumor at the time imaging services were performed for the plaintiff. The complaint alleges that North Bronx was negligent in its rendering of medical care and treatment to the plaintiff. In December 1992, North Bronx answered, denying the substantive allegations of the complaint, raising an affirmative defense that the plaintiff's action does not state a claim against North Bronx for which relief can be granted, and cross claimed against the other defendants in the action. The parties are engaged in discovery. Pursuant to the terms of a management agreement with North Bronx, one of the other defendants in the action, the interpreting physician, who is responsible for the medical aspect of the center's operation, is required to and does carry malpractice insurance. Management believes that it will ultimately prevail in this matter and has made no provision other than for costs of defense.

   Government Regulation

     The health care industry is highly regulated at the federal, state and local levels. Current discussions within the Federal government regarding national health care reform are emphasizing containment of health care costs as well as expansion of the number of eligible parties. The implementation of this reform could have a material effect on the financial results of the Company by limiting reimbursement levels, requiring the company to obtain certificates of need in order to expand, limiting the types of contracts which may be entered into with physicians who refer patients, increasing the limitations on referrals by physicians to facilities in which they have an investment or a compensation arrangement and other means.

   Liability and Malpractice Insurance

     The nature of the services provided by the Company exposes the Company to greater risks of liability than are posed by other non-medical affiliated businesses. The Company maintains public liability and medical malpractice insurance in amounts which it deems adequate to protect against this potential risk. There can be no assurance that the amount of such insurance will be adequate to cover all potential liabilities.

                             MEDICAL RESOURCES, INC.

           (All data as of and for the six months ended June 30, 1996 and 1995 is unaudited)

Note 16--Segment Information

     The Company operates in two industry segments--diagnostic imaging services and temporary staffing services. Operations in the diagnostic imaging services segment involves operating and managing 11 free-standing imaging centers, located in three states. Operations in the temporary staffing services segment, resulting from the merger on August 3, 1994 with StarMed (See Note 3) involves providing temporary staffing of registered nurses, technicians and other medical industry personnel to acute care and sub-acute care facilities.

     The following table shows net revenues, operating income and other financial information by industry segment:


                                                                                     Six months ended
                                            Year Ended December 31,                       June 30,
                                 --------------------------------------------   ---------------------------
                                     1993            1994            1995           1995           1996
                                 ------------    ------------    ------------   ------------   ------------
                                                                                (Unaudited)     (Unaudited)
Net revenues:
 Diagnostic imaging centers ..   $ 26,933,844    $ 30,607,729    $ 35,860,798   $ 16,948,527   $ 24,268,810
 Temporary staffing services .     18,307,687      14,571,216      16,132,960      7,929,994     12,507,687
                                 ------------    ------------    ------------   ------------   ------------
  Total ......................   $ 45,241,531    $ 45,178,945    $ 51,993,758   $ 24,878,521   $ 36,776,497
                                 ============    ============    ============   ============   ============
Operating income (loss)(a)(b):
 Diagnostic imaging centers ..   $  1,648,058    $  1,168,896    $  7,193,994   $  3,145,714   $  5,111,423
 Temporary staffing services .     (1,360,609)       (133,267)        312,917        312,899        243,590
                                 ------------    ------------    ------------   ------------   ------------
  Total ......................   $    287,449    $  1,035,629    $  7,506,911   $  3,458,613   $  5,355,013
                                 ============    ============    ============   ============   ============
Depreciation and amortization:
 Diagnostic imaging centers ..   $  4,733,253    $  4,545,054    $  4,274,140   $  2,021,353   $  2,532,718
 Temporary staffing services .        486,587         299,211         293,004        143,388        207,958
                                 ------------    ------------    ------------   ------------   ------------
  Total ......................   $  5,219,840    $  4,844,265    $  4,567,144   $  2,164,741   $  2,740,676
                                 ============    ============    ============   ============   ============
Capital expenditures(c):
 Diagnostic imaging centers ..   $    418,799    $    476,648    $    771,090   $    362,482   $    793,359
 Temporary staffing services .         33,399          86,426         105,928         24,234         32,095
                                 ------------    ------------    ------------   ------------   ------------
  Total ......................   $    452,198    $    563,074    $    877,018   $    386,716   $    825,454
                                 ============    ============    ============   ============   ============

                                               December 31,
                                 --------------------------------------------                 June 30, 1996
                                     1993            1994            1995                     -------------
                                 ------------    ------------    ------------                  (unaudited)
Identifiable assets:
  Diagnostic imaging centers     $ 32,981,920    $ 28,131,474    $ 36,549,946                  $ 54,579,321
  Temporary staffing services       7,898,744       7,778,000       7,585,877                    12,235,663
                                 ------------    ------------    ------------                  ------------
    Total ....................   $ 40,880,664    $ 35,909,474    $ 44,135,823                  $ 66,814,984
                                 ============    ============    ============                  ============

----------
(a.) The charges to operations in 1994 related to the write-down of value of venture contracts and intangible assets, provision for minority interest in losses of joint venture, executive severance, write-down of medical diagnostic equipment and the gain on disposal of medical diagnostic equipment, and are attributable to the operations of the diagnostic imaging centers segment only.
(b.) The extraordinary gain on the debt restructuring in 1994 is attributable to temporary staffing services.
(c.) Equipment financed under capital leases and notes payable amounted to $1,159,000, $892,000, and $10,151,000 in 1995, 1994 and 1993, respectively.

Note 17--Fair Value of Financial Instruments

     The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                         December 31, 1995
                                                  ------------------------------
                                                   Carrying
                                                    Amount            Fair Value
                                                  -----------        -----------
Assets:
 Cash and cash equivalents ...............        $ 3,935,000        $ 3,935,000
 Accounts receivable, net ................         13,838,000         13,838,000

Liabilities:
  Notes payable ..........................        $ 5,407,000        $ 5,407,000
  Convertible debentures .................          4,350,000          4,466,000

     The carrying amounts of cash and cash equivalents, accounts receivable and notes payable are a reasonable estimate of their fair value. The fair value of the Company's convertible debentures is based upon a discounted cash flow calculation utilizing rates under which similar borrowing arrangements can be entered into.

                     NMR of America, Inc., and Subsidiaries
                        Report of Independent Accountants

The Shareholders of NMR of America, Inc.

     We have audited the accompanying consolidated balance sheets of NMR of America, Inc., and Subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based onour audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NMR of America, Inc., and Subsidiaries as of March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, inconformity with generally accepted accounting principles.


                                               COOPERS & LYBRAND L.L.P.


Parsippany, New Jersey
June 21, 1996

                     NMR of America, Inc., and Subsidiaries
                           Consolidated Balance Sheets

                                                             March 31,     March 31,      June 30,
                                                               1995          1996           1996
                                                           -----------    -----------    -----------
                                                                                         (unaudited)
Assets
Current Assets:
Cash and cash equivalents ..............................   $ 3,966,804    $ 3,782,315    $ 2,072,925
Marketable securities ..................................     1,125,643                       289,125
Short-term investments .................................       886,609        663,660      2,022,405
Due from affiliated physician associations and patient
  receivables, net .....................................     9,498,268     14,182,008     14,946,978
Other current assets ...................................       903,373      1,442,394      1,301,461
                                                           -----------    -----------    -----------
   Total current assets ................................    16,380,697     20,070,377     20,632,894
                                                           -----------    -----------    -----------
Land, buildings and equipment ..........................    31,360,133     31,832,051     32,037,838
Less, accumulated depreciation and amortization ........    19,580,504     17,381,581     18,030,369
                                                           -----------    -----------    -----------
                                                            11,779,629     14,450,470     14,007,469
Long-term investments ..................................                      192,000
Cost in excess of net assets acquired ..................     4,497,974     10,804,971     10,660,167
Deferred income taxes ..................................     1,099,000        109,000
Other assets ...........................................     1,571,547      1,446,868      1,231,880
                                                           -----------    -----------    -----------
   Total assets ........................................   $35,328,847    $47,073,686    $46,532,410
                                                           ===========    ===========    ===========



Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses ...............  $  3,098,931    $ 4,276,846    $ 4,448,686
   Current installments on capital lease obligations ...       286,263        612,985        604,644
   Current installments on notes and mortgage payable ..     2,769,098      4,911,031      4,591,221
                                                          ------------    -----------    -----------
      Total current liabilities ........................     6,154,292      9,800,862      9,644,551
                                                          ------------    -----------    -----------
Deferred tax liability .................................        90,000
Convertible subordinated debt, net .....................     2,056,417      1,975,752      1,890,835
Obligations under capital leases, less
  current installments .................................       481,518      1,152,455      1,009,479
Notes and mortgage payable, less current installments ..    10,451,119     11,028,647     10,012,109
Minority interest in limited partnerships ..............     2,155,665      2,126,708      2,237,382

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.01 par value; authorized 30,000,000
   shares, 5,416,967, 6,705,146 and 6,715,143 shares
   issued and outstanding at March 31, 1995,
   March 31, 1996 and June 30, 1996, respectively ......        54,169         67,051         67,151
Additional paid-in capital .............................    11,570,401     17,027,890     17,072,790
Unrealized gains .......................................        14,208
Retained earnings ......................................     3,854,255      5,631,632      6,220,272
Less, 364,958 and 437,712 and 430,797 common
   shares in Treasury at March 31, 1995 and March 31,
   and June 30, 1996, respectively .....................    (1,463,197)    (1,737,311)    (1,712,159)
                                                          ------------    -----------    -----------
Shareholders' equity ...................................    14,029,836     20,989,262     21,648,054
                                                          ------------    -----------    -----------
   Total liabilities and shareholders' equity ..........  $ 35,328,847    $47,073,686    $46,532,410
                                                          ============    ===========    ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     NMR of America, Inc., and Subsidiaries
                        Consolidated Statements of Income

                                                             Years Ended March 31,                  Quarters Ended June 30,
                                                 --------------------------------------------    ----------------------------
                                                     1994            1995            1996            1995            1996
                                                 ------------    ------------    ------------    ------------    ------------
                                                                                                  (unaudited)     (unaudited)
Revenue, net .................................   $ 15,597,260    $ 17,987,824    $ 23,833,897    $  4,771,293    $  7,263,367
                                                 ------------    ------------    ------------    ------------    ------------
Costs and Expenses:
    Payroll and related costs ................      3,957,626       4,780,025       6,442,710       1,439,737       1,788,463
    Depreciation and amortization ............      2,545,108       2,951,400       3,093,616         653,414         796,530
    Medical supplies and other operating costs      5,186,883       6,048,762       8,834,668       1,828,170       2,776,614
    Non-recurring write-down of center
     equipment ...............................                        560,091
    Transaction costs ........................        301,140
    Other general and administrative .........        689,347         553,422         763,662         141,156         219,927
                                                 ------------    ------------    ------------    ------------    ------------
                                                   12,378,964      14,893,700      19,134,656       4,062,477       5,882,674
                                                 ------------    ------------    ------------    ------------    ------------
Operating income .............................      3,218,296       3,094,124       4,699,241         708,816       1,380,693
Interest expense .............................        824,420       1,186,811       1,677,698         372,589         447,048
Other income, net ............................       (130,694)        (24,546)       (122,805)        (82,075)        (39,810)
                                                 ------------    ------------    ------------    ------------    ------------
Income before minority interest and
 income taxes ................................      2,524,570       1,931,859       3,144,348         418,302         973,455
Minority interest in income of limited
 partnerships ................................      1,049,070         527,663         410,550          82,530         120,815
                                                 ------------    ------------    ------------    ------------    ------------
Income before income taxes ...................      1,475,500       1,404,196       2,733,798         335,772         852,640
Provision for (benefit from) income taxes ....        108,000      (1,029,716)        956,421          98,000         264,000
                                                 ------------    ------------    ------------    ------------    ------------
Net income ...................................   $  1,367,500    $  2,433,912    $  1,777,377    $    237,772    $    588,640
                                                 ============    ============    ============    ============    ============
Per Share Data:

Primary:
Net income per share .........................   $        .29    $        .49    $        .30    $        .05    $        .09
                                                 ============    ============    ============    ============    ============
Fully diluted:
Net income per share .........................   $        .29    $        .47    $        .30    $        .05    $        .09
                                                 ============    ============    ============    ============    ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     NMR of America, Inc., and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                       Years Ended March 31,               Quarters Ended June 30,
                                                            -----------------------------------------    --------------------------
                                                               1994           1995           1996           1995            1996
                                                            -----------    -----------    -----------    -----------    -----------
                                                                                                         (unaudited)    (unaudited)
Cash flows from operating activities:
    Net income ............................................ $ 1,367,500    $ 2,433,912    $ 1,777,377    $   237,772    $   588,640
                                                            -----------    -----------    -----------    -----------    -----------
    Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation and amortization ........................   2,545,108      2,951,400      3,093,616        653,414        796,530
     Minority interest in income of
      limited partnerships ................................   1,049,070        527,663        410,550         82,530        120,815
     Deferred income taxes ................................  (1,099,000)     1,016,918         80,000        199,000
     Equity in (income) loss from
      unconsolidated partnership ..........................     (53,067)        68,770        171,085         30,939
     Contractor reimbursement for lost revenues ...........                    (91,620)      (175,000)
     Loss (gain) on disposition of center assets ..........      47,021         12,084        (62,443)       (62,443)
     Non-recurring write-down of center
      equipment ...........................................                    560,091
     Proceeds from sale of marketable
      securities--trading .................................                    411,270
     Unrealized gain on marketable securities .............      (9,464)
Changes in assets and liabilities, net of acquired centers:
    Increase in amount due from affiliated physician
     associations and patient receivables, net ............  (2,196,385)      (965,897)    (3,546,074)      (332,300)      (764,970)
    Decrease (increase) in other current assets ...........     188,810       (130,104)       236,999          1,245        140,933
    Decrease (increase) in other assets ...................     159,969        (92,931)       103,147        (65,911)       172,133
    Increase (decrease) in accounts payable
     and accrued expenses .................................     531,966       (198,210)       (80,001)      (150,475)       196,992
    Decrease in other liabilities .........................    (222,079)
    Other .................................................                                    14,483
                                                            -----------    -----------    -----------    -----------    -----------
    Total adjustments .....................................   2,040,949      1,953,516      1,183,280        236,999        861,433
                                                            -----------    -----------    -----------    -----------    -----------
Net cash provided by operating activities .................   3,408,449      4,387,428      2,960,657        474,771      1,450,073
                                                            -----------    -----------    -----------    -----------    -----------

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     NMR of America, Inc., and Subsidiaries
               Consolidated Statements of Cash Flows--(Continued)



                                                            Years Ended March 31,              Quarters Ended June 30,
                                                 -----------------------------------------    --------------------------
                                                     1994           1995          1996           1995           1996
                                                 -----------    -----------    -----------    -----------    -----------
                                                                                              (unaudited)    (unaudited)
Cash flows from investing activities:
  Purchase of equipment ......................   $  (338,080)   $(1,705,020)   $(1,411,389)   $   (80,841)   $  (205,787)
  Purchase of short-term investments .........      (869,000)    (2,814,660)      (213,000)    (1,495,745)
  Purchase of marketable securities ..........    (1,201,839)    (1,111,435)      (300,000)      (300,000)      (289,125)
  Purchase of long-term investments ..........      (192,000)
  Purchase of limited partnership interests ..    (2,185,005)       (48,800)
  Acquisition of purchase option .............      (200,000)
  Acquisition of centers, net of cash acquired      (325,000)      (976,794)       371,905
  Proceeds from sale of marketable securities        600,000        205,000      1,435,438      1,030,000
  Proceeds from sale of short-term investments                                   3,070,449        183,375        329,000
  Proceeds from disposition of center assets .                        6,250
  Advance to unconsolidated partnership ......                                                    (48,000)
  Other ......................................       (11,014)       (15,350)                      (17,164)        (2,716)
                                                 -----------    -----------    -----------    -----------    -----------
Net cash (used in) provided by
  investing activities .......................    (3,660,938)    (4,515,149)       159,743        554,370     (1,664,373)
                                                 -----------    -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Repayments of debt, including
   capital lease obligations .................    (1,587,922)    (2,134,292)    (3,669,129)      (693,687)    (1,487,665)
  Distributions to limited partners ..........      (683,067)      (135,656)      (232,283)        (5,730)        (7,425)
  Proceeds from borrowings ...................     2,319,500      2,617,683        912,686
  Purchase of common stock warrants ..........       (12,000)
  Proceeds from stock issuance and
   exercise of stock options .................                       27,812         36,844
Purchases of treasury stock ..................                                    (353,007)
                                                 -----------    -----------    -----------    -----------    -----------
  Net cash provided by (used in)
   financing activities ......................        36,511        375,547     (3,304,889)      (699,417)    (1,495,090)
                                                 -----------    -----------    -----------    -----------    -----------
Net (decrease) increase in cash
  and cash equivalents .......................      (215,978)       247,826       (184,489)       329,724     (1,709,390)
  Cash and cash equivalents at April 1, ......     3,934,956      3,718,978      3,966,804      3,966,804      3,782,315
                                                 -----------    -----------    -----------    -----------    -----------
  Cash and cash equivalents at March 31,
   (or June 30) ..............................   $ 3,718,978    $ 3,966,804    $ 3,782,315    $ 4,296,528    $ 2,072,925
                                                 ===========    ===========    ===========    ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     NMR of America, Inc., and Subsidiaries
               Consolidated Statements of Cash Flows--(Continued)



                                                               Years Ended March 31,             Quarters Ended June 30,
                                                     ---------------------------------------    -------------------------
                                                        1994           1995         1996           1995          1996
                                                     -----------   -----------   -----------    -----------   -----------
                                                                                                (unaudited)   (unaudited)
Supplemental Disclosure of Cash Flow Information:
Cash (received) paid during the year for:
    Income taxes, net of refunds totaling
     $155,676 in 1994, $26,474 in 1995 and
     $46,052 in 1996 .............................   $  (131,237)  $    69,345   $   (13,320)   $     3,195   $    26,925
Interest .........................................   $   829,419   $ 1,187,160   $ 1,680,158    $   329,249   $   402,488

Supplemental Schedule of Noncash Activities:
    Capital lease obligations incurred
     for use of equipment ........................   $   591,517
    Capital lease obligations assumed in
     connection with acquisition of centers ......                               $ 1,444,779
    Notes payable obligation assumed in
     connection with acquisition of center .......   $ 1,475,000   $ 1,982,617   $ 4,690,296
    Stock issued in connection with
     acquisition of centers ......................   $   487,500   $   500,000   $ 5,224,320
    Notes payable issued in connection
     with acquisition of center ..................   $   435,000
    Note payable obligation incurred in
     connection with acquisition
     of purchase option ..........................   $   593,000
    Note payable obligation incurred in
     connection with refinancing of Bel
     Air, Maryland center debt ...................                 $ 2,493,683
    Additions to fixed assets included in accounts
     payable and accrued expenses ................                 $   214,410                                $   750,332
    Conversion of subordinated debentures
     to common stock .............................                 $   111,999   $   123,000
    Unrealized gain on marketable securities
     available-for-sale ..........................                 $    14,208                                $     3,092
    Contribution to 401(k) plan ..................                 $    10,061   $    36,098
    Note payable incurred in connection with
     financing annual insurance premium ..........                               $   278,488
    Note payable incurred in connection with
     equipment upgrade financing .................                               $    60,000
    Issuance of restricted stock over two year
     vesting period ..............................                               $    94,800


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     NMR of America, Inc., and Subsidiaries
            Consolidated Statement of Changes in Shareholders' Equity


                                Common     Common     Additional    Treasury     Treasury    Unrealized   Retained         Total
                                Stock      Stock       Paid-In       Stock        Stock         Gains     Earnings     Shareholders'
                                Shares     Amount      Capital       Shares       Amount      (Losses)    (Deficit)       Equity
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Balances at March 31, 1993 .. 5,107,080   $ 51,071   $ 10,449,047   (377,326)  $ (1,494,117)             $    52,843   $  9,058,844
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Purchase of warrants ........                             (12,000)                                                          (12,000)
Issuance of common stock ....              150,000          1,500    486,000                                                487,500
Net income for fiscal 1994 ..                                                                              1,367,500      1,367,500
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Balances at March 31, 1994 .. 5,257,080     52,571     10,923,047   (377,326)    (1,494,117)               1,420,343     10,901,844
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Issuance of common stock ....   135,000      1,350        528,650                                                           530,000
Conversion of subordinated
 debentures to common stock .    24,887        248        111,751                                                           111,999
Exercise of employee
 stock options ..............                               2,187     10,250         25,625                                  27,812
401(k) plan contributions ...                               4,766      2,118          5,295                                  10,061
Unrealized gain on securities
 held for sale ..............                                                                  $14,208                       14,208
Net income for fiscal 1995 ..                                                                              2,433,912      2,433,912
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Balances at March 31, 1995 .. 5,416,967     54,169     11,570,401   (364,958)    (1,463,197)    14,208     3,854,255     14,029,836
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Purchase of common stock ....                                        (99,650)      (353,007)                               (353,007)
Issuance of common stock .... 1,260,848     12,609      5,319,120                                                         5,331,729
Conversion of subordinated
 debentures to common stock .    27,328        273        122,727                                                           123,000
Exercise of employee
 stock options ..............                               5,906     12,375         30,938                                  36,844
401(k) plan contributions ...                               9,736     14,521         47,955                                  57,691
Unrealized gain on securities
 held for sale ..............                                                                  (14,208)                     (14,208)
Net income for fiscal 1996 ..                                                                              1,777,377      1,777,377
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Balances at March 31, 1996 .. 6,705,143     67,051     17,027,890   (437,712)    (1,737,311)               5,631,632     20,989,262
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Conversion of subordinated
 debentures to common
 stock (unaudited) ..........    10,000        100         44,900                                                            45,000
401(k) plan contributions
 (unaudited) ................                                          6,915         25,152                                  25,152
Net income for quarter ended
 June 30, 1996 (unaudited) ..                                                                                588,640        588,640
                              ---------   --------   ------------   --------   ------------    -------   -----------   ------------
Balances at June 30, 1996
 (unaudited) ................ 6,715,143   $ 67,151   $ 17,072,790   (430,797)  $ (1,712,159)             $ 6,220,272   $ 21,648,054
                              =========   ========   ============   ========   ============    =======   ===========   ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

1. The Company and its Significant Accounting Policies

     The Company--NMR of America, Inc., and Subsidiaries (the "Company") is engaged in installing and maintaining imaging systems used for diagnostic purposes in offices operated by private physicians.

     Consolidation--The accompanying consolidated financial statements include the accounts of NMR of America, Inc., its wholly-owned subsidiaries and certain limited partnerships in which the Company is a general partner. All material intercompany balances and transactions have been eliminated. As general partner, the Company is subject to all the liabilities of a general partner and as of June 30, 1996, is entitled to share in partnership profits, losses and distributable cash as follows:

                                                              Company Share of
                                                             Profits, Losses and
    Partnership                                                 Distributions
    -----------                                                --------------
    NMR Associates I (Union, New Jersey) ...................         64%
    MR Associates I (Philadelphia, Pennsylvania) ...........         98%
    MR Associates of Allentown (Allentown, Pennsylvania) ...         96%
    MR Associates of Morristown (Morristown, New Jersey) ...         94%
    MR Partners of Greenbelt (Seabrook, Maryland) ..........         87%
    MR Associates of Chicago (Chicago, Illinois) ...........         87%
    Garden State Imaging Partners (Marlton, New Jersey) ....         91%
    Harford County Imaging Partners (Bel Air, Maryland) ....         63%
    Accessible MRI (Chicago, Illinois) .....................         80%
    Golf MRI Center (Des Plaines, Illinois) ................         75%
    Diagnostic Imaging Center (Des Plaines, Illinois) ......         75%

     The Company owns a 100% interest in imaging centers located in Chicago, Elgin, Libertyville, and Oak Lawn, Illinois as well as Cape Coral, Naples, Sarasota and Titusville, Florida. The Company owns a 38% interest in an Austin, Texas limited partnership, which is accounted for using the equity method (See
Note 13). The Company is also paid a monthly management fee based on patient cash collections and/or patient volume under management agreements with certain of the partnerships.

     During the second quarter of the fiscal year ended March 31, 1993, accumulated losses, from inception, of the Company's Harford County, Maryland limited partnership fully offset the capital contributed by its limited partners. Accordingly, losses incurred in excess of such limited partnership capital have been charged, in full, to the Company as general partner. Future profits, if any, in the Harford County partnership will be allocated, in full, to the Company as general partner until such profits equal the Company's excess share of allocable losses. Thereafter, future profits and losses will be allocated in accordance with the parties respective ownership interests.

     Reclassification--Certain prior year items have been reclassified to conform to the current year presentation.

     Use of Estimates--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to contractual and other allowances, income taxes, contingencies and the useful lives of equipment. Actual results could differ from those estimates. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations.

     Cash and Cash Equivalents--For financial statement purposes, cash equivalents include short-term investments with an original maturity of ninety days or less. At March 31, 1995, March 31, 1996 and June 30, 1996, the Company had investments in money market accounts and certificates of deposit of $729,759, $1,792,251 and $333,523, respectively. Cash and cash equivalents includes $1,673,598, $571,477 and $723,270 as of March 31, 1995, March 31, 1996
and June 30, 1996, respectively, representing funds of the various partnerships.

     Marketable Securities--The Company adopted effective April 1, 1994, Statement of Financial Accounting Standards No. 115, ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115

                     NMR OF AMERICA, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

requires a more detailed disclosure of debt and equity securities held for investment, the methods to be used in determining fair value and when to record unrealized holding gains and losses in earnings or in a separate component of shareholders' equity. Debt securities for which the Company does not have the intent or the ability to hold to maturity are classified as available-for-sale along with the Company's investments in equity securities. Securities available for sale are carried at fair value with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Any realized gains and losses are determined on the specific identification method. In accordance with SFAS 115, prior year financial statements have not been restated to reflect the change in accounting method. The cumulative effect as a result of adopting SFAS 115 in fiscal 1995 was not material.

     Property and Equipment--Property and equipment are being depreciated for financial accounting purposes using the straight-line method over their respective estimated useful lives ranging from three to ten years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term, typically 10 years. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

     Organizational Costs--The Company capitalizes costs associated with the organization of the various limited partnerships and Company-owned centers. Such costs are amortized on a straight-line basis over a five-year period beginning with the commencement of operations at each location.

     Cost in Excess of Net Assets Acquired--The excess of the purchase price over the fair market value of net assets acquired is being amortized using the straight-line method over 20 years. As of March 31, 1995, March 31, 1996 and June 30, 1996 accumulated amortization amounted to $274,544, $694,783 and $839,923, respectively.

     The Company periodically reviews goodwill to assess recoverability based upon expectations of undiscounted cash flows and operating income of each consolidated entity having a material goodwill balance. An impairment would be recognized in operating results, based upon the difference between each consolidated entities' respective undiscounted cash flows and the carrying value of the related costs in excess of net assets acquired, if a permanent diminution in value were to occur.

     401(k) Plan--The Company maintains a 401(k) savings plan under which the Company matches one-half of employee contributions to purchase the Company's common stock and one-quarter of employee contributions to purchase other plan investments, up to 6% of qualified earnings and subject to Internal Revenue Service limitations. Company matching contributions for fiscal 1996 have utilized treasury stock. Plan expense amounted to $10,061 and $36,098 in fiscal 1995 and 1996, respectively.

     Earnings Per Share--Earnings per share is computed on the basis of the weighted average number of common shares outstanding and dilutive common stock equivalents. Common stock equivalents consist of stock options and warrants. For the year ended March 31, 1994, earnings per share is computed on the basis of the weighted average number of common shares outstanding during each year as the Company's common stock equivalents had an anti-dilutive effect. The shares issued by the Company in connection with the purchases of Oak Lawn Imaging Center, Golf MRI Center, Diagnostic Imaging Center, Morgan Medical Holdings, Inc. and Central Diversey MRI Center were considered outstanding from the date of acquisition.

     The Convertible Subordinated Debentures are not common stock equivalents and are not included in the calculation of primary earnings per share. The debentures were also not assumed converted for purposes of calculating fully diluted earnings per share for the year ended March 31, 1994, as such conversion would have been anti-dilutive for such year.

     The number of common shares used to compute primary and fully diluted net income per share are as follows:

                    Fiscal Years Ended March 31,        Quarters Ended June 30,
                 ---------------------------------      -----------------------
                   1994        1995        1996           1995          1996
                 ---------   ---------   ---------      ---------     ---------
Primary ........ 4,757,102   5,017,952   5,870,494      5,260,669     6,539,912
Fully Diluted .. 4,757,102   5,589,900   6,324,716      5,742,225     7,141,089

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

     New Accounting Standards--Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") is effective for the Company's year ending March 31, 1997. The Company believes that the adoption of SFAS 121 will not have a material effect on the Company's financial position or results of operations.

     Statement of Financial Accounting Standards No. 123 "Accounting and Disclosure of Stock-Based Compensation" ("SFAS 123") encourages but does not require companies to recognize stock awards based on their fair value at the date of grant. The Company currently follows, and expects to continue to follow, the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations to account for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Although the Company is permitted to continue to follow the provisions of APB 25 under SFAS 123, certain pro forma disclosure, to reflect the impact on reported earnings, will be required beginning with the Company's fiscal year ending March 31, 1997, as if the Company has accounted for its stock options in accordance with the fair value method under SFAS 123.

     Interim Financial Information--The financial information presented as of June 30, 1996, and for the quarter ended June 30, 1995 and 1996, is unaudited, but, in the opinion of management, reflects all adjustments which consist of normal accruals necessary for a fair presentation of such financial statements.

2. Due from Affiliated Physician Associations

     For consolidated centers which the Company developed, it has entered into agreements with physicians engaging in business as professional associations ("Physicians") pursuant to which the Company maintains and operates imaging systems in offices operated by the Physicians. The agreements have terms of up to six years and are renewable at the option of the Company. The Physicians' principal, Dr. David L. Bloom, is a director of the Company. Under the agreements, Physicians has agreed to be obligated to contract for radiological services at the centers and to sublease each facility. The Company is obligated to make necessary leasehold improvements, provide furniture and fixtures and perform certain administrative functions relating to the provision of technical aspects of the centers operations for which Physicians pays a quarterly fee composed of a fixed sum based on the cost of the respective imaging system installed, including the related financing costs, a charge per invoice processed and a charge based upon system usage for each Company-installed imaging system in operation. These fees, net of a contractual allowance based upon Physicians ability to pay after Physicians have fulfilled their obligations under facility subleases and radiological service contracts as set forth above, constitute the Company's revenue, net for developed sites.

     For consolidated centers which the Company has acquired, subsidiaries of the Company have entered into agreements with unaffiliated professional corporations to provide radiological services under Dr. Bloom's administration. Accordingly, revenue, net for acquired centers consists of patient billings adjusted for contractual and other allowances which have been negotiated with various third-party payers. Fees paid to radiologists at these centers are reflected as a component of medical supplies and other operating expense in the accompanying statements of income.

     Certain revenues are subject to audit and retroactive adjustment by third party payers. The Company is aware of no pending audits or proposed adjustments and no provisions for estimated retroactive adjustments have been provided.

3. Short-term Investments

     Short-term investments at March 31, 1995, March 31, 1996 and June 30, 1996 are stated at cost plus accrued interest and consist of certificates of deposit having original maturities of greater than three months but not in excess of one year.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

4. Marketable Securities

     Marketable securities classified as available-for-sale are as follows:

                                                          Gross          Fair
                                                        unrealized      market
                                           Cost           gains          value
                                        ----------     -----------    ----------
June 30, 1996
Available-For-Sale:
  U.S. Government obligations .....     $  289,125     $     --       $  289,125
                                        ==========     ===========    ==========
March 31, 1995
Available-For-Sale:
  U.S. Government obligations .....     $1,111,435     $   14,208     $1,125,643
                                        ==========     ===========    ==========

     At March 31, 1995, all investments in debt securities had maturities of less than one year.

5. Property and Equipment

     Property and equipment stated at cost are set forth below:

                                                March 31,     March 31,      June 30,
                                                  1995          1996          1996
                                              -----------   -----------   ------------
Diagnostic equipment ......................   $19,260,564   $18,328,154   $18,408,355
Diagnostic equipment under capital leases .     1,402,367     2,272,367     2,272,367
Leasehold improvements ....................     4,486,404     4,978,901     4,994,926
Leasehold improvements under capital leases       210,000       210,000
Land and buildings ........................     1,353,569     1,353,569     1,353,569
Equipment .................................     3,600,164     3,766,268     3,874,203
Equipment under capital leases ............       290,000       290,000
Furniture and fixtures ....................       616,519       632,792       634,418
Construction in progress ..................       640,546          --            --
                                              -----------   -----------   ------------
                                              $31,360,133   $31,832,051   $32,037,838
                                              ===========   ===========   ============

     Depreciation expense for the years ended March 31, 1994, 1995 and 1996 and the quarters ended June 30, 1995 and 1996 amounted to $2,197,181, $2,527,773, $2,444,896, $548,701 and $648,788, respectively.

     Accumulated amortization relating to property and equipment under capital leases at March 31, 1995, March 31, 1996 and June 30, 1996 was $510,570,
$881,674 and $989,789, respectively.

     The following is a schedule by fiscal year of the future minimum lease payments under capital leases as of March 31, 1996:

Year ending March 31,
     1997                                                          $  731,728
     1998                                                             601,886
     1999                                                             487,624
     2000                                                             176,043
     2001                                                                --
thereafter .....................................................         --
                                                                    ---------
Total minimum lease payments ...................................    1,997,281
Less: amount representing interest
  (imputed at an average rate of 7.9%)                                231,841
                                                                    ---------
Present value of minimum lease payments ........................    1,765,440
Less current installments ......................................      612,985
                                                                    ---------
Obligations under capital leases, less current installments ....   $1,152,455
                                                                    =========

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

6. Long-term Investments

     Long-term investments at March 31, 1996 are stated at cost plus accrued interest and consist of certificates of deposit maturing in April and May 1997.

7. Convertible Subordinated Debentures

     In July 1986, the Company completed a public offering of 8% Convertible Subordinated Debentures of $4,000,000 due 2001 and received $3,365,000, net of underwriting discount and other expenses. The debentures are redeemable at a declining premium after July 1988, contain a mandatory sinking fund provision calculated to retire 90% of the debentures before maturity at a rate of 10% per year commencing in July 1992, and are convertible into the Company's common stock at any time prior to maturity at $4.50 per share. As of June 30, 1996, $1,999,000 of the debentures have been converted into the Company's common stock. Under the provisions of the indenture, the Company has not been required to meet its sinking fund requirement as a result of the cumulative debenture conversions and does not expect to make a sinking fund payment until July of 1997. 8. Notes and Mortgage Payable

     Notes and mortgage payable consist of the following:

                                                 March 31,     March 31,      June 30,
                                                   1995          1996          1996
                                               -----------   -----------   -----------
Mortgage payable to bank (A) ...............   $   524,065   $   517,169   $   514,920
Allentown equipment note payable to bank (B)     1,980,952     1,561,907     1,371,428
Note payable for acquisition of limited
  partnership interests (C) ................     1,861,835     1,029,343       800,555
Oak Lawn equipment note payable to bank (D)      1,334,594     1,218,476     1,184,805
Bel Air equipment note payable (E) .........     2,705,136     2,520,116     2,470,531
Notes payable from Morgan acquisition (F) ..     3,612,007     3,240,104
Notes payable from other acquisitions (G) ..     2,455,856     2,637,360     2,488,756
Other notes payable for equipment, equipment
  upgrades and leasehold improvements (H) ..     2,357,779     2,843,300     2,532,231
                                               -----------   -----------   -----------
     Total .................................    13,220,217    15,939,678    14,603,330
Less, current installments .................     2,769,098     4,911,031     4,591,221
                                               -----------   -----------   -----------
Notes and mortgage payable less current
  installments .............................   $10,451,119   $11,028,647   $10,012,109
                                               ===========   ===========   ===========

(A) The Company has a thirty-year mortgage collateralized by the Union, New Jersey imaging center land and building. The mortgage bears interest at a variable rate, adjusted annually based on the one-year Treasury bill rate plus 2.75% (8.5% at June 30, 1996) and matures October 2019. The current monthly payments are $4,310, including interest.

(B) During the year ended March 31, 1992, the Company completed an upgrade at its Allentown, Pennsylvania center which included both new imaging equipment, related leasehold improvements and a five year prepaid equipment maintenance agreement aggregating approximately $3,200,000. The Company financed these amounts using a note payable (the "Note ") over a five year term which commenced in August 1992. The Note requires monthly installments of $38,095 plus interest and a balloon payment of $952,395 due in July 1997. The Note bears interest at a variable rate equal to the bank's prevailing prime rate plus one-half percent (8.75% at June 30, 1996), however, the Note provides an option to fix the interest rate at any time during the term. The Note is collateralized by substantially all of the assets of the MR Associates of Allentown partnership. Effective for fiscal 1994, the Note's financial covenants were modified requiring the Partnership to meet two debt coverage ratios, as defined, as of March 31 of each fiscal year through the expiration of the Note.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

(C) In March 1994, the Company financed the acquisition of limited partnership interests using a $2,240,000 three year note payable which bears interest at a rate of 8.9% and requires monthly payments of $49,830, including interest through April 1995 and $83,378, including interest per month thereafter. The note is collateralized by the imaging equipment and receivables of certain of the limited partnerships in which additional interests were acquired.

(D) In January 1994, the Company assumed a five year $1,475,000 note payable to a bank which bears interest at a variable rate equal to the bank's prevailing prime rate plus one percent (9.25% at June 30, 1996). Monthly payments, including principal and interest, for the first three years of the note are fixed at $20,000, and $45,894 thereafter. The note is collateralized by substantially all of the equipment of the Oak Lawn Imaging Center.

(E) In December 1994, the Company refinanced the imaging equipment and leasehold improvement debt of its Bel Air, Maryland center with a remaining principal balance of $2,493,683 as of the date of the refinancing. In conjunction with the refinancing, the Company also financed the cost of upgrades to its MR and nuclear medicine equipment with an aggregate cost of $238,614. The Company incurred a prepayment penalty of $15,945 in conjunction with the refinancing, which was included as a component of other expense (income), net in the accompanying statement of income for the year ended March 31, 1995. The note payable obligation, aggregating $2,748,242 of principal is payable over a seven year term due January 2001, bears interest at 11.25% and requires fixed monthly payments of $40,000, including interest, during the first 24 months and $61,465, including interest, for the remaining term. The note is collateralized by the related imaging equipment.

(F) In September 1995, in connection with the acquisition of Morgan Medical Holdings, Inc. ("Morgan") the Company assumed Morgan's existing equipment debt obligations, aggregating $4,018,574. These notes bear interest at rates ranging from 7.36% to 11.5% and require monthly payments ranging from $623 to $33,335, including interest. The notes are payable over varying terms with the last note due in September 1999. One of the notes restricts the Company's ability to pay dividends. The foregoing notes are collateralized by the respective centers' imaging equipment.

(G) In January 1995, in connection with the acquisition of Golf MRI L.P. and Diagnostic Imaging Center L.P. the Company consolidated and refinanced the centers' existing equipment debt obligations, aggregating $1,823,167, using a five year bank term note bearing interest at a variable rate equal to the bank's prevailing prime rate plus one percent (9.25% at June 30, 1996). The note requires monthly installments of $37,708, including interest, and is due on March 31, 2000. In addition, the Company assumed $34,450 of notes payable to former limited partners of Diagnostic Imaging Center which bear interest at a rate of 10%, require quarterly payments of $8,612 plus interest which were paid in December 1995, and a $125,000 two year note payable to the former general partner, which does not bear interest. The Company financed $550,000 of the cash portion of the acquisition price with a bank using a five year term note bearing interest at a variable rate equal to the bank's prevailing prime rate plus one percent (9.25% at June 30, 1996). The note requires monthly installments of $11,721, including interest, and is due on March 31, 2000. The note agreement requires the Company to meet certain financial ratios as of March 31 of each year the agreement is in effect. The foregoing bank notes are collateralized by the center's imaging equipment.

     In January 1996, in connection with the acquisition of the assets of Central Diversey MRI Center, Inc. the Company assumed a $631,784 note payable bearing interest at 10% due September 1999. The note is collateralized by cash deposits totaling $120,000 (included in other assets) and the center's diagnostic equipment and requires monthly installments of $16,894, including interest.

(H) Included in other debt obligations is $1,312,046, $2,179,139 and $1,960,467 at March 31, 1995, March 31, 1996 and June 30, 1996 respectively, of various notes payable relating to the purchase of equipment, equipment upgrades and leasehold improvements. These notes bear interest at rates ranging from 8.9% to 11.8% and require monthly payments ranging from $1,106 to $18,082, including interest. The notes are payable over varying terms of four and five years with the last note due September 2000. The notes are primarily collateralized by the related imaging equipment.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

     Included in other debt obligations is $1,045,733, $664,161 and $571,764 at March 31, 1995, March 31, 1996 and June 30, 1996, respectively, of various notes payable relating to the acquisition of the Des Plaines, Oak Lawn and Libertyville, Illinois imaging centers and a purchase option related to the general partner interest in MR Associates of Chicago. These notes bear interest at rates ranging from 7.0% to 9.0%, and have varying terms of two to five years. The payment terms are primarily monthly and range from $3,554 to $13,294, including interest.

     As of June 30, 1996, the Company has $5,890,951 outstanding obligations with certain financial institutions under agreements which include a material adverse change in financial condition or other similar subjective acceleration clauses.

     Aggregate maturities of the Company's notes and mortgage payable for fiscal years 1997 through 2001 and thereafter are as follows: 1997--$4,911,031; 1998--$4,763,865; 1999--$3,459,298; 2000--$1,684,933; 2001--$648,838; thereafter
$471,713.

9. Shareholders' Equity

  Authorized Stock

     The Board of Directors is authorized to issue, without further action by the shareholders, 500,000 shares of preferred stock, par value $.05, and to fix and alter the rights related to such stock. The Company has a Shareholders' Rights Plan (described below) which may require the issuance of Series A Preferred Stock, $.05 par value, in connection with the exercise of certain stock purchase rights. At March 31, 1996, there were no shares of preferred stock issued or outstanding.

     On October 25, 1995 the Board of Directors authorized a common stock repurchase program whereby the Company can purchase up to $1,000,000 of its outstanding common stock from time to time in the open market. The shares will be held as treasury shares for reissuance upon the exercise of employee stock options, warrants and other convertible securities. The timing of purchases and the number of shares purchased will depend upon prevailing market prices and other market conditions. As of June 30, 1996 the Company's cumulative stock purchases, net of reissuance of 46,529 shares, amounted to 430,797 shares with an aggregated cost of $1,712,159.

  Shareholders' Rights Plan

     Under the Shareholders' Rights Plan each outstanding share of the Company's common stock has attached to it one stock purchase right. These rights will continue to be represented by and trade with the Company's common stock certificates unless and until certain takeover-related events occur. Following such events, each right will become exercisable to purchase one one-hundredth of a share of Series A Preferred Stock, par value $.05, at an exercise price of $15 per one one-hundredth share subject to adjustment. In the event any person acquires beneficial ownership of 15% or more of the outstanding common shares,
(i) each right will be exercisable, for a sixty-day period following the announcement of such acquisition, to purchase the Company's common stock or common stock equivalent having a market value equal to two times the exercise price and (ii) prior to such exercise the Company's Board of Directors, may, at its option exchange outstanding rights to shares of common stock at an exchange ratio of one share for each right. The Shareholders' Rights Plan further provides that if, after the occurrence of such an acquisition, the Company is merged into any other corporation or 50% or more of the Company's assets are sold, each right will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the exercise price. The rights expire on December 23, 2002, and are subject to redemption by the Company's Board of Directors at $.01 per right at any time prior to the first date upon which they become exercisable to purchase common shares.

     Stock Options and Employee Stock Grants

     The Company maintains an Incentive Stock Option and Non-Statutory Option Plan (the "Plan") for employees of the Company. Under the Plan, established in 1986, up to 1,000,000 shares of common stock of the Company may be issued upon the exercise of options to be granted during the ten-year term of the Plan. The exercise price of options

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

granted is equal to the fair market value of the Company's common shares on the date of grant. Options with respect to 572,409 shares were outstanding at June 30, 1996, at an exercise price ranging from $2.25 to $6.38 per share for terms of five and ten years. As of June 30, 1996, options with respect to 218,475 shares were exercisable. During the quarter ended June 30, 1996, no options were exercised.

     In September 1995, the Company granted 10,000 unregistered shares of common stock to each of its two officers. The shares vest ratably on a quarterly basis over two years from the date of grant.

  Stock Purchase Warrants

     As of June 30, 1996, the Company had granted warrants to purchase its common stock with the following terms:

         Number
           of                        Exercise     Expiration
         shares                       price          date
         ------                       -----       ----------
         50,000 ....................  $7.00     September 26, 1996
         50,000 ....................  $8.00     September 26, 1996
         50,000 ....................  $3.00     August 2, 1996
         50,000 ....................  $3.50     August 2, 1996
        100,000 ....................  $8.00     February 6, 1997
          7,000 ....................  $5.00     March 30, 1997
         75,000 ....................  $3.00     November 5, 1998
         35,000 ....................  $3.00     January 20, 1999
         25,000 ....................  $3.09     February 23, 1999
        100,000 ....................  $3.92     May 18, 1999
         25,000 ....................  $5.00     September 30, 1999
        190,000 ....................  $6.38     December 18, 2001
        -------
        757,000
        -------

     In October 1994, the Company issued warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $5.00 per share to a radiology group providing services to one of its centers. These warrants have a term of five years and are exercisable from the date of grant.

     In May 1994, the Company entered into an agreement with Ehrenkrantz King Nussbaum, Inc. ("EKN") under which EKN will provide financial consulting services to the Company for a term of two years. Pursuant to this agreement, EKN received warrants to purchase 100,000 shares of the Company's common stock; 50,000 warrants with an exercise price of $3.00 per share and 50,000 warrants with an exercise price of $3.50 per share. These warrants had an initial term of two years and are exercisable from the date of grant. During May 1996, the Company extended the term of the EKN financial consulting agreement and warrants for a period of three months to August 2, 1996.

     In January 1994, the Company entered into a three year administrative services agreement with Radiology Business Management Inc. ("RBM") to provide office and clerical services to the Oak Lawn Imaging Center, pursuant to which the Company issued RBM warrants to purchase 35,000 shares of the Company's common stock at an exercise price of $3.00 per share. These warrants have a term of five years and are exercisable from the date of grant.

     In connection with the Company's fiscal 1992 stock purchase warrant redemption offer, the Company issued Strategic Growth International warrants to purchase 100,000 shares of the Company's common stock; 50,000 warrants with an exercise price of $7.00 per share and 50,000 warrants with an exercise price of $8.00 per share. These warrants have a term of five years and are exercisable from the date of grant.

     In March 1992, the Company issued warrants to purchase 7,000 shares of common stock at an exercise price of $5.00 per share in connection with the execution of a ground lease for one of its facilities. The warrants have a term of five years and are exercisable from the date of grant.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

     In February 1992, the Company entered into an agreement with Seaboard Securities, Inc. ("Seaboard") under which Seaboard will provide financial consulting services for a term of three years. Pursuant to the agreement, Seaboard received warrants to acquire 100,000 shares of the Company's common stock at $8.00 per share. The warrants have a term of five years and vest as services are provided. A member of the Company's board of directors is an officer of Seaboard.

     On December 19, 1991, the non-employee Directors of the Company were each granted warrants to purchase 20,000 shares (an aggregate of 140,000 shares) of common stock at $6.38 per share. These warrants have a term of ten years and are exercisable from date of the grant.

     On November 6, 1990, the Board of Directors granted an officer and director of the Company warrants to acquire 75,000 shares of common stock at $3.00 per share. The warrants vested over a three year period from the date of the grant and have a term of eight years. During the year ended March 31, 1992, the Company granted the same officer and director warrants to acquire 50,000 shares of the Company's common stock with an exercise price of $6.38 per share. These warrants are exercisable from date of grant and have a term of ten years.

     In May 1989, the Company issued warrants to purchase 100,000 shares of common stock at an exercise price of $3.92 per share to a non-employee director of the Company. These warrants have a term of ten years and are exercisable from the date of grant.

     In February 1989, the Company issued warrants to purchase 25,000 shares of common stock at an exercise price of $3.09 per share to a professional corporation providing legal services to the Company. These warrants have a term of ten years and are exercisable from the date of grant.

10. Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ("SFAS No. 109") "Accounting for Income Taxes," which requires an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities.

     As of March 31, 1996, the Company for Federal income tax purposes, has net operating loss carryforwards which begin to expire in the year 2000, of approximately $6,389,000, of which approximately $3,390,000 represent net operating losses of acquired companies. Under Section 382 of the Internal Revenue Code, the Company's acquired operating losses are subject to an annual utilization limitation of approximately $520,000.

     Any unutilized annual limitation may be carried forward to available future carryforward years.

     Future changes in the ownership of the Company could result in additional limitations on the utilization of its net operating loss carryovers. The state tax jurisdictions in which the Company operates do not permit the carryback of net operating losses to prior years in which taxes were paid. Such state tax net operating losses were utilized to reduce the Company's fiscal 1994, 1995 and 1996 state income tax liability. For Federal income tax purposes, the Company also has investment and alternative minimum tax credits of $386,000 and $81,000, respectively, of which approximately $74,000 represents investment tax credits of an acquired company. The Company's investment tax credits begin to expire in the year 1999 and are accounted for under the flow through method. Alternative minimum tax credits do not expire.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

     Significant components, tax effected, of the Company's deferred tax assets and (liabilities) at March 31, 1995, March 31, 1996 and June 30, 1996 are as follows (in thousands):

                                                 March 31,  March 31,   June 30,
                                                   1995       1996       1996
                                                 ---------  ---------  ---------
Deferred tax liabilities:
 Fixed assets .................................  $(1,123)   $(1,794)   $(1,780)
 Purchase option ..............................     (273)      (249)      (244)
 Cash to accrual basis ........................     --         (784)      (784)
                                                 ---------  ---------  ---------
Deferred tax liabilities ......................   (1,396)    (2,827)    (2,808)
                                                 ---------  ---------  ---------
Deferred tax assets:
 Net operating losses .........................    1,527      2,332      2,116
 Excess financial reporting partnership losses       466       --         --
 Tax credits ..................................      491        466        466
 Accrued liabilities ..........................     --           82         80
 Other ........................................       11         56         56
                                                 ---------  ---------  ---------
Deferred tax assets ...........................    2,495      2,936      2,718
Valuation allowance ...........................     --         --         --
                                                 ---------  ---------  ---------
Net deferred tax asset (liability) ............  $ 1,099    $   109    $   (90)
                                                 =========  =========  =========

     The net decrease in the Company's valuation allowance on deferred tax assets during the year ended March 31, 1995 totaled $1,304,000.

     Components of the provision for (benefit from) income taxes are as follows:

                  Fiscal Years Ended March 31,           Quarters Ended June 30,
               -------------------------------------   -------------------------
               1994           1995           1996          1995          1996
            ----------    -----------    -----------   -----------   -----------
Current:
  Federal   $   12,000    $    25,000    $    10,000   $     8,000   $    25,000
  State .       96,000         44,284         29,421        10,000        40,000
            ----------    -----------    -----------   -----------   -----------
               108,000         69,284         39,421        18,000        65,000
            ----------    -----------    -----------   -----------   -----------
Deferred:
  Federal         --       (1,142,000)       847,000        74,000       184,000
  State           --           43,000         70,000         6,000        15,000
            ----------    -----------    -----------   -----------   -----------
                  --       (1,099,000)       917,000        80,000       199,000
            ----------    -----------    -----------   -----------   -----------
            $  108,000    $(1,029,716)   $   956,421   $    98,000   $   264,000
            ==========    ===========    ===========   ===========   ===========

     A reconciliation of the Federal statutory income tax rate to the Company's effective tax rate as reported is as follows:

                                         Fiscal Years Ended      Quarters Ended
                                              March 31,             June 30,
                                      -----------------------    --------------
                                       1994     1995     1996     1995    1996
                                      ------   ------   ------   ------  ------
Expected Federal income tax rate ....  34.0%    34.0%    34.0%    34.0%   34.0%
State income taxes, net of
 Federal benefit ....................   5.4%     6.2%     3.9%     6.2%    3.9%
Net operating loss carryforwards .... (33.2%)  (32.2%)  (12.0%)
Recognition of net deferred tax asset (82.4%)
Other ...............................   1.1%     1.1%    (2.9%)    1.0%   (6.9%)
                                      ------   ------   ------   ------  ------
Effective income tax rate ...........   7.3%   (73.3%)   35.0%    29.2%   31.0%
                                      ======   ======   ======   ======  ======

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

11.  Commitments and Contingencies

     As of June 30, 1996, the Company has entered into noncancelable leases for eighteen offices that have imaging systems in current operation as well as operating leases for magnetic resonance imaging equipment installed in its Philadelphia, Pennsylvania and Seabrook, Maryland imaging centers and computed axial tomography equipment installed in the Seabrook, Maryland imaging center. Ten of the offices are subleased to affiliated Physicians. The office leases are generally for terms of five and ten years and include rent escalation clauses generally tied to the consumer price index and contain provisions for additional terms at the option of the tenant. By reason of the sublease arrangements, if the respective Physicians should be unable to pay the rental on the site, the Company would be contingently liable. As of June 30, 1996, the Company has subleased the operating sites to the Physicians for the base rental as stipulated in the original lease. For the years ended March 31, 1994, 1995 and 1996 and the quarters ended June 30, 1995 and 1996, the related sublease income has been offset by the lease rent expense.

     The following summary of non-cancelable obligations includes the sublease arrangements described above, certain equipment leases and the Company's corporate rentals. As of March 31, 1996, the aggregate future minimum lease payments and sublease rentals are as follows:

                                  Original
Year ended March 31,               Leases         Subleases          Net
--------------------             ----------      ----------      ----------
     1997                        $2,146,015      $  848,226      $1,297,789
     1998                         1,706,451         649,482       1,056,969
     1999                         1,118,892         529,929         588,963
     2000                           689,964         507,098         182,866
     2001                           459,330         322,617         136,713
     thereafter                     315,292          99,795         215,497
                                 ----------      ----------      ----------
                                 $6,435,944      $2,957,147      $3,478,797
                                 ==========      ==========      ==========

     Effective May 31, 1993, the Company terminated its leases for corporate headquarters in Morristown, New Jersey. The Company entered into a lease agreement for new executive and administrative office space under a 66 month lease which commenced on May 19, 1993. The base agreement contains two five year renewal options. Corporate rent expense for the years ended March 31, 1994, 1995 and 1996 and the quarters ended June 30, 1995 and 1996, amounted to $123,061, $114,035, $116,318, $28,089 and $30,231, respectively.

     During August, 1993, the Board of Directors authorized the Company to guarantee personal loans made by a bank to an officer of the Company for the purpose of purchasing the Company's common stock in the open market. The guarantee was provided to the bank in the form of certificates of deposit aggregating $75,000. The shares of common stock purchased by the officer are pledged to the Company as collateral for the continuing guarantee of the related loan.

     The Company is from time to time involved in litigation incidental to the conduct of its business. Management and its counsel believe that such pending litigation will not have a material adverse effect on the Company's results of operations, cash flows or financial condition.

12. Related Parties

     During the years ended March 31, 1994, 1995 and 1996 and the quarters ended June 30, 1995 and 1996, the Company, in accordance with the related partnership agreements, allocated certain corporate overhead costs to the limited partnerships which resulted in $19,982, $7,865, $7,230, $1,754 and $1,845, respectively, of such costs being attributed to the minority interests.

     As of March 31, 1996, the Company has notes receivable from two former officers of Morgan Medical Holdings, Inc. in the amounts of $315,625 and $35,366, including accrued interest thereon, which are included as a component of other current assets and other assets in the Company's March 31, 1996 balance sheet. The notes bear interest at

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

prime and are payable in eight equal semi-annual principal installments, plus interest, commencing March 15, 1996. The notes are collateralized by a pledge of the Company's common stock which is owned by the individuals, one of whom now is an employee of the Company. Subsequent to March 31, 1996, the loan for $315,625 plus interest was paid in full.

     The Company has a consulting agreement with a member of the Board of Directors. The consulting agreement has a one year term expiring on December 31, 1996, and provides compensation of $77,000 per annum.

13. Imaging Center Matters

     During the first quarter of fiscal 1996 the Company temporarily ceased operations at its Union, New Jersey facility in order to replace the center's existing magnetic resonance imaging equipment, which was installed in 1984. The new system was installed during June 1995 and became operational in early July 1995. The project was completed for an aggregate cost of approximately $910,000, which includes the cost of related leasehold improvements, diagnostic imaging equipment and related upgrades. The Company financed the equipment and related leasehold improvements in the form of a five year note payable.

     The Company's Greenbelt, Maryland magnetic resonance imaging center facility lease expired on January 31, 1995. The Company constructed a new center offering both magnetic resonance and CT imaging which opened April 1995. The Company financed the cost of equipment, totaling $918,750, using an operating lease and financed the $672,546 cost of related leasehold improvements using a term note. The Greenbelt lease required the Company to repair damage caused by the removal of equipment at that location. In lieu of performing such repairs, the Company paid $51,600 to obtain the landlord's full release from such obligations. This amount is reflected in the fiscal 1995 statement of income as a component of other income, net.

     The Company's Austin, Texas center was closed during December 1995. The center operated pursuant to a limited partnership agreement (the "Austin Partnership") which was scheduled to expire on January 31, 1996, but was extended by the governing board of the partnership for the purpose of liquidating and distributing the remaining assets of the Austin Partnership. It is anticipated that such liquidation will be completed during fiscal 1997 and will not have a material impact on the results of operations or liquidity of the Company.

     On May 15, 1996, effective January 1, 1996, the Company acquired the remaining 10% ownership interest in Oak Lawn Imaging Center which increased the Company's ownership percentage to 100%. As consideration for the acquisition, the Company issued 35,000 unregistered shares of its common stock. 14. Quarterly Consolidated Financial Information (Unaudited)

     The following is a summary of unaudited quarterly consolidated financial results for the years ended March 31: (000's omitted, except for per share amounts)

1996                                          1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
                                              -------  -------  -------  -------
Revenue, net ...............................   $4,771   $5,289   $6,754   $7,020
Operating income ...........................      771    1,068    1,378    1,544
Net income .................................      238      355      554      630
Per fully diluted common share (1):

Net income .................................      .05      .07      .09      .10

1995                                          1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
                                              -------  -------  -------  -------
Revenue, net ...............................   $4,437   $4,299   $4,376   $4,875
Operating income ...........................    1,082      920      865      227
Net income .................................      622      501      382      929
Per fully diluted common share (1):

Net income .................................      .13      .10      .08      .18

----------

(1) Quarterly income per fully diluted common share does not equal the annual amount due to changes in the common and equivalent shares outstanding.

                     NMR OF AMERICA, INC., AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

(2) The Company's fourth quarter consolidated financial results include (i) a non-recurring $560,000 adjustment to write-down the carrying value of certain fixed assets (see Note 16) and (ii) the recognition of the Company's net deferred tax asset in the amount of $1,099,000 (see Note 10).

     Quarterly results are generally effected by the timing of acquisitions, including limited partner interests, and the number of operating days in the quarter.

15.  Acquisitions

     Effective January 1, 1996, the Company completed its acquisition of substantially all of the operating assets of Central Diversey MRI Center, Inc. ("CD MRI") which operates a magnetic resonance imaging center located in Chicago, Illinois. As consideration for the acquisition, NMR paid $80,000 in cash at closing to the selling shareholders and issued 10,000 unregistered shares of NMR common stock which are subject to a two-year holding period restriction. In conjunction with the transaction, NMR acquired substantially all of CD MRI's operating assets, which consist primarily of magnetic resonance imaging equipment, related leasehold improvements, office equipment and deposits on the MRI related equipment aggregating $120,000 which are pledged as collateral therefor. In addition, NMR assumed certain trade accounts payable of Central Diversey aggregating $90,000 and MRI related equipment debt, subject to existing collateral, totaling approximately $632,000 of outstanding principal as of January 1, 1996. The acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at the fair value at the date of acquisition. The Company recorded $429,333 of excess cost over fair value of the assets which is being amortized over twenty years on a straight line basis.

     On March 13, 1995, the Company announced that its Board of Directors had approved an agreement, providing for the acquisition of Morgan Medical Holdings, Inc. ("Morgan"). A definitive merger agreement was executed on April 11, 1995. The transaction was approved by the shareholders of Morgan and the Company on September 14, 1995 and became effective September 15, 1995. Morgan provides diagnostic imaging equipment, facilities and management services to physicians through four outpatient centers located in the Florida cities of Cape Coral, Naples, Sarasota and Titusville. Pursuant to the terms of the acquisition, Morgan shareholders received 1,195,848 shares of the Company's common stock in the transaction. Under the terms of the merger agreement, the Company exercises control over the voting rights of Morgan's largest shareholder for a period of three years. The Company accounted for the transaction as a purchase and, accordingly, the acquired assets and liabilities were recorded at their fair values at the date of acquisition. In conjunction with the transaction, the Company recorded $6,356,132 of costs in excess of fair value which will be amortized over twenty years on a straight line basis.

     Effective January 1, 1995, the Company acquired, approximately 75% of the general and limited partnership interests of Diagnostic Imaging Center, L.P. ("DIC") and Golf MRI Center, L.P. ("Golf MRI") (collectively the "Centers"). These limited partnerships collectively operate a multi-modality imaging center located in Des Plaines, Illinois. As consideration for the acquisition, the Company paid $1,050,000 in cash and issued 125,000 unregistered shares of the common stock of the Company and assigned a fair value of $500,000. In conjunction with the acquisition, the Company entered into agreements with the Center's radiologist to provide radiologic and other administrative services to the Centers for three year terms. In addition, the Company consolidated and refinanced the Centers' existing debt obligations, aggregating $1,823,167. The acquisitions have been accounted for as purchases and, accordingly, the acquired assets and liabilities have been recorded at their fair value at the date of acquisition. The excess of the cost over the fair value of the net assets acquired of $2,114,693 is being amortized over twenty years on a straight line basis.

     Effective January 1, 1995, the Company acquired the operations of a magnetic resonance imaging center located in Libertyville, Illinois ("Libertyville"). As consideration for the acquisition, the Company acquired certain of the seller's assets and assumed certain liabilities. In addition, the Company agreed to pay deferred consideration of up to $300,000 which was conditioned upon the center achieving certain levels of revenue during calendar 1995 which were not attained resulting in no additional consideration being payable. The acquisition has been accounted for as a

                     NMR OF AMERICA, INC., AND SUBSIDIARIES
purchase and, accordingly, the acquired assets and liabilities have been recorded at their fair value at the date of acquisition. The excess of the cost over the fair value of the net assets acquired was not material.

     The Company's consolidated financial statements for the year ended March 31, 1996 include the results of operations of Morgan and CD MRI from the September 15, 1995 and January 1, 1996 effective dates of such transactions, respectively. The Company's consolidated financial statements for the year ended March 31, 1995, do not include the results of operations of Morgan or CD MRI and include the results of operations of Golf MRI, DIC and Libertyville ("Historical Acquisitions") from the January 1, 1995 effective date of such transactions. The following summarizes the unaudited proforma results of operations for the years ended March 31, 1996 and 1995, assuming all of the foregoing acquisitions had occurred on April 1, 1995 and 1994 (in thousands, except per share data):




                                                                       Fiscal 1996
                                                       ----------------------------------------------
                                                                       (Unaudited)
                                                                                           NMR
                                                                                        Including
                                                           NMR           Including      Historical
                                                        Including       Historical     Acquisitions,
                                                        Historical      Acquisitions    Morgan and
                                                       Acquisitions     and Morgan       CD MRI
                                                        (Unaudited)     (Unaudited)    (Unaudited)
                                                       ------------     ------------   --------------
Revenue, net ..................................          $21,844          $26,435        $27,300
Operating income ..............................            3,903            5,437          5,773
Income before income taxes ....................            2,080            3,189          3,452
Income before extraordinary item and cumulative
 effect of change in accounting principle .....            1,342            2,033          2,257
Fully diluted net income per share ............             $.21             $.31           $.35



                                                                       Fiscal 1995
                                                       ----------------------------------------------
                                                                       (Unaudited)
                                                                                           NMR
                                                                                        Including
                                                           NMR           Including      Historical
                                                        Including       Historical     Acquisitions,
                                                        Historical      Acquisitions    Morgan and
                                                       Acquisitions     and Morgan       CD MRI
                                                        (Unaudited)     (Unaudited)    (Unaudited)
                                                       ------------     ------------   --------------
Revenue, net ..................................          $20,707          $25,962          $26,550
Operating income ..............................            3,637            5,336            5,647
Income before income taxes ....................            1,673            2,934            3,086
Income before extraordinary item and cumulative
 effect of change in accounting principle .....            2,716            3,806            3,936
Fully diluted net income per share ............             $.51             $.58             $.60


------------

(1) The Company's fiscal 1995 pro forma financial results include (i) a non-recurring $560,000 adjustment to write-down the carrying value of certain fixed assets (see Note 16) and (ii) the recognition of the Company's net deferred tax asset in the amount of $1,099,000 (see Note 10).

16. Asset Write-down

     The Company's results of operations for the fourth quarter of fiscal 1995 includes a charge to expense of approximately $560,000 representing the remaining net book value of the diagnostic imaging equipment of the Company's Elgin, Illinois imaging center which are no longer believed to be recoverable from the center's future operations. The center has operated at a loss since it opened in May 1992. The impact of this charge on fiscal 1995 and fourth quarter net income, net of the related tax benefit, was approximately ($338,000) or ($.06) per share. The

                     NMR OF AMERICA, INC. AND SUBSIDIARIES

(All data as of and for the quarters ended June 30, 1995 and 1996 is unaudited)

Company intends to utilize the facility to perform certain regional administrative functions and to perform limited diagnostic imaging procedures at reduced staffing levels in the future.

17. Fair Value of Financial Instruments

     The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                             March 31, 1996
                                                      --------------------------
                                                        Carrying        Fair
                                                         Amount         Value
                                                      -----------    -----------
Assets:
   Cash and cash equivalents .....................    $ 3,782,315    $ 3,782,315
   Short-term investments ........................        663,660        663,660
   Long-term investments .........................        192,000        192,000
   Due from affiliated physician associations
    and patient receivables, net .................     14,182,008     14,182,008

Liabilities:
   Notes payable .................................     15,939,678     15,977,899
   Capital lease obligations .....................      1,765,440      1,765,541
   Convertible debentures ........................      1,975,752      1,849,578

     The carrying amounts of cash and cash equivalents, short-term investments, long-term investments and due from affiliated physician associations and patient receivables, net are a reasonable estimate of their fair value. The fair value of the Company's notes payable, capital lease obligations and convertible debentures are based upon a discounted cash flow calculation utilizing rates under which similar borrowing arrangements can be entered into.

18. Subsequent Event

     On May 7, 1996, the Company announced that it was in negotiations regarding a possible business combination with Medical Resources, Inc. ("Medical Resources"). A definitive merger agreement was executed on May 20, 1996 which is the subject to the merger conditions set forth below. Medical Resources provides diagnostic imaging equipment, facilities and management services to physicians through nineteen outpatient centers located in New York, New Jersey and Florida. Pursuant to the terms of the acquisition, 0.6875 shares of Medical Resources common stock would be issued for each outstanding share of NMR. The merger is subject to certain conditions including shareholder and regulatory approval and certain third party consents. Senior management of the combined company would be composed of the current executives of Medical Resources with NMR's current executive officers, Joseph G. Dasti and John P. O'Malley III serving as consultants to the combined company. The closing of the merger is anticipated to occur in the third quarter of fiscal 1997, although there can be no assurance that the transactions will be completed as contemplated or that it will occur when anticipated.

     In June 1996, the Company entered into a line of credit agreement with a lender for an amount up to $4,000,000. Borrowing under the line of credit will bear interest at a rate of one and one-half percent over the lender's prime rate and will be collateralized by the Company's receivables.

                         ART WORK OF IMAGING EQUIPMENT

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made herein shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained herein is correct as of any time subsequent to its date.

                                   ----------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary .......................................................   3
Risk Factors .............................................................   6
Recent Developments ......................................................  11
Use of Proceeds ..........................................................  12
Price Range of Common Stock and
 Dividend Policy .........................................................  13
Capitalization ...........................................................  14
Unaudited Pro Forma Combined
 Financial Statements ....................................................  15
Selected Consolidated Financial Data .....................................  19
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations ..............................................................  20
Business .................................................................  27
Management ...............................................................  38
Principal Stockholders ...................................................  40
Description of Capital Stock .............................................  41
Underwriting .............................................................  43
Legal Matters ............................................................  44
Experts ..................................................................  44
Available Information ....................................................  45
Incorporation of Certain Documents
 by Reference ............................................................  46
Index to Financial Statements ............................................ F-1

================================================================================


================================================================================

                                     [LOGO]

                                   ----------

                                3,200,000 Shares
                                  Common Stock

                                   PROSPECTUS

                                October 25, 1996

                                   ----------

                             Dillon, Read & Co. Inc.

                                Smith Barney Inc.

================================================================================